EXHIBIT 4.1

AMENDMENT NO. 1 TO LOAN, SECURITY AND GUARANTY AGREEMENT

This AMENDMENT NO. 1 TO LOAN, SECURITY AND GUARANTY AGREEMENT (this “Amendment”), dated as of July 1, 2022, is entered into by HELIX ENERGY SOLUTIONS GROUP, INC., a Minnesota corporation (“Helix”), HELIX WELL OPS INC., a Texas corporation (“Well Ops”), HELIX ROBOTICS SOLUTIONS, INC., a Texas corporation (“Robotics”), DEEPWATER ABANDONMENT ALTERNATIVES, INC., a Texas corporation (“Deepwater”, and together with Helix, Well Ops, and Robotics, each an “Initial U.S. Borrower” and collectively, “Initial U.S. Borrowers”), HELIX WELL OPS (U.K.) LIMITED, a company incorporated in Scotland with company number SC231293 and having its registered office address at 13 Queen’s Road, Aberdeen, AB15 4YL (“Well Ops U.K.”), HELIX ROBOTICS SOLUTIONS LIMITED, a company incorporated in Scotland with number SC210524 and having its registered office address at 13 Queen’s Road, Aberdeen, AB15 4YL (“Robotics U.K.”, and together with Well Ops U.K., each an “Initial U.K. Borrower” and collectively, “Initial U.K. Borrowers”; the Initial U.K. Borrowers and the Initial U.S. Borrowers are collectively, the “Borrowers”), the guarantors party hereto (the “Guarantors”, and together with the Borrowers, the “Obligors”), the lenders party hereto (the “Lenders”) and Bank of America, N.A., as agent and as security trustee for the Lenders (in such capacity, “Agent”).

WHEREAS, the Borrowers, the Guarantors, the Lenders and the Agent are parties to that certain Loan, Security and Guaranty Agreement dated as of September 30, 2021 (as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Loan Agreement”, and the Loan Agreement as amended hereby, the “Amended Loan Agreement”);

WHEREAS, the Borrowers have requested that the Lenders increase the U.S. Commitment from $45,000,000 to $65,000,000 pursuant to Section 2.1.7 of the Loan Agreement and certain other amendments to the Loan Agreement; and

WHEREAS, the Agent and the Lenders are willing to provide such increase and amend the Loan Agreement on the terms and conditions set forth in this Amendment.

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.Definitions. All terms used herein that are defined in the Amended Loan Agreement and not otherwise defined herein shall have the meanings assigned to them in the Amended Loan Agreement.

2.Amendments.  Effective as of the First Amendment Effective Date (as defined below):

(a)the Loan Agreement shall be amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Amended Loan Agreement attached hereto as Exhibit A, and any such term or provision of the Loan Agreement which is different from that set forth in the Amended Loan Agreement shall be replaced and superseded in all respects by the terms and provisions of the Amended Loan Agreement.

(b)Schedule 1.1(a) to the Loan Agreement shall be amended and restated in its entirety as set forth on Schedule 1.1(a) attached hereto.

3.Conditions to Effectiveness. This Amendment shall become effective as of the date first written above only upon satisfaction in full (or written waiver by the Agent) of the following conditions precedent (the “First Amendment Effective Date”):

(a)Delivery of Documents. Agent shall have received on or before the First Amendment Effective Date the following, each in form and substance reasonably satisfactory to Agent and, unless indicated otherwise, dated the First Amendment Effective Date:

(i)this Amendment, duly executed by the Obligors, Agent and Lenders;

(ii)an executed copy of the purchase agreement entered into with respect to the Subject Acquisition;

(iii)certificates, in form and substance reasonably satisfactory to it, from a Senior Officer of the Obligors (or another officer or director reasonably acceptable to Agent) certifying that, after giving effect to the increase and other transactions hereunder, (i) the Obligors, taken as a whole, are Solvent; (ii) no Default or Event of Default shall have occurred and be continuing on the First Amendment Effective Date or result from the Amendment becoming effective in accordance with its terms; and (iii) the representations and warranties of each Obligor in this Amendment, the Amended Loan Agreement and the other Loan Documents are true and correct in all material respects (without duplication of any materiality qualifications therein), except for representations and warranties that expressly apply only on an earlier date, which shall be true and correct in all material respects (without duplication of any materiality qualifications therein) as of such date;

(iv)a certificate of a duly authorized officer of each Obligor, certifying (i) that attached copies of such Obligor’s Organic Documents (and, in the case of Helix Offshore Ltd., such Obligor's statutory registers) are true and complete, and in full force and effect, without amendment except as shown; (ii) that an attached copy of resolutions (in the case of any U.K. Domiciled Obligor, of both its board of directors and its members) authorizing execution and delivery of this Amendment (and all other documents and notices or intimations connected hereto) is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this Amendment; (iii) with respect to any Obligor incorporated under Luxembourg law, that attached copies of (A) a “certificat de non-inscription d’une décision judiciaire” (negative certificate) issued by the Luxembourg Register of Commerce and Companies relating to the Obligor incorporated under Luxembourg law as at a date no earlier than 1 Business Day prior to the execution of the certificate and (B) an excerpt issued by the Luxembourg Register of Commerce and Companies relating to the Obligor incorporated under Luxembourg law as at a date no earlier than 1 Business Day prior to the execution of the certificate, are true, complete, updated and in full

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force and effect; and (iv) to the title, name and signature of each Person authorized to sign this Amendment. Agent may conclusively rely on this certificate until it is otherwise notified by the applicable Obligor in writing;

(v)good standing certificates as of a recent date for each Obligor, issued by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization and clear insolvency and winding up searches in respect of non-U.S. Obligors; and

(vi)a written opinion of Locke Lord, LLP, counsel to U.S. Obligors and Maslon LLP, local Minnesota counsel to Helix, each in form and substance reasonably satisfactory to Agent and addressed to Agent and each Lender.

(b)Fees and Expenses. The Obligors shall have paid all fees and expenses to be paid to Agent and Lenders on the First Amendment Effective Date, including fees and expenses of counsel and other advisors.

4.Representations and Warranties. As of the First Amendment Effective Date, each Obligor hereby represents and warrants to Agent and Lenders as follows:

(a)Representations and Warranties. After giving effect to this Amendment, the representations and warranties of each Obligor in this Amendment and the other Loan Documents are true and correct in all material respects (without duplication of any materiality qualifications therein), except for representations and warranties that expressly apply only on an earlier date, which shall be true and correct in all material respects (without duplication of any materiality qualifications therein) as of such date.

(b)No Default. No Default or Event of Default has occurred and is continuing as of the First Amendment Effective Date or would result from this Amendment becoming effective in accordance with its terms.

(c)Authorization, Etc. Each Obligor is duly authorized to execute, deliver and perform this Amendment and has duly executed and delivered this Amendment. The execution, delivery and performance of this Amendment have been duly authorized by all necessary action, and do not (i) require any consent or approval of any holders of Equity Interests of any Obligor, except those already obtained; (ii) violate the Organic Documents of any Obligor; (iii) violate or cause a default under any Applicable Law or any Material Contract; or (iv) result in or require the imposition of a Lien (other than a Permitted Lien) on any Obligor’s Property.

(d)Enforceability. This Amendment is a legal, valid and binding obligation of each Obligor party hereto, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

5.Continued Effectiveness of the Loan Agreement and Other Loan Documents. Each Obligor hereby (a) acknowledges and consents to this Amendment, (b) confirms and agrees that the Amended Loan Agreement and each other Loan Document to which it is a party, in each case, to the extent amended hereby, is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects, except that on and after the First Amendment

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Effective Date, all references in any such Loan Document to the “Loan and Security Agreement”, the “Loan Agreement”, the “Credit Agreement”, the “Agreement”, “thereto”, “thereof’, “thereunder” or words of like import referring to the Loan Agreement shall mean the Amended Loan Agreement, (c) confirms and agrees that, to the extent that any such Loan Document purports to assign or pledge to Agent, for the benefit of it and the Lenders, or to grant to Agent, for the benefit of it and the Lenders, a security interest in or Lien on any Collateral as security for the Obligations of the Obligors from time to time existing in respect of the Amended Loan Agreement and the other Loan Documents, such pledge, assignment and/or grant of the security interest or Lien is not discharged or otherwise affected by the amendment hereunder or the other provisions of this Amendment (other than as expressly provided herein) and shall remain in full force and effect and is hereby ratified and confirmed in all respects and shall continue to secure and extend to the Obligations as increased hereby, (d) confirms that its guaranty of the Obligations contained in the Loan Agreement and as increased hereby is not discharged or otherwise affected by the amendments hereunder or the other provisions of this Amendment (other than as expressly provided herein) and shall continue in full force and effect and (e) confirms the Obligations, including for the purposes of each Loan Document and the guaranty contained in the Loan Agreement, shall (to the extent applicable) extend to the relevant Obligations (both actual and contingent and whether incurred solely or jointly and as principal or surety or in any other capacity) of each Obligor under the Amended Loan Agreement and the other Loan Documents. This Amendment does not discharge or otherwise affect any of the obligations of the Obligors, other than as expressly provided herein, including the Obligors’ obligations to repay the Loans in accordance with the terms of the Amended Loan Agreement or the obligations of the Obligors under any Loan Document to which they are a party, all of which obligations, as amended hereby, shall remain in full force and effect and are hereby ratified and confirmed. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of Agent or any Lender under the Amended Loan Agreement or any other Loan Document nor constitute a waiver of any provision of the Amended Loan Agreement or any other Loan Document.

6.No Novation. Nothing herein contained shall be construed as a substitution or novation of the Obligations outstanding under the Loan Agreement or instruments securing the same, which shall remain in full force and effect, except as modified hereby.

7.No Representations by Agent or Lenders. Each Obligor hereby acknowledges that it has not relied on any representation, written or oral, express or implied, by Agent or any Lender, other than those expressly contained herein, in entering into this Amendment.

8.Further Assurances. The Obligors shall execute any and all further documents, agreements and instruments, and take all further actions, as may be required under Applicable Law or as Agent may reasonably request, in order to effect the purposes of this Amendment.

9.Release. Each Obligor hereby acknowledges and agrees that, as of the First Amendment Effective Date, neither it nor any of its Subsidiaries has any Claim (as defined below) against Agent or any Lender (or any of the directors, officers, employees, agents, attorneys or consultants of any of the foregoing). Notwithstanding the foregoing, Agent and the Lenders wish (and the Obligors agree) to eliminate any possibility that any conditions, acts, omissions, events or circumstances arising prior to the First Amendment Effective Date directly out of, connected

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with or related to this Amendment, the Loan Agreement or any other Loan Document, would impair or otherwise adversely affect any of their rights, interests, security and/or remedies under the Loan Documents. Accordingly, for and in consideration of the agreements contained in this Amendment and other good and valuable consideration, each Obligor (for itself and its Subsidiaries and Affiliates and the successors, assigns, heirs and representatives of each of the foregoing) (collectively, the “Releasors”) does hereby fully, finally, unconditionally and irrevocably release, waive and forever discharge Agent and the Lenders, together with their respective Affiliates, and each of the directors, officers, employees, agents, attorneys and consultants of each of the foregoing (collectively, the “Released Parties”), from any and all debts, claims, allegations, obligations, damages, costs, attorneys' fees, suits, demands, liabilities, actions, proceedings and causes of action, in each case, whether known or unknown, contingent or fixed, direct or indirect, and of whatever nature or description, and whether in law or in equity, under contract, tort, statute or otherwise, which any Releasor has heretofore had or now or hereafter can, shall or may have against any Released Party by reason of any act, omission or thing whatsoever done or omitted to be done, in each case, on or prior to the First Amendment Effective Date directly arising out of, connected with or related to this Amendment, the Loan Agreement or any other Loan Document, or the making of any Loans or other advances, or the management of such Loans or other advances or the Collateral (each of the foregoing, a “Claim”). Each Obligor represents and warrants, as of the First Amendment Effective Date, that it has no knowledge of any Claim by any Releasor against any Released Party or of any facts or acts or omissions of any Released Party which on the date hereof would be the basis of a Claim by any Releasor against any Released Party which would not be released hereby.

10.Miscellaneous.

(a)This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Amendment by PDF or electronic mail shall be equally effective as delivery of an original executed counterpart of this Amendment.

(b)Section and paragraph headings herein are included for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

(c)The provisions of Section 1.4 (Certain Matters of Construction) and Section 14.14 (Consent to Forum) of the Loan Agreement shall apply to this Amendment as if set out in full herein, with such changes as are appropriate to fit this context.

(d)UNLESS EXPRESSLY PROVIDED IN ANY LOAN DOCUMENT, THIS AMENDMENT, THE OTHER LOAN DOCUMENTS AND ALL CLAIMS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES THAT WOULD SELECT THE LAWS OF A DIFFERENT STATE EXCEPT FEDERAL LAWS RELATING TO NATIONAL BANKS.

(e)Each Obligor hereby acknowledges and agrees that this Amendment constitutes a “Loan Document” under the Amended Loan Agreement.

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(f)Any provision of this Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date set forth on the first page hereof.

BORROWERS:

HELIX ENERGY SOLUTIONS GROUP, INC.
By:	/s/ Erik Staffeldt
Name:	Erik Staffeldt
Title:	Executive Vice President and Chief Financial Officer

HELIX WELL OPS INC.
By:	/s/ Erik Staffeldt
Name:	Erik Staffeldt
Title:	Vice President and Treasurer

Signature Page to Amendment No. 1
to Loan, Security and Guaranty Agreement

HELIX ROBOTICS SOLUTIONS, INC.
By:	/s/ Erik Staffeldt
Name:	Erik Staffeldt
Title:	Vice President and Treasurer

DEEPWATER ABANDONMENT ALTERNATIVES, INC.
By:	/s/ Erik Staffeldt
Name:	Erik Staffeldt
Title:	Vice President and Treasurer

HELIX WELL OPS (U.K.) LIMITED
By:	/s/ Kenneth Neikirk
Name:	Kenneth Neikirk
Title:	Director

Signature Page to Amendment No. 1
to Loan, Security and Guaranty Agreement

HELIX ROBOTICS SOLUTIONS LIMITED
By:	/s/ Kenneth Neikirk
Name:	Kenneth Neikirk
Title:	Director

HELIX ROBOTICS SOLUTIONS INTERNATIONAL CORP.
By:	/s/ Erik Staffeldt
Name:	Erik Staffeldt
Title:	Vice President and Treasurer

HELIX ENERGY SOLUTIONS (UK) LIMITED
By:	/s/ Kenneth Neikirk
Name:	Kenneth Neikirk
Title:	Director

KOMMANDOR LLC
By:	/s/ Erik Staffeldt
Name:	Erik Staffeldt
Title:	Vice President and Treasurer

HELIX SUBSEA CONSTRUCTION, INC.
By:	/s/ Erik Staffeldt
Name:	Erik Staffeldt
Title:	Vice President and Treasurer

Signature Page to Amendment No. 1
to Loan, Security and Guaranty Agreement

HELIX Q5000 HOLDINGS S.À R.L. Société à responsabilité limitée 12C, rue Guillaume Kroll L-1882 Luxembourg R.C.S. Luxembourg : B183815
By:	/s/ Erik Staffeldt
Name:	Erik Staffeldt
Title:	Class A Manager

HELIX OFFSHORE LTD.
By:	/s/ Erik Staffeldt
Name:	Erik Staffeldt
Title:	Director

Signature Page to Amendment No. 1
to Loan, Security and Guaranty Agreement

AGENT AND LENDERS:
BANK OF AMERICA, N.A., as Agent and U.S. Lender
By:	/s/ Alexandra Mills
Name:	Alexandra Mills
Title:	Vice President

BANK OF AMERICA, N.A. (acting through its London Branch), as a U.K. Lender
By:	/s/ Alexandra Mills
Name:	Alexandra Mills
Title:	Vice President

Signature Page to Amendment No. 1
to Loan, Security and Guaranty Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a U.S. Lender
By:	/s/ Kathryn Williams
Name:	Kathryn Williams
Title:	Vice President

Signature Page to Amendment No. 1
to Loan, Security and Guaranty Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION (London Branch), as a U.K. Lender
By:	/s/ Patricia Del Busto
Name:	Patricia Del Busto
Title:	Authorized Signatory

Signature Page to Amendment No. 1
to Loan, Security and Guaranty Agreement

ZIONS BANCORPORATION, N.A. dba Amegy Bank, as a U.S. Lender
By:	/s/ G. Scott Collins
Name:	G. Scott Collins
Title:	Executive Vice President

Signature Page to Amendment No. 1
to Loan, Security and Guaranty Agreement

SCHEDULE 1.1(a)

to

Loan, Security and Guaranty Agreement

COMMITMENTS OF LENDERS

Lender	U.K. Commitment	U.S. Commitment	DTTP scheme reference no. & jurisdiction of tax residence
Bank of America, N.A.	$0	$26,250,000	N/A
Bank of America, N.A., London Branch	$17,500,000	$0	N/A
Wells Fargo Bank, National Association	$0	$26,250,000	N/A
Wells Fargo Bank, National Association (London Branch)	$17,500,000	$0	N/A
Zions Bancorporation, N.A. dba Amegy Bank	$0	$12,500,000	N/A
Total:$100,000,000	$35,000,000	$65,000,000

Exhibit A

AMENDED LOAN AGREEMENT

LOAN, SECURITY AND GUARANTY AGREEMENT

Dated as of September 30, 2021

HELIX ENERGY SOLUTIONS GROUP, INC.,

HELIX WELL OPS INC.,

HELIX ROBOTICS SOLUTIONS, INC.,

DEEPWATER ABANDONMENT ALTERNATIVES, INC.

as Initial U.S. Borrowers,

HELIX WELL OPS (U.K.) LIMITED,

HELIX ROBOTICS SOLUTIONS LIMITED,

as Initial U.K. Borrowers,

BANK OF AMERICA, N.A.,

as Agent

BANK OF AMERICA, N.A.,

as Lead Arranger and Bookrunner

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Joint Lead Arranger and Joint Bookrunner

TABLE OF CONTENTS

Page

Section 1.DEFINITIONS; RULES OF CONSTRUCTION.1

1.1Definitions1

1.2Accounting Terms48

1.3Uniform Commercial Code48

1.4Certain Matters of Construction~~49~~48

1.5Division50

1.6Currency Calculations50

1.7Judgments50

1.8Luxembourg Terms50

Section 2.CREDIT FACILITIES.~~50~~51

2.1Loan Commitments~~50~~51

2.2U.S. Letter of Credit Facility~~53~~54

2.3U.K. Letter of Credit Facility~~56~~57

Section 3.INTEREST, FEES AND CHARGES.~~59~~60

3.1Interest~~59~~60

3.2Fees~~60~~61

3.3Computation of Interest, Fees, Yield Protection~~61~~62

3.4Reimbursement Obligations~~61~~63

3.5Illegality~~62~~63

3.6Inability to Determine Rates; Replacement of ~~LIBOR~~Term SOFR; Replacement of Other Relevant Rates~~62~~64

3.7Increased Costs; Capital Adequacy~~67~~68

3.8Mitigation~~68~~69

3.9Funding Losses~~68~~69

3.10Maximum Interest~~68~~69

Section 4.LOAN ADMINISTRATION.~~68~~69

4.1Manner of Borrowing and Funding Loans~~68~~69

4.2Defaulting Lender~~71~~72

4.3Number and Amount of ~~LIBOR~~Term SOFR Loans; Determination of Rate~~72~~73

4.4Borrower Agent~~72~~73

4.5One Obligation~~72~~73

4.6Effect of Termination~~72~~73

Section 5.PAYMENTS.~~73~~74

5.1General Payment Provisions~~73~~74

5.2Repayment of Loans~~73~~74

5.3Payment of Other Obligations~~73~~74

5.4Marshaling; Payments Set Aside~~73~~74

5.5Application and Allocation of Payments~~73~~75

5.6Dominion Account~~75~~76

5.7Account Stated~~75~~76

5.8Taxes~~75~~76

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5.9Lender Tax Information~~80~~81

5.10Nature and Extent of Each Obligor’s Liability~~82~~84

Section 6.CONDITIONS PRECEDENT.~~85~~87

6.1Conditions Precedent to Initial Loans~~85~~87

6.2Conditions Precedent to All Credit Extensions~~87~~88

Section 7.COLLATERAL.~~88~~89

7.1Grant of Security Interest~~88~~89

7.2Lien on Deposit Accounts; Cash Collateral~~89~~90

7.3Other Collateral~~89~~91

7.4Limitations~~90~~91

7.5Further Assurances~~90~~91

Section 8.COLLATERAL ADMINISTRATION.~~90~~91

8.1Borrowing Base Reports~~90~~91

8.2Accounts~~90~~92

8.3Administration of Deposit Accounts and Securities Accounts~~92~~94

8.4General Provisions~~93~~94

8.5Power of Attorney~~93~~95

Section 9.REPRESENTATIONS AND WARRANTIES.~~94~~96

9.1General Representations and Warranties~~94~~96

9.2Complete Disclosure~~100~~102

Section 10.COVENANTS AND CONTINUING AGREEMENTS.~~101~~102

10.1Affirmative Covenants~~101~~102

10.2Negative Covenants~~105~~107

10.3Financial Covenants~~113~~114

Section 11.EVENTS OF DEFAULT; REMEDIES ON DEFAULT.~~113~~115

11.1Events of Default~~113~~115

11.2Remedies upon Default~~115~~118

11.3License~~116~~119

11.4Setoff~~117~~119

11.5Remedies Cumulative; No Waiver~~117~~119

Section 12.AGENT.~~117~~119

12.1Appointment, Authority and Duties of Agent~~117~~119

12.2Agreements Regarding Collateral and Borrower Materials~~118~~121

12.3Reliance By Agent~~119~~121

12.4Action Upon Default~~119~~122

12.5Ratable Sharing~~120~~122

12.6Indemnification~~120~~122

12.7Limitation on Responsibilities of Agent~~120~~122

12.8Successor Agent and Co-Agents~~121~~123

12.9Due Diligence and Non-Reliance~~121~~123

12.10Remittance of Payments and Collections~~122~~124

12.11Individual Capacities~~123~~125

12.12Titles~~123~~125

12.13Certain ERISA Matters~~123~~125

12.14Bank Product Providers~~124~~126

12.15No Third Party Beneficiaries~~124~~126

12.16Appointment of Agent as Security Trustee~~124~~126

Section 13.BENEFIT OF AGREEMENT; ASSIGNMENTS.~~127~~129

13.1Successors and Assigns~~127~~129

13.2Participations~~128~~130

13.3Assignments~~128~~131

13.4Replacement of Certain Lenders~~130~~132

13.5Lender Loss Sharing Agreement~~130~~132

Section 14.MISCELLANEOUS.~~131~~133

14.1Consents, Amendments and Waivers~~131~~133

14.2Indemnity~~132~~135

14.3Notices and Communications~~133~~135

14.4Performance of Obligors’ Obligations~~135~~137

14.5Credit Inquiries~~135~~137

14.6Severability~~135~~137

14.7Cumulative Effect; Conflict of Terms~~135~~137

14.8Execution~~135~~137

14.9Entire Agreement~~136~~138

14.10Relationship with Lenders~~136~~138

14.11No Advisory or Fiduciary Responsibility~~136~~138

14.12Confidentiality~~137~~139

14.13GOVERNING LAW~~137~~139

14.14Consent to Forum~~138~~140

14.15Waivers by Obligors~~138~~140

14.16Acknowledgement Regarding Supported QFCs~~139~~141

14.17Acknowledgement and Consent to Bail-In of Affected Financial Institutions~~139~~142

14.18Patriot Act Notice~~140~~142

14.19UK “know your customer” requirements~~140~~142

14.20NO ORAL AGREEMENT~~141~~143

LIST OF EXHIBITS AND SCHEDULES
EXHIBIT A	Assignment
EXHIBIT B EXHIBIT C	Compliance Certificate Secured Bank Product Notice

SCHEDULE 1.1(a)	Commitments of Lenders
SCHEDULE 1.1(b)	Existing Letters of Credit
SCHEDULE 8.3	Deposit Accounts and Securities Accounts
SCHEDULE 8.4.1	Business Locations
SCHEDULE 9.1.4	Names and Capital Structure
SCHEDULE 9.1.14	Environmental Matters

SCHEDULE 9.1.15	Restrictive Agreements
SCHEDULE 9.1.16	Litigation
SCHEDULE 9.1.18	Pension Plans
SCHEDULE 9.1.20	Labor Contracts
SCHEDULE 10.1.13	Post-Closing Maters
SCHEDULE 10.2.1	Existing Debt
SCHEDULE 10.2.2	Existing Liens
SCHEDULE 10.2.4	Existing Investments
SCHEDULE 10.2.14	Existing Affiliate Transactions

LOAN, SECURITY AND GUARANTY AGREEMENT

THIS LOAN, SECURITY AND GUARANTY AGREEMENT is dated as of September 30, 2021 (as amended, modified or supplemented from time to time, this “Agreement”), among HELIX ENERGY SOLUTIONS GROUP, INC., a Minnesota corporation (“Helix”), HELIX WELL OPS INC., a Texas corporation (“Well Ops”), HELIX ROBOTICS SOLUTIONS, INC., a Texas corporation (“Robotics”), DEEPWATER ABANDONMENT ALTERNATIVES, INC., a Texas corporation (“Deepwater”, and together with Helix, Well Ops, and Robotics, each an “Initial U.S. Borrower” and collectively, “Initial U.S. Borrowers”), HELIX WELL OPS (U.K.) LIMITED, a company incorporated in Scotland with company number SC231293 and having its registered office address at 13 Queen’s Road, Aberdeen, AB15 4YL (“Well Ops U.K.”), HELIX ROBOTICS SOLUTIONS LIMITED, a company incorporated in Scotland with number SC210524 and having its registered office address at 13 Queen’s Road, Aberdeen, AB15 4YL (“Robotics U.K.”, and together with Well Ops U.K., each an “Initial U.K. Borrower” and collectively, “Initial U.K. Borrowers”), the financial institutions party to this Agreement from time to time as Lenders, and BANK OF AMERICA, N.A., a national banking association (“Bank of America”), as agent and as security trustee for the Lenders (in such capacity, “Agent”).

R E C I T A L S:

Borrowers have requested that Lenders provide a credit facility to Borrowers to finance their mutual and collective business enterprise. Lenders are willing to provide the credit facility on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties agree as follows:

Section 1.DEFINITIONS; RULES OF CONSTRUCTION.

1.1Definitions

. As used herein, the following terms have the meanings set forth below:

2022 Notes: Helix’s 4.25% Convertible Senior Notes due May 2022 in a remaining principal amount of $35 million issued pursuant to the 2022 Notes Indenture.

2022 Notes Indenture: the Indenture dated as of November 1, 2016 between Helix and The Bank of New York Mellon Trust Company, N.A., as amended and supplemented by that certain first supplemental indenture, dated as of November 1, 2016.

2023 Notes: Helix’s 4.125% Convertible Senior Notes due September 2023 in a remaining principal amount of $30 million issued pursuant to the 2023 Notes Indenture.

2023 Notes Indenture: the Indenture dated as of November 1, 2016 between Helix and The Bank of New York Mellon Trust Company, N.A., as amended and supplemented by that certain second supplemental indenture, dated as of March 20, 2018.

2026 Notes: Helix’s 6.75% Convertible Senior Notes due February 2026 in the original principal amount of $200 million issued pursuant to the 2026 Notes Indenture.

2026 Notes Indenture: the Indenture dated as of August 14, 2020 between Helix and The Bank of New York Mellon Trust Company, N.A., as amended and supplemented by that certain first supplemental indenture, dated as of August 14, 2020.

Account: as defined in the UCC or other Applicable Law, including (a) all rights to payment for goods sold or leased, or for services rendered and (b) all amounts payable under any master service agreement or customer contract for the provision of services through the operation of a Vessel or other equipment (including remote operated vehicles, intervention riser systems, subsea intervention lubricators, riserless open water abandonment modules and trenchers).

Acquisition: a transaction or series of transactions resulting in (a) acquisition of a business, division or substantially all assets of a Person; (b) record or beneficial ownership of 50% or more of the Equity Interests of a Person; (c) merger, consolidation or combination of an Obligor or Subsidiary with another Person; (d) the acquisition of a Vessel (other than by way of lease or charter); or (e) the acquisition by Deepwater of oil and gas reserves and related assets.

Affected Financial Institution: any EEA Financial Institution or U.K. Financial Institution.

Affiliate: with respect to a specified Person, any other Person that directly, or indirectly through intermediaries, Controls, is Controlled by or is under common Control with the specified Person.

Agent: as defined in the introductory paragraph hereof.

Agent Indemnitees: Agent and its officers, directors, employees, Affiliates and Agent Professionals.

Agent Professionals: attorneys, accountants, appraisers, auditors, advisors, consultants, agents, service providers, business valuation experts, environmental engineers or consultants, turnaround consultants, and other professionals, experts and representatives retained or used by Agent.

Agreed Currency: Dollars and Sterling.

Agreement: as defined in the introductory paragraph hereof.

Alliance Companies:  collectively, (a) Helix Alliance Decom, LLC, a Delaware limited liability company, the purchaser under the Alliance Purchase Agreement, (b) each of Alliance Maritime Holdings, LLC, a Louisiana limited liability company, Whitney Clare Holdings, LLC, a Louisiana limited liability company, Heavy Lift Holdings, LLC, a Louisiana limited liability company, Whitney Maritime Holdings, LLC, a Louisiana limited liability company, and Alliance Vessel Leasing, LLC, a Louisiana limited liability company, and their respective Subsidiaries on the date that the Subject Acquisition closes, and (c) the Delaware limited liability company formed by the “Seller” under the Alliance Purchase Agreement as a holding company to facilitate the sale of the entities described in the foregoing clause (b).

Alliance Purchase Agreement:  that certain Equity Purchase Agreement, dated as of May 16, 2022, by and among Helix Alliance Decom, LLC, a Delaware limited liability company, as purchaser, Stephen J. Williams, an individual resident of the State of Louisiana, as seller, and solely for purposes of Section 1.05(d) and Section 6.14 therein, Helix, as the same may be amended, supplemented or otherwise modified from time to time, subject to Section 10.2.7.

Allocable Amount: as defined in Section 5.10.3.

Alternative Currency: Sterling.

Alternative Currency Conforming Changes: with respect to the use, administration of or any conventions associated with any Relevant Rate (other than ~~LIBOR~~SOFR) or any proposed Alternative Currency Successor Rate for an Alternative Currency, any conforming changes to the definitions of “U.K. Base Rate”, “SONIA”, “SONIA Adjustment”, “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definition of “Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of Agent, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by Agent in a manner substantially consistent with market practice for such Alternative Currency (or, if Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate for such Alternative Currency exists, in such other manner of administration as Agent determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).

Alternative Currency Scheduled Unavailability Date: as defined in Section 3.6.3.

Alternative Currency Successor Rate: as defined in Section 3.6.3.

Anti-Corruption Law: any Applicable Law relating to bribery or corruption, including the U.S. Foreign Corrupt Practices Act of 1977, U.K. Bribery Act 2010 and Patriot Act.

Anti-Terrorism Law: any law relating to terrorism or money laundering, or any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto, including the Patriot Act.

Applicable Law: all laws, rules, regulations and governmental guidelines applicable to the Person or matter in question, including statutory law, common law and equitable principles, as well as provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities.

Applicable Lenders: (a) with respect to U.K. Borrowers, the U.K. Lenders, and (b) with respect to U.S. Borrowers, the U.S. Lenders.

Applicable Margin: the margin set forth below, as determined by the average daily Global Availability as a percentage of the Global Borrowing Base for the last Fiscal Quarter:

Level	Average Daily Global Availability as a Percentage of the Global Borrowing Base	U.S. Base Rate Loans	~~LIBOR~~Term SOFR and U.K. Base Rate Loans
I	> 66%	0.50%	1.50%
II	> 33% and ≤ 66%	0.75%	1.75%
III	≤ 33%	1.00%	2.00%

Until December 31, 2021 margins shall be determined as if Level I were applicable. Thereafter, margins shall be subject to increase or decrease by Agent on the first day of the calendar month following each Fiscal Quarter end. If Agent is unable to calculate average daily Global Availability for a Fiscal Quarter due to Borrowers’ failure to deliver any Borrowing Base Report when required hereunder, then, at the option of Agent or Required Lenders, margins shall be determined as if Level III were applicable until the first day of the calendar month following its receipt.

Approved Fund: any entity owned or Controlled by a Lender or Affiliate of a Lender, if such entity is engaged in making or investing in commercial loans in its ordinary course of activities.

Assignment: an assignment agreement between a Lender and Eligible Assignee, in the form of Exhibit A or otherwise reasonably satisfactory to Agent.

~~Available Tenor: as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (b) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.~~

Availability: U.K. Availability or U.S. Availability, as the context requires.

Availability Reserve: the U.K. Availability Reserve or the U.S. Availability Reserve, as the context requires.

Bail-In Action: the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an Affected Financial Institution.

Bail-In Legislation: with respect to (a) any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, or (b) the United Kingdom, Part I of the United Kingdom Banking Act 2009 and any other law applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

Bank of America: as defined in the introductory paragraph hereof.

Bank of America Indemnitees: Bank of America and its officers, directors, employees, Affiliates, agents, advisors, attorneys, consultants, service providers and other representatives.

Bank Product: any of the following products or services extended to an Obligor or Affiliate of an Obligor by a Lender or any of its Affiliates: (a) Cash Management Services; (b) Swaps; (c) commercial credit card and merchant card services; and (d) other banking products or services, other than Letters of Credit.

Bankruptcy Code: Title 11 of the United States Code.

Base Rate: the U.K. Base Rate and/or the U.S. Base Rate, as the context requires.

Base Rate Loan: the U.K. Base Rate Loans and/or U.S. Base Rate Loans, as the context requires.

~~Benchmark: initially, LIBOR; provided that if a replacement of the Benchmark has occurred pursuant to Section 3.6.2 then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.~~

~~Benchmark Replacement:~~

~~(a) for purposes of Section 3.6.2(a), the first alternative set forth below that can be determined by Agent:~~

~~(i)the sum of: (x) Term SOFR and (y) 0.11448% (11.448 basis points) for an Available Tenor of one-month’s duration, 0.26161% (26.161 basis points) for an Available Tenor of three-months’ duration, and 0.42826% (42.826 basis points) for an Available Tenor of six-months’ duration; or~~

~~(ii)the sum of: (x) Daily Simple SOFR and (y) 0.11448% (11.448 basis points);~~

~~provided that, if initially LIBOR is replaced with the rate contained in clause (a)(ii) above (Daily Simple SOFR plus the applicable spread adjustment) and subsequent to such replacement, Agent determines that Term SOFR has become available and is administratively feasible for Agent in its sole discretion, and Agent notifies U.S. Borrower Agent and each Lender of such availability, then from and after the beginning of the Interest Period, relevant interest payment date or payment period for interest calculated, in each case, commencing no less than 30 days after the date of such notice, the Benchmark Replacement shall be as set forth in clause (a)(i) above;~~

~~(b)for purposes of Section 3.6.2(b), the sum of (i) the alternate benchmark rate and (ii) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by Agent and U.S. Borrower Agent as the replacement Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by a Relevant Governmental Body, for U.S. dollar-denominated syndicated credit facilities at such time;~~

~~provided that, if the Benchmark Replacement would be less than zero the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement and the other Loan Documents.~~

~~Any Benchmark Replacement shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for Agent, such Benchmark Replacement shall be applied in a manner as otherwise reasonably determined by Agent.~~

~~Benchmark Replacement Conforming Changes: with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “U.S. Base Rate,” the definition of “U.K. Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Agent in a manner substantially consistent with market practice (or, if Agent decides that adoption of any portion of such market practice is not administratively feasible or if Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).~~

~~Benchmark Transition Event: with respect to any then-current Benchmark other than LIBOR, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark or a Governmental Authority with jurisdiction over such administrator announcing or stating that all Available Tenors are or will no longer be representative, or made available, or used for determining the interest rate of loans, or shall or will otherwise cease, provided that, at the time of such statement or publication, there is no successor administrator that is satisfactory to Agent, that will continue to provide any representative tenors of such Benchmark after such specific date.~~

Beneficial Ownership Certification: a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation, in form and substance reasonably satisfactory to Agent and each Lender.

Beneficial Ownership Regulation: 31 C.F.R. §1010.230

Benefit Plan: any (a) employee benefit plan (as defined in ERISA) subject to Title I of ERISA, (b) plan (as defined in and subject to Section 4975 of the Code), or (c) Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such employee benefit plan or plan.

Bloomberg: Bloomberg Index Services Limited.

Borrowed Money: with respect to any Obligor or Subsidiary, without duplication, (a) any obligation that (i) arises from the lending of money by any Person to such Obligor or Subsidiary, (ii) is evidenced by notes, loan agreements, drafts, bonds, debentures, credit documents or similar instruments, (iii) accrues interest or is a type upon which interest charges are customarily paid, or

(iv) was issued or assumed as full or partial payment for Property or services (other than (w) trade payables and accrued expenses in the Ordinary Course of Business, (x) earn out obligations and deferred compensation until such obligations become a liability on the balance sheet of such Person in accordance with GAAP, (y) agreements providing for indemnification, purchase price adjustments or similar obligations in connection with acquisitions and dispositions, and (z) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller); (b) Capital Leases; (c) letter of credit reimbursement obligations; and (d) guaranties of any of the foregoing owing by another Person, but, in each case, specifically excluding to the extent otherwise applicable (1) Debt in the form of performance, warranty and decommissioning bonds, ~~(2) trade payables and accrued expenses owing in the Ordinary Course of Business,~~ and (~~3~~2) Decommissioning Liabilities.

Borrower Agent: the U.K Borrower Agent and/or the U.S. Borrower Agent, as the context requires.

Borrower Group: U.K. Borrowers or U.S. Borrowers, as the context requires.

Borrower Group Commitment: with respect to the Commitment of (a) a U.K. Lender, its U.K. Commitment and (b) a U.S. Lender, its U.S. Commitment. The term “Borrower Group Commitments” means (i) the Borrower Group Commitment of all U.K. Lenders or (ii) the Borrower Group Commitment of all U.S. Lenders, as the context requires. To the extent any Lender has more than one Borrower Group Commitment, each such Commitment shall be considered as a separate Commitment for purposes of this definition.

Borrower Materials: Borrowing Base Reports, Compliance Certificates, Notices of Borrowing, Notices of Conversion/Continuation, and other information, reports, financial statements and materials delivered by Obligors under the Loan Documents, as well as Reports and other information provided by Agent to Lenders in connection with the credit facility established by this Agreement.

Borrowers: the U.S. Borrowers and the U.K. Borrowers.

Borrowing: Loans made or converted together on the same day, with the same interest option and, if applicable, Interest Period.

Borrowing Base: the U.K. Borrowing Base or the U.S. Borrowing Base, as the context requires.

Borrowing Base Report: a report with respect to the U.S. Borrowing Base, the U.K. Borrowing Base and the Global Borrowing Base, each determined separately therein and in such form as is reasonably satisfactory to Agent, by which Borrowers certify the calculation of their respective Borrowing Base and the Global Borrowing Base.

Borrowing Base Reporting Trigger Period: the period (a) commencing on any day that (i) an Event of Default occurs or (ii) Global Availability is less than the greater of $~~10,000,000~~12,500,000 or 12.5% of the Global Borrowing Base for three consecutive Business Days, and (b) continuing until, during each of the preceding 30 consecutive days, no Event of Default has existed and Global Availability has been more than the greater of

$~~10,000,000~~12,500,000 or 12.5% of the Global Borrowing Base, in each case measured at the close of business on each such day.

Business Day: any day except (a) a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, North Carolina or New York City and (b) with respect to a U.K. Loan, any day on which banks are not open for the transaction of banking business in London, England.

Cal Dive:  Cal Dive I – Title XI, Inc., a Texas corporation.

CAM Exchange: the exchange of the U.S. Lenders’ interests and the U.K. Lenders’ interests provided for in Section 13.5.

CAM Exchange Date: the date which Agent in its discretion designates as the “CAM Exchange Date” by notice to the Lenders as a result of the occurrence of (a) any Event of Default under Section 11.1(j) or (b) an acceleration of Loans and termination of the Commitments pursuant to Section 11.2.

CAM Percentage: as to each Lender, a fraction (expressed as a percentage), (a) the numerator of which shall be the aggregate amount of such Lender’s Commitment immediately prior to the CAM Exchange Date, and (b) the denominator of which shall be the amount of the Commitments of all the Lenders immediately prior to the CAM Exchange Date.

Capital Expenditures: any expenditures made by an Obligor or Subsidiary for an asset which will be used in a year or years subsequent to the year in which the expenditure is made and which asset is properly classifiable in relevant financial statements of such Person as property, equipment or improvements, fixed assets, or a similar type of capital asset in accordance with GAAP (for purpose of this definition, a “capital asset”).  For purposes of this definition, (i) the aggregate purchase price of capital assets purchased in the relevant period shall be included in Capital Expenditures only to the extent of the amount by which such aggregate purchase price exceeds the aggregate amount of net proceeds received by an Obligor or Subsidiary for the sale of capital assets during such period, and (ii) the purchase price of a capital asset acquired, constructed, improved, enlarged, developed, re-constructed or repaired with proceeds from insurance shall be included in Capital Expenditures only to the extent of the net amount by which such purchase price exceeds the amount of such proceeds; provided, that such amounts shall not be less than zero.

Capital Lease: any lease required to be capitalized or treated as a financing lease for financial reporting purposes in accordance with GAAP; provided, that, notwithstanding the foregoing, any lease that would have been characterized as an operating lease in accordance with GAAP prior to the date of Helix’s adoption of ASC 842 (whether or not such lease was in effect on such date) shall not be a Capital Lease, and any such lease shall be, for all purposes of this Agreement (including, for the avoidance of doubt, financial covenant calculations), treated as though it were reflected on Helix’s consolidated financial statements in the same manner as an operating lease would have been reflected prior to Helix’s adoption of ASC 842.

Cash Collateral: cash delivered to Agent (or an Issuing Bank or Secured Bank Product Provider, as applicable) to Cash Collateralize any Obligations, and all interest, dividends, earnings and other proceeds relating thereto.

Cash Collateralize: the delivery of cash to Agent (or an Issuing Bank or Secured Bank Product Provider, as applicable), as security for the payment of Obligations, in an amount equal to (a) 105% of LC Obligations denominated in Dollars or Sterling, (b) 110% of LC Obligations denominated in any other currency, and (c) with respect to any inchoate, contingent or other Obligations (including fees, expenses, indemnification obligations and Secured Bank Product Obligations), Agent’s (or the Secured Bank Product Provider’s, as applicable) good faith estimate of the amount due or to become due. “Cash Collateralization” has a correlative meaning. For the avoidance of doubt, U.S. Eligible Pledged Cash shall not be deemed to have Cash Collateralized any Obligations.

Cash Equivalents: (a) marketable obligations issued or unconditionally guaranteed by, and backed by the full faith and credit of, the U.S. government, maturing within 12 months of the date of acquisition or up to $5,000,000 with maturities up to five years after the date of the acquisition; (b) certificates of deposit, time deposits and bankers’ acceptances maturing within 12 months of the date of acquisition, and overnight bank deposits, in each case which are issued by (i) Bank of America, (ii) any other commercial bank that is a Lender or an Affiliate of a Lender, or (iii) any commercial bank that is (A) organized under the laws of the United States or any state or district thereof or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, and (B) (1) rated A-1 (or better) by S&P or P-1 (or better) by Moody’s at the time of acquisition, (2) if it or its parent issues commercial paper such commercial paper is rated as described in clause (iii)(B)(1) of this definition, or (iii) has combined capital and surplus of at least $500,000,000; (c) repurchase obligations with a term of not more than 30 days for underlying investments of the types described in clauses (a) and (b) entered into with any bank described in clause (b); (d) commercial paper issued by Bank of America, another Lender or any other Person rated A-1 (or better) by S&P or P-1 (or better) by Moody’s, and maturing within nine months of the date of acquisition; (e) shares of any money market fund or investment program that has substantially all of its assets invested continuously in the types of investments referred to above, has net assets of at least $500,000,000 and has the highest rating obtainable from either Moody’s or S&P; and (f) in the case of any Subsidiary that is not organized in the United States, other short-term investments that are analogous to the foregoing, are of comparable credit quality and are customarily used by companies in the jurisdiction of such Subsidiary for cash management purposes.

Cash Management Services: services relating to operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, blocked account, lockbox and stop payment services.

CERCLA: the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. §9601 et seq.).

Change in Law: the occurrence, after the date hereof, of (a) the adoption, taking effect or phasing in of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by a Governmental Authority; or (c) the making or issuance of any request, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided, that “Change in Law” shall include, regardless of the date enacted, adopted or issued, all requests, rules, guidelines, requirements or directives (i) under or relating to the Dodd-Frank Wall Street Reform and Consumer Protection Act or any European equivalent regulation (such as the European Market and Infrastructure Regulation), or (ii) promulgated pursuant to Basel III by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any similar authority) including CRR and CRR II or any other Governmental Authority.

Change of Control: (a) any Person or group of Persons (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 promulgated by the Commission under said Act), either directly or indirectly, of 35% or more of the total voting power of the outstanding voting stock of Helix; (b) Helix ceases to own and control, beneficially and of record, directly or indirectly, all Equity Interests in all Borrowers; (c) a change in the majority of directors of Helix during any 12 month period, unless approved by the majority of directors serving at the beginning of such period; (d) the sale or transfer of all or substantially all assets of an Obligor, except to another Obligor or as expressly provided in Section 10.2.5; or (e) a “change of control”, “fundamental change” or similar event occurs under any Senior Notes or any other Borrowed Money with a principal amount exceeding $25,000,000.

Claims: all claims, liabilities, obligations, losses, damages, penalties, judgments, proceedings, interest, costs and expenses of any kind (including remedial response costs, reasonable attorneys’ fees and Extraordinary Expenses) at any time (including after Full Payment of the Obligations or replacement of Agent or any Lender) incurred by any Indemnitee or asserted against any Indemnitee by any Obligor or other Person, in any way relating to any (a) Loans, Letters of Credit, Loan Documents, Borrower Materials, or the use thereof or transactions relating thereto, (b) action taken or omitted in connection with any Loan Documents, (c) existence or perfection of any Liens, or realization on any Collateral, (d) exercise of any rights or remedies under any Loan Documents or Applicable Law, (e) failure by any Obligor to perform or observe any terms of any Loan Document, or (f) reliance by any Indemnitee on a Communication executed using an Electronic Signature or in the form of an Electronic Record, in each case including all costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto.

Closing Date: as defined in Section 6.1.

CME: CME Group Benchmark Administration Limited.

Code: the Internal Revenue Code of 1986.

Collateral: all Property described in Section 7.1, all Property described in any Security Documents as security for any Obligations, and all other Property that now or hereafter secures (or is intended to secure) any Obligations, except to the extent released from such security interests in accordance with the terms of such Security Documents.

Commitment: for any Lender, the aggregate amount of such Lender’s Borrower Group Commitments. “Commitments” means the aggregate amount of all Borrower Group

Commitments, which amount shall as of the ~~Closing~~First Amendment Effective Date be equal to $~~80,000,000~~100,000,000.

Commodity Exchange Act: the Commodity Exchange Act (7 U.S.C. §1 et seq.).

Communication: any notice, intimation, request, election, representation, certificate, report, disclosure, statement, authorization, approval, consent, waiver, document, amendment or transmittal of information of any kind in connection with a Loan Document, including any Borrower Materials or Modification of a Loan Document.

Compliance Certificate: a certificate, in the form of Exhibit B or otherwise reasonably satisfactory to Agent, by which Obligors certify (a) compliance with Section 10.3 (which is required to be calculated whether or not a Covenant Trigger Period is in effect even if not tested at such time), (b) that no Default or Event of Default has occurred and is continuing, and (c) certain financial statements.

Conforming Changes: Alternative Currency Conforming Changes and Term SOFR Conforming Changes, as applicable.

Connection Income Taxes: Other Connection Taxes that are imposed on or measured by net income (however denominated) or are franchise or branch profits Taxes.

Contingent Obligation: any obligation of a Person arising from a guaranty, guarantee, indemnity or other assurance of payment or performance of any obligation (“primary obligation”) of another obligor (“primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person under any (a) guaranty, guarantee, endorsement, co-making or sale with recourse of an obligation of a primary obligor; (b) obligation to make take-or-pay or similar payments regardless of nonperformance by any other party to an agreement; or (c) arrangement (i) to purchase any primary obligation or security therefor, (ii) to supply funds for the purchase or payment of any primary obligation, (iii) to maintain or assure working capital, equity capital, net worth or solvency of the primary obligor, (iv) to purchase Property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation, or (v) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

Control: possession, directly or indirectly, of the power to direct or cause direction of a Person’s management or policies, whether through the ability to exercise voting power, by contract or otherwise.

Covenant Trigger Period: the period (a) commencing on any day that Global Availability is less than the greater of $~~8,000,000~~10,000,000 or 10% of the Global Borrowing Base and (b) continuing until, during each of the preceding 30 consecutive days, Global Availability exceeded the greater of $~~8,000,000~~10,000,000 or 10% of the Global Borrowing Base, in each case measured at the close of business on each such day.

Covered Entity: (a) a “covered entity,” as defined and interpreted in accordance with 12 C.F.R. §252.82(b); (b) a “covered bank,” as defined in and interpreted in accordance with 12 C.F.R. §47.3(b); or (c) a “covered FSI,” as defined in and interpreted in accordance with 12 C.F.R. §382.2(b).

CPR: means either CRR-EU or, as the context may require, CRR-UK.

CRR: means either CRR-EU or, as the context may require, CRR-UK.

CRR-EU: means regulation 575/2013 of the European Union on prudential requirements for credit institutions and investment firms and regulation 2019/876 of the European Union amending Regulation (EU) No 575/2013 and all delegated and implementing regulations supplementing that Regulation.

CRR-UK: means CRR-EU as amended and transposed into the laws of the United Kingdom by the European Union (Withdrawal) Act 2018 and the European Union (Withdrawal Agreement) Act 2020 and as amended by the Capital Requirements (Amendment) (EU Exit) Regulations 2019.

CRR II: means either CRR II-EU or, as the context may require, CRR II-UK.

CRR II-EU: means regulation 2019/876 amending CRR-EU as regards the leverage ratio, the net stable funding ratio, requirements for own funds and eligible liabilities, counterparty credit risk, market risk, exposures to central counterparties, exposures to collective investment undertakings, large exposures, reporting and disclosure requirements, and Regulation (EU) No 648/2012 and all delegated and implementing regulations supplementing that Regulation.

CRR II-UK: means CRR II-EU as amended and transposed into the laws of the United Kingdom by the European Union (Withdrawal) Act 2018 and the European Union (Withdrawal Agreement) Act 2020 and as amended by the Capital Requirements (Amendment) (EU Exit) Regulations 2019.

Daily Simple SOFR: with respect to any applicable determination date, the secured overnight financing rate ~~(“SOFR”)~~ published on ~~such date by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s~~the FRBNY website (or any successor source satisfactory to Agent).

Dayrate Billing: any billing for services provided by a Borrower that is calculated by multiplying the number of days (pro rata) for such services by one or more agreed daily rates respecting such services, including without limitation the related mobilization and demobilization fees, if any, and materials and services charges from third party vendors (but excluding milestone, progress or task-based billings).

Decommissioning Liabilities: with respect to a Person, its liabilities for plugging and abandonment of oil and gas wells.

Debt: as applied to any Person, without duplication, (a) all Borrowed Money; (b) all performance, warranty, decommissioning, importation and surety bonds for the benefit of such

Person; (c) in the case of an Obligor, the Obligations; (d) all obligations to pay the deferred purchase price of property or services (other than (x) trade payables and accrued expenses in the Ordinary Course of Business, (y) earn out obligations and deferred compensation until such obligations become a liability on the balance sheet of such Person in accordance with GAAP, and (z) agreements providing for indemnification, purchase price adjustments or similar obligations in connection with acquisitions and dispositions); (e) all obligations created or arising under any conditional sale or other title retention agreement, regardless of whether the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property; (f) all obligations, whether or not contingent, in respect of Disqualified Equity Interests valued at, in the case of redeemable preferred Equity Interests, the greater of the voluntary liquidation preference and the involuntary liquidation preference of such Equity Interests plus accrued and unpaid dividends; (g) all payments that would be required to be made in respect of any Swap after giving effect to any netting agreement with respect thereto in the event of a termination (including an early termination) on the date of determination; and (h)  all Contingent Obligations of such Person in respect of any of the foregoing; provided, that Debt shall not include (i) deferred or prepaid revenue, (ii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller, and (iii) endorsements of instruments for deposit or collection in the Ordinary Course of Business. The Debt of a Person shall include any recourse Debt of any partnership in which such Person is a general partner or joint venturer.

Default: an event or condition that, with the lapse of time or giving of notice, would constitute an Event of Default.

Default Rate: for any Obligation (including, to the extent permitted by law, interest not paid when due), 2% plus the interest rate or fee (including margin) otherwise applicable thereto.

Defaulting Lender: any Lender that (a) has failed to comply with its funding obligations hereunder, and such failure is not cured within two Business Days; (b) has notified Agent or any Borrower that such Lender does not intend to comply with its funding obligations hereunder or under any other credit facility, or has made a public statement to that effect; (c) has failed, within three Business Days following request by Agent or any Borrower, to confirm in a manner reasonably satisfactory to Agent and Borrowers that such Lender will comply with its funding obligations hereunder; or (d) has, or has a direct or indirect parent company that has, become the subject of an Insolvency Proceeding (including reorganization, liquidation, or appointment of a receiver, custodian, administrator or similar Person by the Federal Deposit Insurance Corporation or any other regulatory authority) or Bail-In Action; provided, that a Lender shall not be a Defaulting Lender solely by virtue of a Governmental Authority’s ownership of an equity interest in such Lender or parent company unless the ownership provides immunity for such Lender from jurisdiction of courts within the United States or the U.K., as applicable, or from enforcement of judgments or writs of attachment on its assets, or permits such Lender or Governmental Authority to repudiate or otherwise to reject such Lender’s agreements; and provided further, that a Lender shall not be deemed to be a Defaulting Lender under clause (a) or (b) if it has notified Agent and Borrowers in writing that it will not make a funding because a condition to funding (specifically identified in the notice) is not or cannot be satisfied.

Deposit Account: (a) any “deposit account” as such term is defined in Article 9 of the UCC and including all sub-accounts relating thereto and (b) outside of the U.S., any bank account with a deposit function.

Deposit Account Control Agreement: control agreement reasonably satisfactory to Agent executed by an institution maintaining a Deposit Account for an Obligor, to perfect Agent’s Lien on such account.

Designated Jurisdiction: a country or territory, or a government or agency of a government of a country or territory, that is the target of a Sanction.

Dilution Percent: the percent, determined for Borrowers’ most recent Fiscal Quarter, equal to (a) without duplication, the aggregate amount of bad debt write-downs or write-offs, discounts, returns, promotions, credits, credit memos and other non-cash dilutive items with respect to Accounts (excluding (x) discounts and reduced pricing offered to customers for adding additional wells to their order and (y) to the extent any Accounts owed by HWCG LLC constitute Eligible Accounts, credits provided to HWCG LLC in respect of members’ utilization of a Vessel), divided by (b) gross sales.

Disposition: the sale, license, lease (for Vessels, pursuant to which possession of a Vessel or equipment is transferred to another Person), consignment, conveyance, transfer or other disposition (in one transaction, a series of transactions or otherwise) of property of a Person, including a sale-leaseback transaction, synthetic lease, issuance of Equity Interests by a subsidiary, Division, or sale, assignment, assignation, conveyance, transfer or other disposal, with or without recourse, of any notes, accounts receivable or related rights; provided, that in no event shall the non-exclusive licensing of intellectual property or the execution, delivery and performance of service contracts, in each case, in the Ordinary Course of Business constitute a “Disposition” hereunder.

Disqualified Equity Interests: any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to 91 days after the Maturity Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt or (ii) any Equity Interests referred to in clause (a) above, in each case at any time on or prior to 91 days after the Maturity Date, or (c) contains any mandatory repurchase obligation which may come into effect prior to Full Payment of all Obligations; provided, that any Equity Interests that would not constitute Disqualified Equity Interests but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Equity Interests upon the occurrence of a change in control or an asset sale occurring prior to the 91 days after the Maturity Date shall not constitute Disqualified Equity Interests if such Equity Interests provide that the issuer thereof will not redeem any such Equity Interests pursuant to such provisions prior to the Full Payment of the Obligations; provided, that if such Equity Interests are issued to any employees, directors, officers or members of management pursuant to a plan for the benefit of employees, directors, officers or members of management of Borrowers or Subsidiaries, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by Borrowers or Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employees’, directors’, officers’ or management members’ termination, death or disability.

Distribution: any (a) declaration or payment of a distribution, interest or dividend on any Equity Interest (other than payment-in-kind); or (b) purchase, redemption, or other acquisition or retirement for value of any Equity Interest.

Division: the division of assets, liabilities and/or obligations of a Person among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the original dividing Person and pursuant to which the original dividing Person may or may not survive.

Dollar Equivalent: on any date, with respect to any amount denominated in Dollars, such amount in Dollars, and with respect to any stated amount in a currency other than Dollars, the amount of Dollars that Agent determines (which determination shall be conclusive and binding absent manifest error) would be necessary to be sold on such date at the applicable Spot Rate to obtain the stated amount of the other currency.

Dollars: lawful money of the United States.

Domestic Subsidiary: any Subsidiary of Helix organized in the U.S., any state thereof or the District of Columbia.

Dominion Account: the U.K. Dominion Account and/or the U.S. Dominion Account, as the context may require.

Dominion Trigger Period: the period (a) commencing on any day that (i) an Event of Default described in Section 11.1(a) or (j) occurs, (ii) an Event of Default other than those described in clause (a)(i) above occurs and Agent or Required Lenders in their discretion so elect to implement cash dominion, or (iii) Global Availability is less than the greater of $~~10,000,000~~12,500,000 or 12.5% of the Global Borrowing Base, and (b) continuing until, during each of the preceding 30 consecutive days, no Event of Default has existed and Global Availability has been more than the greater of $~~10,000,000~~12,500,000 or 12.5% of the Global Borrowing Base, in each case measured at the close of business on such day.

~~Early Opt-in Effective Date: with respect to any Early Opt-in Election, the 6th Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as Agent has not received, by 5:00 p.m. (New York City time) on the 5th Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.~~

~~Early Opt-in Election: the occurrence of:~~

~~(a)a determination by Agent, or a notification by U.S. Borrower Agent to Agent that U.S. Borrower Agent has made a determination, that U.S. dollar-denominated syndicated credit facilities currently being executed, or that include language similar to that~~

~~contained in Section 3.6.2, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR, and~~

~~(b)the joint election by Agent and U.S. Borrower Agent to replace LIBOR with a Benchmark Replacement and the provision by Agent of written notice of such election to the Lenders.~~

EBITDA: for any fiscal period and determined on a consolidated basis for Obligors and Subsidiaries in accordance with GAAP, the result of (a) net income, plus (b) without duplication, the sum of the following to the extent deducted from net income: (i) interest expense, plus (ii) income tax expense (net of any tax benefits but not to exceed tax expense), plus (iii) depreciation and amortization expense, plus (iv) losses arising from the sale of capital assets, plus (v) any documented out-of-pocket fees, costs and expenses incurred in connection with negotiating and documenting the Loan Documents and any amendments or other modifications thereto, plus (vi) any extraordinary or non-recurring non-cash losses, plus (vii) non-cash expenses associated with share-based compensation, minus (c) without duplication, the sum of the following to the extent included in net income: (i) gains arising from the sale of capital assets, plus (ii) any extraordinary or non-recurring gains, plus (iii) the amount of all non-cash gains increasing net income for such period. Notwithstanding the foregoing, EBITDA shall not include (to the extent otherwise included therein and whether by consolidation, the equity method of accounting or otherwise) the results of any joint venture (except that net income may include the amount of dividends or distributions actually paid in cash during such period by such joint venture to a wholly-owned Subsidiary).

EEA Financial Institution: (a) any credit institution or investment firm established in an EEA Member Country that is subject to the supervision of an EEA Resolution Authority; (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) above; or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in the foregoing clauses and is subject to consolidated supervision with its parent.

EEA Member Country: any of the member states of the European Union, Iceland, Liechtenstein and Norway.

EEA Resolution Authority: any public administrative authority or any Person entrusted with public administrative authority of an EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

Electronic Copy: as defined in Section 14.8.

Electronic Record and Electronic Signature: as defined in 15 U.S.C. §7006.

Eligible Account Debtor Jurisdictions: (a) with respect to U.S. Borrowers, the United States, Canada, Australia, New Zealand, the U.K. and such other jurisdictions determined by Agent in its discretion, in each case together with any state or province thereof (as applicable) and (b) with respect to U.K. Borrowers, the U.K., the Federal Republic of Germany, the Kingdom of the Netherlands, Norway, France, Luxembourg, Italy, Belgium, Sweden, Switzerland, Denmark, Finland, Ireland, Singapore and such other jurisdictions determined by Agent in its discretion, in each case together with any state, nation or province thereof (as applicable). Notwithstanding the foregoing, Borrowers shall deliver such instruments and agreements, and shall take such actions, as Agent may reasonably request from time to time under Applicable Law of the foregoing jurisdictions to evidence or perfect its Lien on any Accounts in order for such jurisdictions to remain Eligible Account Debtor Jurisdictions.

Eligible Accounts: the U.K. Eligible Accounts and/or the U.S. Eligible Accounts, as the context requires.

Eligible Assignee: (a) a Lender, Affiliate of a Lender or Approved Fund that satisfies Section 12.13; (b) an assignee approved by Borrower Agent (which approval shall not be unreasonably withheld or delayed, and shall be deemed given if no objection is made within ten Business Days after notice of the proposed assignment) and Agent; or (c) during an Event of Default, any Person acceptable to Agent in its discretion.

Enforcement Action: any action to enforce any Obligations (other than Secured Bank Product Obligations) or Loan Documents or to exercise any rights or remedies relating to any Collateral, whether by judicial action, expropriation, attachment, sequestration, distress, arrestment, inhibition, diligence, self-help, notification of Account Debtors, setoff or recoupment, credit bid, deed in lieu of foreclosure, action in an Insolvency Proceeding or otherwise in relation to analogous process in any other relevant jurisdiction.

Environmental Laws: Applicable Laws (including programs, permits and guidance promulgated by regulators) relating to public health (other than occupational safety and health regulated by OSHA) or the protection or pollution of the environment, including the Resource Conservation and Recovery Act (42 U.S.C. §§6991-6991i), Clean Water Act (33 U.S.C. §1251 et seq.) and CERCLA.

Environmental Notice: a notice (whether written or oral) from any Governmental Authority or other Person of any possible noncompliance with, investigation of a possible violation of, litigation relating to, or potential fine or liability under any Environmental Law, or with respect to any Environmental Release, environmental pollution or hazardous materials, including any complaint, summons, citation, order, claim, demand or request for correction, remediation or otherwise.

Environmental Release: a release as defined in CERCLA or under any other Environmental Law.

Equity Interest: the interest of any (a) shareholder in a corporation; (b) partner in a partnership (whether general, limited, limited liability or joint venture); (c) member in a limited liability company; or (d) other Person having any other form of equity security or ownership interest, including without limitation, warrants, options, or other rights to purchase or acquire, an equity security or ownership interest; provided, that the term Equity Interests shall exclude any Debt or debt security convertible into, or exchangeable for, Equity Interests prior to the conversation or exchange thereof (including the Senior Notes and the Subject Earnout).

ERISA: the Employee Retirement Income Security Act of 1974.

ERISA Affiliate: any trade or business (whether or not incorporated) under common control with an Obligor within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

ERISA Event: (a) a Reportable Event with respect to a Pension Plan; (b) withdrawal of an Obligor or ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) complete or partial withdrawal of an Obligor or ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent; (d) filing of a notice of intent to terminate, treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, or institution of proceedings by the PBGC to terminate a Pension Plan; (e) determination that a Pension Plan is considered an at-risk plan or a plan in critical or endangered status under the Code or ERISA; (f) an event or condition that constitutes grounds under Section 4042 of ERISA for termination of, or appointment of a trustee to administer, any Pension Plan; (g) imposition of any liability on an Obligor or ERISA Affiliate under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA; or (h) failure by an Obligor or ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan, whether or not waived, or to make a required contribution to a Multiemployer Plan.

ESG-Related Pricing Adjustment: any pricing adjustment requested by U.S. Borrower Agent and its sustainability coordinator (or equivalent) to be made to the Applicable Margin, U.S. Unused Line Fee Rate and U.K. Unused Line Fee Rate, based on specific metrics and performance targets to be determined by U.S. Borrower Agent and Agent, related to Environmental, Social and Governance changes implemented by U.S. Borrower Agent and its Subsidiaries in their respective businesses, such pricing adjustment to be reflected in an amendment to this Agreement, which amendment will become effective at 5:00 p.m. on the fifth (5th) Business Day after Agent shall have submitted such amendment to the Lenders unless, prior to such time, Lenders comprising the Required Lenders have delivered to Agent (who shall promptly notify U.S. Borrower Agent) written notice that such Required Lenders object to such amendment, and to be limited to an aggregate adjustment of up to a 0.05% increase or decrease to the Applicable Margin and a 0.01% increase or decrease to each of the U.S. Unused Line Fee Rate and U.K. Unused Line Fee Rate. In the event that the Required Lenders deliver a written notice objecting to any such ESG-Related Pricing Adjustment amendment, an alternative ESG-Related Pricing Adjustment amendment may be effectuated with the consent of the Required Lenders, U.S. Borrower Agent and Agent.

EU Bail-In Legislation Schedule: the EU Bail-In Legislation Schedule published by the Loan Market Association, as in effect from time to time.

Event of Default: as defined in Section 11.

Examination Trigger Period: at any time during any calendar year, if Global Availability is less than the greater of $~~12,000,000~~15,000,000 or 15% of the Global Borrowing Base.

Excluded Account: any (a) Deposit Account (i) exclusively used for payroll, payroll taxes or employee benefits, (ii) constituting a zero-balance disbursement account reasonably acceptable to Agent, (iii) exclusively holding deposits made by any purchaser of a Vessel in contemplation of the sale of such Vessel otherwise permitted under this Agreement (until the closing of such sale), (iv) constituting a fiduciary, escrow or trust account or an account holding third party deposits, in each case solely for the benefit of an unaffiliated third party in connection with a transaction permitted under this Agreement, until the closing of the related transaction (for the avoidance of doubt, other than customer deposits in the Ordinary Course of Business which are not excluded hereunder), (v) exclusively constituting a tax account (including a sales tax account), and (vi) constituting a petty cash account containing not more than $250,000 on deposit therein at any time (but no more than $750,000 for all such accounts in the aggregate), (b) that certain escrow/settlement account maintained by Raymond James & Associates Inc. with account number 14708220, so long as (i) such account is only used to hold funds to repurchase shares of Helix, (ii) funds deposited therein do not remain in such account for more than two Business Days, and (iii) such repurchases constitute Distributions otherwise permitted under Section 10.2.3, and (c) any Deposit Account described in and required by Section 8.2.5(e).

Excluded Guarantors: (a) Cal Dive, for so long as the Vessel Q4000 is under a bareboat charter from Cal Dive to an Obligor and Cal Dive is subject to the MARAD Debt, (b) HOSL or any other Subsidiary that owns the Vessel Q7000 until such time as a Borrower Agent requests to include Accounts in the U.K. Borrowing Base with respect to the Vessel Q7000 and (c) Helix Offshore International Holdings S.á r.l.

Excluded Property:  (a) any permit or license or any contractual obligation entered into by any Obligor (i) that prohibits or requires the consent of any Person other than the Obligors or Subsidiaries which has not been obtained as a condition to the creation by such Obligor of a Lien on any right, title or interest in such permit, license or contractual obligation (other than customer contracts, master services agreements or work orders and Accounts which shall constitute part of the Collateral regardless) or (ii) to the extent that Applicable Law prohibits the creation of a Lien thereon, but only, with respect to the prohibition in (i) and (ii), to the extent, and for as long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the UCC or any other Applicable Law and any such consent has not been obtained, provided, that the foregoing shall cease to be treated as “Excluded Property” (and shall constitute Collateral) immediately at such time as the contractual or legal prohibition shall no longer be applicable and to the extent severable, Agent’s Lien shall attach immediately to any portion of such permit, license or contract not subject to the prohibitions specified in clauses (i) or (ii) above, (b) any Property owned by any Obligor that is subject to a Purchase Money Lien or a Capital Lease permitted under this Agreement to the extent a security interest therein would violate such Permitted Purchase Money Debt or Capital Lease or create a right of termination in favor of the other party thereto (other than another Obligor or Subsidiary) after giving effect to the applicable anti-assignment provisions of the UCC or other Applicable Law, (c) any other assets the pledge of which or grant of a security interest in which is prohibited by Applicable Law (to the extent effective after giving effect to the anti-assignment provisions of the UCC and other Applicable Law), provided, that the foregoing shall cease to be treated as “Excluded Property” (and shall constitute Collateral) immediately at such time as the legal prohibition shall no longer be applicable and to the extent severable, Agent’s Lien shall attach immediately to any portion of Property not subject to the prohibitions, and (d) Excluded Accounts (other than of a type described in clause (a)(vi) of the definition thereof); provided, that, notwithstanding the foregoing in each case, “Excluded Property” shall not include any proceeds, products, substitutions or replacements of Excluded

Property, including monies due or to become due to an Obligor (unless such proceeds, products, substitutions or replacements would otherwise constitute Excluded Property).

Excluded Subsidiary:  any of (a) the Excluded Guarantors, (b) any Subsidiary organized under the laws of a state other than the U.S., the U.K., the Grand Dutchy of Luxembourg or the Cayman Islands, and (c) with respect to Subsidiaries organized under the laws of the U.S., the U.K., the Grand Dutchy of Luxembourg or the Cayman Islands, Subsidiaries (other than Excluded Guarantors) that, as of the last day of the Fiscal Quarter of Helix most recently ended, had both revenues and assets that constitute less than 5.0% of the consolidated revenues and assets of Helix and its Subsidiaries in such jurisdiction (determined on a jurisdiction by jurisdiction basis).

Excluded Swap Obligation: with respect to an Obligor, each Swap Obligation as to which, and only to the extent that, such Obligor’s guaranty of or grant of a Lien as security for such Swap Obligation is or becomes illegal under the Commodity Exchange Act because the Obligor does not constitute an “eligible contract participant” as defined in the act (determined after giving effect to any keepwell, support or other agreement for the benefit of such Obligor and all guarantees of Swap Obligations by other Obligors) when such guaranty or grant of Lien becomes effective with respect to the Swap Obligation. If a hedging agreement governs more than one Swap Obligation, only the Swap Obligation(s) or portions thereof described in the foregoing sentence shall be Excluded Swap Obligation(s) for the applicable Obligor.

Excluded Taxes: (a) Taxes imposed on or measured by a Recipient’s net income (however denominated), franchise Taxes and branch profits Taxes (i) as a result of such Recipient being organized under the laws of, or having its principal office or applicable Lending Office located in, the jurisdiction imposing such Tax, or (ii) constituting Other Connection Taxes; (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of a Lender with respect to its interest in a Loan or Commitment pursuant to a law in effect when the Lender acquires such interest (except pursuant to an assignment request by Borrower Agent under Section 13.4) or changes its Lending Office, unless the Taxes were payable to its assignor immediately prior to such assignment or to the Lender immediately prior to its change in Lending Office; (c) Taxes attributable to a Recipient’s failure to comply with Section 5.9; and (d) U.S. federal withholding Taxes imposed pursuant to FATCA. In no event shall “Excluded Taxes” include any withholding Tax imposed on amounts paid by or on behalf of a foreign Obligor to a Recipient that has complied with Section 5.9.1.

Existing Credit Agreement: that certain Amended and Restated Credit Agreement dated as of June 30, 2017, among Helix, as borrower, Bank of America, as administrative agent, and the other Persons party thereto, as amended prior to the Closing Date.

Existing Letters of Credit: those certain Letters of Credit outstanding on the Closing Date described on Schedule 1.1(b).

Existing Term Loan: the term loan outstanding under the Existing Credit Agreement prior to the Closing Date.

Extraordinary Expenses: all costs, expenses or advances incurred by any Agent Indemnitee during a Default, Event of Default or Obligor’s Insolvency Proceeding, including those relating to any (a) audit, inspection, repossession, storage, repair, appraisal, insurance, processing, preparation or advertising for sale, sale, collection, or other preservation of or realization upon Collateral; (b) action, arbitration or other proceeding (whether instituted by or against Agent, any Lender, any Obligor, any creditor(s) of an Obligor or any other Person) in any way relating to any Collateral, Agent’s Liens, Loan Documents, Letters of Credit or Obligations, including any lender liability or other Claims; (c) Enforcement Action or exercise of any rights or remedies in, or the monitoring of, an Insolvency Proceeding; (d) settlement or satisfaction of taxes, charges or Liens with respect to any Collateral; and (e) negotiation and documentation of any Modification, workout, restructuring, forbearance, liquidation or collection with respect to any Loan Document, Collateral or Obligations. Such costs, expenses and advances include transfer fees, Other Taxes, storage and insurance costs, permit fees, utility expenses, legal and accounting fees and expenses, appraisal costs, brokers’ and auctioneers’ commissions, environmental study costs, wages and salaries paid to employees of any Obligor or independent contractors in liquidating Collateral, and travel expenses.

FATCA: Sections 1471 through 1474 of the Code (including any amended or successor version if substantively comparable and not materially more onerous to comply with), and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

FATCA Deduction: a deduction or withholding from a payment under a Loan Document required by FATCA.

Federal Funds Rate: for any day, the per annum rate calculated by FRBNY based on such day’s federal funds transactions by depository institutions (as determined in such manner as FRBNY shall set forth on its public website from time to time) and published on the next Business Day by FRBNY as the federal funds effective rate; provided, that in no event shall the Federal Funds Rate be less than zero.

Financial Statement Reporting Trigger: the period (a) commencing on any day that (i) an Event of Default occurs or (ii) Global Availability is less than the greater of $~~12,000,000~~15,000,000 or 15% of the Global Borrowing Base and (b) continuing until, during each of the preceding 30 consecutive days, (i) no Event of Default has existed and (ii) Global Availability has exceeded the greater of $~~12,000,000~~15,000,000 or 15% of the Global Borrowing Base, in each case measured at the close of business of any day (provided that, if a Financial Statement Reporting Period has commenced, Agent shall receive at least one set of monthly financial statements under Section 10.1.2(c)).

First Amendment Effective Date: July 1, 2022.

Fiscal Quarter: each period of three months, commencing on the first day of a Fiscal Year.

Fiscal Year: the fiscal year of Obligors and Subsidiaries for accounting and tax purposes, ending on December 31 of each year.

Fixed Charge Coverage Ratio: the ratio, determined on a consolidated basis for Obligors and Subsidiaries for the most recent 12 months, of (a) EBITDA minus the sum of (i) Capital Expenditures (except those financed with Borrowed Money other than Loans) and (ii) cash taxes paid net of any tax refunds received in cash during such period (but this clause (ii) shall not be less than zero), to (b) Fixed Charges.

Fixed Charges: the sum of (a) interest expense paid or required to be paid in cash (other than payment-in-kind), (b) scheduled principal payments paid or required to be paid in cash on Borrowed Money (other than the Loans and excluding repayments of intercompany Debt), (c) Distributions paid in cash (other than Distributions solely among Obligors) and (d) cash contributions to any Pension Plan (to the extent not accounted for in the calculation of EBITDA); provided, that clause (b) above shall not include (i) the final lump sum principal payments made on or prior to the Closing Date to satisfy in full the Existing Term Loan and the Nordea Loan ~~or~~, (ii) the principal payments made following the Closing Date for the redemption or discharge of the 2022 Notes and the 2023 Notes or (iii) other than for purposes of determining the Fixed Charge Coverage Ratio under the Payment Conditions (in which case any such payment shall be included in clause (b) above), the Subject Payment (to the extent paid in cash).

FLSA: the Fair Labor Standards Act of 1938.

Flood Laws: the National Flood Insurance Act of 1968, Flood Disaster Protection Act of 1973 and related laws.

Foreign Lender: any Lender that is not a U.S. Person.

Foreign Plan: any employee benefit plan or arrangement (a) maintained or contributed to by any Obligor or Subsidiary that is not subject to the laws of the United States; or (b) mandated by a government other than the United States for employees of any Obligor or Subsidiary.

FRBNY: the Federal Reserve Bank of New York.

Fronting Exposure: a Defaulting Lender’s interest in LC Obligations, Swingline Loans and Protective Advances, except to the extent Cash Collateralized by the Defaulting Lender or allocated to other Lenders hereunder.

Full Payment: with respect to any Obligations, (a) the full cash payment thereof, including any interest, fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in the proceeding), excluding contingent indemnification and other inchoate obligations for which no claim has been asserted or identified; (b) Cash Collateralization of all LC Obligations (or delivery of standby letter(s) of credit reasonably acceptable to the applicable Issuing Bank, in the amount of required Cash Collateral); (c) Cash Collateralization of Obligations that are inchoate or contingent in nature for which a claim has been asserted or identified; and (d) Cash Collateralization of Secured Bank Product Obligations (other than Secured Bank Products allowed to remain outstanding by Bank Product providers). No Loans shall be deemed to have been paid in full unless all Commitments related to such Loans are terminated.

GAAP: generally accepted accounting principles in effect in the United States from time to time, subject to Section 1.2.

Global Availability: the Global Borrowing Base minus Global Revolver Usage.

Global Borrowing Base: the sum of the U.K. Borrowing Base and the U.S. Borrowing Base; provided, that the U.K. Borrowing Base may not exceed 50% of the Global Borrowing Base.

Global Revolver Usage: the sum of the U.K. Revolver Usage and the U.S. Revolver Usage.

Governmental Approvals: all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.

Governmental Authority: any federal, state, local, foreign or other agency, authority, body, commission, court, instrumentality, political subdivision, central bank, or other entity or officer exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions for any governmental, judicial, investigative, regulatory or self-regulatory authority (including the Financial Conduct Authority, the Prudential Regulation Authority and any supra-national bodies such as the European Union or European Central Bank).

Guarantor Payment: as defined in Section 5.10.3.

Guarantors: each Person that guarantees payment or performance of Obligations. As of the Closing Date, the Guarantors include each Borrower (in respect of the obligations of the other Borrowers) and the following:  Helix Robotics Solutions International Corp.; Helix Energy Solutions (U.K.) Limited; Kommandor LLC; Helix Subsea Construction, Inc; ~~and, subject to Section 10.1.13,~~ Helix Q5000 Holdings ~~Sarl~~S.à r.l. and Helix Offshore Limited.

Guaranty: each guaranty agreement executed by a Guarantor in favor of Agent, including this Agreement.

Helix: as defined in the introductory paragraph of this Agreement.

Helix Q5000 Holdings S.à r.l.: a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 12C rue Guillaume Kroll, L-1882 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Register of Commerce and Companies (Registre de Commerce et des Sociétés, Luxembourg) under number B183815.

HOSL: Helix Offshore Services Limited, a Scottish corporation.

Indemnified Taxes: (a) Taxes, other than Excluded Taxes, imposed on or relating to any payment of an Obligation; and (b) to the extent not otherwise described in clause (a), Other Taxes.

Indemnitees: Agent Indemnitees, Lender Indemnitees, Issuing Bank Indemnitees and Bank of America Indemnitees.

Insolvency Proceeding: (a) any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (i) the entry of an order for relief under the Bankruptcy Code or any other insolvency, debtor relief or debt adjustment law; (ii) the appointment of a receiver, monitor, trustee, liquidator, administrator, conservator, administrator receiver, compulsory manager or other custodian for such Person or any part of its Property; or (iii) an assignment, assignation, composition, compromise, arrangement or trust mortgage for the benefit of or (as the case may be) with any creditors or (b) any proceeding commenced by or against a Person under any provision of the Insolvency Act 1986 (UK), the Corporate Insolvency & Governance Act 2020 (UK) or under any other insolvency law of any jurisdiction of the U.K.

Insolvency Regulation: Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast).

Intellectual Property: all intellectual and similar Property of a Person, including inventions, designs, patents, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, applications, registrations and franchises; all licenses or other rights to use any of the foregoing; and all books and records relating to the foregoing.

Intellectual Property Claim: any claim or assertion (whether in writing, by suit or otherwise) that an Obligor’s or Subsidiary’s ownership or use of Intellectual Property or other Property violates another Person’s Intellectual Property.

Interest Payment Date: (a) for each ~~LIBOR~~Term SOFR Loan, the last day of the applicable Interest Period and, if the Interest Period is more than three months, each three month anniversary of the beginning of the Interest Period; and (b) for all other Loans, the first day of each calendar month.

Interest Period: as defined in Section 3.1.3.

Investment: an Acquisition, an acquisition of record or beneficial ownership of any Equity Interests or Debt of a Person, or an advance, loan or capital contribution to or other investment in a Person, including any Contingent Obligation in respect of Debt of another Person.

Investment Grade Account Debtor: any Account Debtor whose long-term issuer rating is BBB- (or then equivalent grade) or higher by S&P or Baa3 (or then equivalent grade) or higher by Moody’s.

IRS: the United States Internal Revenue Service.

Issuing Bank: each of Bank of America and Wells Fargo Bank, National Association (including any Lending Office of the foregoing), or any replacement issuer therefor appointed pursuant to Section 2.2.4.

Issuing Bank Indemnitees: Issuing Bank and its officers, directors, employees, Affiliates, agents, advisors, attorneys, consultants, service providers and other representatives.

LC Application: an application by Borrower Agent to Issuing Bank for issuance of a Letter of Credit, in form and substance reasonably satisfactory to Issuing Bank and Agent.

LC Conditions: U.K. LC Conditions and/or U.S. LC Conditions, as the context requires.

LC Documents: U.S. LC Documents and/or U.K. LC Documents, as the context requires.

LC Obligations: U.K. LC Obligations and/or U.S. LC Conditions, as the context requires

LC Request: a request by Borrower Agent for issuance of a Letter of Credit, in form reasonably satisfactory to Agent and Issuing Bank.

Lender Indemnitees: Lenders and Secured Bank Product Providers, and their officers, directors, employees, Affiliates, agents, advisors, attorneys, consultants, service providers and other representatives.

Lenders: lenders party to this Agreement (including Agent in its capacity as provider of Swingline Loans or Protective Advances, U.S. Lenders and U.K. Lenders) and any Person who hereafter becomes a “Lender” pursuant to an Assignment, including any Lending Office of the foregoing.

Lending Office: the office (including any domestic or foreign Affiliate or branch) designated as such by Agent, a Lender or Issuing Bank by notice to Borrower Agent and, if applicable, Agent.

Letter of Credit: U.K. Letter of Credit or U.S. Letter of Credit, as the context requires.

Letter of Credit Subline: the lesser of (a) $10,000,000 (which is subdivided $5,000,000 each between Bank of America and Wells Fargo Bank, National Association) and (b) the sum of the U.K. Commitments and the U.S. Commitments.  The Letter of Credit Subline will be further subdivided between the U.K. and U.S. tranches of this Agreement from time to time as agreed between the U.S. Borrower Agent, Agent and Issuing Bank.

~~LIBOR Loan: a Loan denominated in Dollars that bears interest based on LIBOR.~~

~~LIBOR Rate: the per annum rate of interest determined by Agent at or about 11:00 a.m. (London time) two Business Days prior to an Interest Period for a term equivalent to such period, equal to the London Interbank Offered Rate, or comparable or successor rate approved by Agent, as published on the applicable Reuters screen page (or other commercially available source designated by Agent from time to time) (“LIBOR”); provided, that any comparable or successor rate shall be applied by Agent, if administratively feasible, in a manner consistent with market practice; provided further, that in no event shall LIBOR be less than zero.~~

License: any license or agreement under which an Obligor is authorized to use Intellectual Property in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of Property or any other conduct of its business.

Licensor: any Person from whom an Obligor obtains the right to use any Intellectual Property.

Lien: an interest in Property securing an obligation or claim, including any lien, security interest, charge, standard security, assignation in security, pledge, hypothecation, assignment,

trust, reservation, assessment right, encroachment, easement, right-of-way, covenant, condition, restriction, lease, or other title exception or encumbrance.

Lien Waiver: an agreement, in form and substance reasonably satisfactory to Agent, by which a lessor waives or subordinates any Lien it may have on the Collateral, and allows Agent to enter the premises and remove, store and dispose of Collateral.

Loan: a loan made by a Lender under the credit facility established by this Agreement, including U.K. Loans and U.S. Loans.

Loan Documents: this Agreement, Other Agreements and Security Documents.

Local Time: with respect to (a) U.S. Loans, Central time in the United States and (b) U.K. Loans, prevailing time in London, England.

MARAD Debt: those certain bonds issued by Cal Dive guaranteed by the United States and due February 2027, in an aggregate principal amount of $53,000,000.

Margin Stock: as defined in Regulation U of the Federal Reserve Board of Governors.

Material Adverse Effect: the effect of any event or circumstance that, taken alone or in conjunction with other events or circumstances, has or could be reasonably expected to have (a) a material adverse effect on the business, operations, Properties or financial condition of the Obligors, taken as a whole, (b) a material impairment of the rights and remedies of the Agent or any Lender under any the Loan Documents, (c) a material adverse effect on the validity or priority of Agent’s Lien on a material portion of the Collateral; (d) a material impairment on the ability of the Obligors, taken as a whole, to perform their obligations under the Loan Documents, including repayment of the Obligations; or (e) otherwise materially impairs the ability of Agent or any Lender to enforce or collect the Obligations or to realize upon any material portion of the Collateral.

Material Contract: (a) any agreement or arrangement to which an Obligor or Subsidiary is party (other than the Loan Documents) (i) that is deemed to be a material contract under any securities law applicable to Helix, including the Securities Act of 1933 or (ii) for which breach, termination or nonperformance could reasonably be expected to have a Material Adverse Effect; or (b) any agreement or arrangement to which an Obligor is party (other than the Loan Documents) that relates to Debt in an outstanding principal amount of $25,000,000 or more.

Material Debt: any Debt of any Borrower in an amount, individually or in the aggregate, of $50,000,000 or more.

Maturity Date: the earliest of (a) September 30, 2026; (b) the date that is 91 days prior to earliest maturity of the 2026 Notes (to the extent the then outstanding principal balance thereof is $50,000,000 or more) or any other Material Debt (in each case, if such Debt remains outstanding on such date and has not been refinanced or extended on terms reasonably satisfactory to Agent to a date at least 91 days following the date in clause (a)); or (c) any date on which the aggregate Commitments terminate hereunder.

Modification: any amendment, supplement, extension, approval, consent, waiver, change or other modification of or under a Loan Document, including any waiver of a Default or Event of Default.

Moody’s: Moody’s Investors Service, Inc. or any successor acceptable to Agent.

Multiemployer Plan: any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which an Obligor or ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

Multiple Employer Plan: a Plan with two or more contributing sponsors, including an Obligor or ERISA Affiliate, at least two of whom are not under common control, as described in Section 4064 of ERISA.

Net Proceeds: with respect to a Disposition, proceeds (including, when received, any deferred or escrowed payments) received by an Obligor in cash from such disposition, net of (a) costs and expenses actually incurred in connection therewith, including legal, accounting and investment banking fees and sales commissions; (b) amounts applied to repayment of Debt secured by a Permitted Lien senior to Agent’s Liens on the Collateral sold; (c) transfer or similar taxes paid or reasonably estimated by Helix to be payable as a result of such Disposition; (d) escrows and reserves for indemnities and similar items, until the same are no longer needed; (e) the amount of any purchase price or similar adjustment claimed by any Person to be owed by Helix or any Subsidiary, until such time as such claim has been settled or otherwise finally resolved, or paid or payable by Helix or any Subsidiary, in either case in respect of such Disposition; and (f) other expenses approved by Agent; provided, that any release from reserves, escrows or holdbacks to an Obligor shall constitute Net Proceeds at such time.

Nordea Loan: that certain loan made pursuant to the Credit Agreement dated as of September 26, 2014, between Helix Q5000 Holdings ~~Sarl~~S.à r.l. and Nordea Bank Finland plc, which loan was repaid in full prior to the Closing Date.

Notice of Borrowing: notice by Borrower Agent of a Borrowing, in form reasonably satisfactory to Agent.

Notice of Conversion/Continuation: notice by Borrower Agent for conversion or continuation of a Loan as a ~~LIBOR~~Term SOFR Loan, in form to reasonably satisfactory to Agent.

Notice of Prepayment: notice by Borrower Agent of prepayment of a Loan, in form reasonably satisfactory to Agent.

Obligations: all (a) principal of and premium, if any, on the Loans, (b) LC Obligations and other obligations of Obligors with respect to Letters of Credit, (c) interest, expenses, fees, indemnification obligations, Claims and other amounts payable by Obligors under Loan Documents, (d) Secured Bank Product Obligations, and (e) other Debts, obligations and liabilities of any kind owing by Obligors pursuant to the Loan Documents, in each case whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several; provided, that Obligations of an Obligor shall not include its Excluded Swap Obligations.

Obligor: each Borrower, Guarantor or other Person that is liable for payment of any Obligations or that has granted a Lien on its assets in favor of Agent to secure any Obligations.

OFAC: Office of Foreign Assets Control of the U.S. Treasury Department.

Ordinary Course of Business: the ordinary course of business of any Obligor or Subsidiary, consistent with past practices or, with respect to actions taken by such Person for which no past practices exist, consistent with past practices of similarly situated companies, and, in each case, undertaken in good faith.

Organic Documents: with respect to any Person, its charter, certificate or articles of incorporation, bylaws, memorandum (if any) and articles of organization or association, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person.

OSHA: the Occupational Safety and Hazard Act of 1970.

Other Agreement: each LC Document, fee letter, Borrower Material, Communication, note, assignment, document, instrument or agreement of any kind (other than this Agreement or a Security Document) now or hereafter delivered by an Obligor or other Person to Agent or a Lender in connection with any transaction relating hereto.

Other Connection Taxes: Taxes imposed on a Recipient due to a present or former connection between it and the taxing jurisdiction (other than connections arising from the Recipient having executed, delivered, become party to, performed obligations or received payments under, received or perfected a Lien or engaged in any other transaction pursuant to, enforced, or sold or assigned an interest in, any Loan or Loan Document).

~~Other Rate Early Opt-in: Agent and the U.S. Borrower Agent have elected to replace LIBOR with a Benchmark Replacement other than a SOFR-based rate pursuant to (a) an Early Opt-in Election and (b) Section 3.6.2(b) and clause (b) of the definition of “Benchmark Replacement”.~~

Other Taxes: all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a Lien under, or otherwise with respect to, any Loan Document, except Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 13.4(c)).

Overadvance: a U.K. Overadvance or a U.S. Overadvance, as the context requires.

Participant: as defined in Section 13.2.

Patriot Act: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).

Payment Conditions: with respect to any transaction that references the “Payment Conditions”:

(a)no Event of Default shall have occurred and be continuing on the date of such transaction or would result after giving effect thereto;

(b)either (i) Global Availability is higher than the greater of $~~16,000,000~~20,000,000 or 20.0% of the Global Borrowing Base after giving effect to and at the close of business on each day during the 30 consecutive day period immediately prior to such transaction on a pro forma basis as if the transaction were consummated at the beginning of such period or (ii) both (A) Global Availability is higher than the greater of $~~14,000,000~~17,500,000 or 17.5% of the Global Borrowing Base after giving effect to and at the close of business on each day during the 30 consecutive day period immediately prior to such transaction on a pro forma basis as if the transaction were consummated at the beginning of such period and (B) the Fixed Charge Coverage Ratio for the most recently ended trailing 12 months for which financial statements have been delivered shall be greater than 1.00 to 1.00 on a pro forma basis for such transaction (whether or not the financial covenant is being tested at such time); and

(c)with respect to any such transaction or series of related transactions with a value in excess of $25,000,000, at least two Business Days prior to (but in no event more than five Business Days prior to) such transaction, Agent shall have received a certificate of a Senior Officer of U.S. Borrower Agent (i) certifying satisfaction of the foregoing conditions concurrently with any such transaction and (ii) setting forth in reasonable detail the pro forma calculations of such Fixed Charge Coverage Ratio and/or Global Availability.

Payment Item: each check, draft or other item of payment payable to an Obligor, including those constituting proceeds of any Collateral.

PBGC: the Pension Benefit Guaranty Corporation.

Pension Funding Rules: Code and ERISA rules regarding minimum required contributions (including installment payments) to Pension Plans set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

Pension Plan: any employee pension benefit plan (as defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Obligor or ERISA Affiliate or to which the Obligor or ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the preceding five plan years.

Permitted Acquisition: any Acquisition as long as (a) no Default or Event of Default exists or is caused thereby; (b) the Acquisition is consensual; (c) the assets, business or Person being acquired is useful or engaged in the business of Obligors and Subsidiaries; (d) no Debt or Liens are assumed or incurred, except as permitted by Sections 10.2.1 and 10.2.2; (e) the Payment Conditions are satisfied; and (f) for any Acquisition where the total consideration exceeds $10,000,000, Borrowers deliver to Agent, at least five Business Days prior to the Acquisition (or such shorter period as Agent may agree), copies of all material agreements relating thereto and a certificate, in form and substance reasonably satisfactory to Agent, stating that the Acquisition is a “Permitted Acquisition” and demonstrating compliance with the foregoing requirements.

Permitted Debt: as defined in Section 10.2.1.

Permitted Discretion: a determination made in good faith, using reasonable business judgment (from the perspective of a secured, asset-based lender).

Permitted Disposition: a Disposition permitted by Section 10.2.5.

Permitted Lien: as defined in Section 10.2.2.

Permitted Maritime Liens: are (a) liens for unpaid master, officer and crew wages in accordance with usual maritime practice, (b) liens for salvage, (c) liens arising by operation of law for necessaries, repairs and maintenance of a Vessel, and (d) other common law maritime liens or liens arising under the Federal Maritime Lien Act (or similar state statutes).

Permitted Purchase Money Debt: Purchase Money Debt incurred or issued by any Obligor or Subsidiary that is unsecured or secured only by a Purchase Money Lien, in an aggregate principal amount not to exceed $50,000,000 at any time.

Person: any individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization, Governmental Authority or other entity of any kind.

Plan: any Benefit Plan maintained for employees of an Obligor or ERISA Affiliate, or to which an Obligor or ERISA Affiliate is required to contribute on behalf of its employees.

Platform: as defined in Section 14.3.3.

Prime Rate: the rate of interest announced by Bank of America from time to time as its prime rate. Such rate is set by Bank of America on the basis of various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such rate. Any change in such rate publicly announced by Bank of America shall take effect at the opening of business on the day specified in the announcement.

Pro Rata: with respect to any Lender, a percentage (rounded to the ninth decimal place) determined (a) by dividing the amount of such Lender’s Borrower Group Commitment to a Borrower Group by the aggregate outstanding Borrower Group Commitments of all Lenders to such Borrower Group; or (b) following termination of such Borrower Group Commitments, by dividing the amount of such Lender’s Loans and LC Obligations to members of such Borrower Group by the aggregate outstanding Loans and LC Obligations of all Lenders to members of such Borrower Group or, if all Loans and LC Obligations to members of such Borrower Group have been paid in full and/or Cash Collateralized, by dividing such Lender’s and its Affiliates’ remaining Obligations to members of such Borrower Group by the aggregate remaining Obligations of all Lenders and their respective Affiliates to such Borrower Group.

Properly Contested: with respect to any obligation of an Obligor or Subsidiary, (a) the obligation is subject to a bona fide dispute regarding validity, amount or the Obligor’s or Subsidiary’s liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP or IFRS, as applicable; (d) non-payment could not reasonably be expected to have a Material Adverse Effect, nor result in forfeiture or sale of any Collateral of an Obligor; (e) no Lien is imposed on Collateral of an Obligor, unless bonded and stayed within five Business Days to the reasonable satisfaction of Agent; and (f) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.

Property: any interest in any kind of property or asset, whether real, heritable, personal or mixed, or tangible or intangible.

Protective Advances: U.K. Protective Advances and/or U.S. Protective Advances, as the context requires.

PTE: a prohibited transaction class exemption issued by the U.S. Department of Labor, as amended from time to time.

Purchase Money Debt: Debt (other than the Obligations) incurred to finance the acquisition, leasing, construction or improvement of fixed assets or payments pursuant to a Capital Lease of fixed assets; provided, that such Debt (a) is incurred within 90 days before or after acquisition of such fixed assets for the purpose of financing any of the purchase price thereof and (b) does not exceed the cost of acquiring such fixed assets.

Purchase Money Lien: a Lien that secures Purchase Money Debt, encumbering only the fixed assets so purchased, leased or improved with such Debt (and identifiable proceeds and products thereof) and constituting a Capital Lease or a purchase money security interest under the UCC.

Qualified ECP: an Obligor with total assets exceeding $10,000,000, or that constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” under Section 1a(18)(A)(v)(II) of such act.

Real Estate: all right, title and interest (whether as owner, lessor or lessee) in any real or heritable Property or any buildings, structures, parking areas or other improvements thereon.

Recipient: Agent, Issuing Bank, any Lender or any other recipient of a payment to be made by an Obligor under a Loan Document or on account of an Obligation.

Refinancing Conditions: no Event of Default described in Section 11.1(a) or (j) then exists and no Default or Event of Default would result after giving effect to the incurrence of such Refinancing Debt and such Debt, when compared to the Debt being extended, renewed or refinanced, (a) does not have a greater principal amount (except by an amount equal to unpaid accrued interest and premium on the Debt being refinanced that is capitalized, OID and upfront fees and other fees and expenses reasonably incurred in connection therewith), earlier final maturity or shorter weighted average life, (b) is subordinated to the Obligations to at least the same extent as the Debt being refinanced is subordinated (if applicable), (c) has representations, covenants, defaults and other terms that, taken as a whole, are not materially less favorable to Obligors than the Debt being refinanced (except for covenants or other provisions applicable only to the periods after the Maturity Date in effect at such time), and (d) has no additional obligor, guarantor, Lien, or other recourse to any additional Person or Property than the Debt being refinanced.

Refinancing Debt: Borrowed Money that is the result of an extension, renewal or refinancing of Debt permitted under Section 10.2.1(c), 10.2.1(e), (k) or (l).

Relevant Governmental Body: (a) with respect to Loans denominated in Dollars, the ~~Board of Governors of the~~ Federal Reserve ~~System or the Federal Reserve Bank of New York~~Board and/or FRBNY, or a committee officially endorsed or convened by the ~~Board of Governors of the~~ Federal Reserve ~~System or the Federal Reserve Bank of New York, or any successor thereto~~Board and/or FRBNY, and (b) with respect to Loans denominated in Sterling, the Bank of England, or a committee officially endorsed or convened by the Bank of England or, in each case, any successor thereto.

Relevant Rate: with respect to any Loans in (a) Dollars, ~~LIBOR~~SOFR and (b) Sterling, SONIA, as applicable.

Relevant Rate Loans: Loans whose interest is determined by reference to a Relevant Rate.

Rent and Charges Reserve: the U.K. Rent and Charges Reserve and/or the U.S. Rent and Charges Reserve, as the context requires.

Report: as defined in Section 12.2.3.

Reportable Event: any event set forth in Section 4043(c) of ERISA, other than an event for which the 30 day notice period has been waived.

Required Lenders: two or more Lenders holding more than 50% of (a) the aggregate outstanding Commitments; or (b) after termination of the Commitments, the aggregate outstanding Loans and LC Obligations or, upon Full Payment of all Loans and LC Obligations, the aggregate remaining Obligations; provided, that (i) Commitments, Loans and other Obligations held by a Defaulting Lender and its Affiliates shall be disregarded in making such calculation, but any related Fronting Exposure shall be deemed held as a Loan or LC Obligation by the Lender (including in its capacity as Issuing Bank) that funded the applicable Loan or issued the applicable Letter of Credit, (ii) at any time there are two or more Lenders (who are not Affiliates of one another or Defaulting Lenders), Required Lenders must include at least two Lenders (who are not

Affiliates of one another), and (iii) in the event there is only one Lender at any time, such Lender shall constitute Required Lenders.

Rescindable Amount: as defined in Section 4.1.3(c).

Resolution Authority: an EEA Resolution Authority or, with respect to any U.K. Financial Institution, a U.K. Resolution Authority.

Restrictive Agreement: an agreement (other than a Loan Document) that conditions or restricts the right of any Obligor or Subsidiary to incur or repay the Obligations, to grant Liens on any assets to secure the Obligations, to declare or make Distributions, or to repay any intercompany Debt.

Revolver Usage: U.K. Revolver Usage or U.S. Revolver Usage, as the context requires.

S&P: Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., or any successor acceptable to Agent.

Sanction: a sanction administered or enforced by the U.S. government (including OFAC), United Nations Security Council, European Union, U.K. government or other applicable sanctions authority, and including any and all economic sanctions, trade sanctions, financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes anti-terrorism laws and other sanctions laws, regulations or embargoes, including those imposed, administered or enforced from time to time by any Governmental Authority with jurisdiction over Agent, any Lender or any Obligor or any of their respective Subsidiaries or Affiliates.

Secured Bank Product Obligations: Debt, obligations and other liabilities with respect to Bank Products owing by an Obligor or Subsidiary of an Obligor to a Secured Bank Product Provider; provided, that Secured Bank Product Obligations of an Obligor shall not include its Excluded Swap Obligations.

Secured Bank Product Provider: (a) Bank of America or any of its Affiliates; and (b) any other Lender or Affiliate of a Lender that is providing a Bank Product, provided such provider delivers written notice to Agent, in the form of Exhibit C hereto or as otherwise reasonably satisfactory to Agent, (i) describing the Bank Product and setting forth the maximum amount to be secured by the Collateral and the methodology to be used in calculating such amount, and (ii) agreeing to be bound by Section 12.14.

Secured Parties: Agent, Issuing Bank, Lenders and Secured Bank Product Providers.

Securities Account: any present and future “securities account” as defined in Article 8 of the UCC, including all monies, “uncertificated securities”, “securities entitlements” and other “financial assets” (each as defined in Article 8 of the UCC) contained therein.

Securities Account Control Agreement: a control agreement reasonably satisfactory to Agent executed by an institution maintaining a Securities Account for an Obligor, to perfect Agent’s Lien on such account.

Security Documents: the U.K. Security Documents, Guaranties, Deposit Account Control Agreements, Securities Account Control Agreements, and all other documents, instruments and agreements now or hereafter securing (or given with the intent to secure) any Obligations (including this Agreement).

Senior Officer: the chairman of the board, president, chief executive officer or chief financial officer of the applicable Obligor.

Senior Notes: the 2022 Notes, the 2023 Notes and the 2026 Notes.

Senior Notes Indentures: the 2022 Notes Indenture, the 2023 Notes Indenture and the 2026 Notes Indenture.

Settlement Report: a report summarizing Loans and participations in LC Obligations outstanding as of a given settlement date, allocated to Lenders on a Pro Rata basis in accordance with their Commitments.

~~SONIA: with respect to any applicable determination date the Sterling Overnight Index Average Reference Rate published on such date on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by Agent from time to time); provided, that if such determination date is not a Business Day, SONIA means such rate that applied on the first Business Day immediately prior thereto.~~

~~SONIA Adjustment: with respect to SONIA, 0.05% per annum.~~

~~SONIA Daily Rate: for any date, the rate per annum equal to SONIA determined pursuant to the definition thereof, plus the SONIA Adjustment; provided, that such rate shall not be less than zero. Any change in the SONIA Daily Rate shall be effective from and including such date of change without further notice.~~

~~SOFR: as defined in the definition of “Daily Simple SOFR”~~

~~SOFR Early Opt-in: Agent and the applicable Borrower Agent have elected to replace LIBOR pursuant to (a) an Early Opt-in Election and (b) Section 3.6.2(b) and clause (a) of the definition of “Benchmark Replacement”~~

SOFR: the secured overnight financing rate as administered by FRBNY (or a successor administrator).

SOFR Adjustment: 0.10%.

Solvent: as to any Person, on any date of determination, such Person on such date (a) owns Property whose fair salable value is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities); (b) owns Property whose present fair salable value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and are scheduled to mature in the ordinary course of business; (c) is able to pay all of its debts as they are scheduled to mature in the ordinary course of business; (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (e) is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code; (f) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates; ~~and~~ (g) with respect to any Person incorporated in the U.K., (i) it is not unable and does not admit its inability to pay its debts as they fall due, (ii) it is not deemed to, or is not declared to, be unable to pay its debts under applicable law, (iii) it has not suspended or threatened to suspend making payments on any of it debts or (iv) by reason of actual or anticipated financial difficulties, it has not commenced negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness; and (h) with respect to any Person incorporated under the laws of Luxembourg, (i) is not in a state of cessation of payments (cessation de paiements) and (ii) has not lost its creditworthiness (ébranlement de crédit). “Fair salable value” means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

SONIA: with respect to any applicable determination date the Sterling Overnight Index Average Reference Rate published on such date on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by Agent from time to time); provided, that if such determination date is not a Business Day, SONIA means such rate that applied on the first Business Day immediately prior thereto.

SONIA Adjustment: with respect to SONIA, 0.05% per annum.

SONIA Daily Rate: for any date, the rate per annum equal to SONIA determined pursuant to the definition thereof, plus the SONIA Adjustment; provided, that such rate shall not be less than zero. Any change in the SONIA Daily Rate shall be effective from and including such date of change without further notice.

Specified Obligor: an Obligor that is not then an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 5.10).

Spot Rate: the exchange rate, as determined by Agent, that is applicable to conversion of one currency into another currency, which is (a) the exchange rate reported by Bloomberg (or other commercially available source designated by Agent) as of the end of the preceding business day in the financial market for the first currency; or (b) if such report is unavailable for any reason, the spot rate for the purchase of the first currency with the second currency as in effect during the preceding business day in Agent’s principal foreign exchange trading office for the first currency.

Stated Amount: the outstanding amount of a Letter of Credit, including any automatic increase or tolerance (whether or not then in effect) provided by the Letter of Credit or related LC Documents.

Sterling: the lawful currency of the U.K.

Subject Acquisition: the Acquisition of the Equity Interests of the companies described in clauses (b) and (c) of the definition of “Alliance Companies” by Helix Alliance Decom, LLC, a Delaware limited liability company, a wholly owned Subsidiary of Helix pursuant to the Alliance Purchase Agreement.

Subject Earnout: the Earn-Out Consideration (as defined in the Alliance Purchase Agreement, as in effect on the First Amendment Effective Date, and as amended, supplemented or modified from time to time, subject to Section 10.2.7).

Subject Payment: one or more payments made by Helix Alliance Decom, LLC, a Delaware limited liability company, or Helix, in connection with the Subject Earnout.

Subject Payment Due Date: the estimated Earn Out Payment Date (as defined in the Alliance Purchase Agreement).

Subordinated Debt: Debt incurred by an Obligor that is expressly subordinate and junior in right of payment to Full Payment of all Obligations pursuant to a subordination agreement or provision reasonably satisfactory to Agent.

Subsidiary: any entity at least 50% of whose voting securities or Equity Interests is owned by an Obligor or combination of Obligors (including indirect ownership through other entities in which an Obligor directly or indirectly owns 50% of the voting securities or Equity Interests).

Successor Rate: an Alternative Currency Successor Rate or Term SOFR Successor Rate, as applicable.

Swap: as defined in Section 1a(47) of the Commodity Exchange Act.

Swap Obligations: obligations under an agreement relating to a Swap.

Swingline Loan: U.K. Swingline Loans and/or U.S. Swingline Loans, as the context requires.

Taxes: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

Term SOFR: ~~for the applicable corresponding tenor (or if any Available Tenor of a Benchmark does not correspond to an Available Tenor for the applicable Benchmark Replacement, the closest corresponding Available Tenor and if such Available Tenor corresponds equally to two Available Tenors of the applicable Benchmark Replacement, the corresponding tenor of the shorter duration shall be applied), the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body~~(a) for any Interest Period relating to a Term SOFR Loan, a per annum rate equal to the Term SOFR Screen Rate two U.S. Government

Securities Business Days prior to such Interest Period, with a term equivalent to such Interest Period (or if such rate is not published prior to 11:00 a.m. on the determination date, the applicable Term SOFR Screen Rate on the U.S. Government Securities Business Day immediately preceding such date), plus the SOFR Adjustment for such Interest Period; and (b) for any interest calculation relating to a Base Rate Loan on any day, a fluctuating rate of interest equal to the Term SOFR Screen Rate with a term of one month commencing that day; provided, that in no event shall Term SOFR be less than zero.

Term SOFR Conforming Changes: with respect to use, administration of or conventions associated with SOFR, Term SOFR or any proposed Term SOFR Successor Rate, as applicable, any conforming changes to the definitions of U.S. Base Rate, U.K. Base Rate, SOFR, Term SOFR and Interest Period, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of Business Day and U.S. Government Securities Business Day, timing of borrowing requests or prepayment, conversion or continuation notices, and length of lookback periods) as may be appropriate, in Agent's discretion, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by Agent in a manner substantially consistent with market practice (or, if Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as Agent determines is reasonably necessary in connection with the administration of any Loan Document).

Term SOFR Loan: a Loan that bears interest based on clause (a) of the definition of Term SOFR.

Term SOFR Scheduled Unavailability Date: as defined in Section 3.6.2.

Term SOFR Screen Rate: the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by Agent from time to time).

Term SOFR Successor Rate: as defined in Section 3.6.2.

Transferee: any actual or potential Eligible Assignee, Participant or other Person acquiring an interest in any Obligations.

UCC: the Uniform Commercial Code as in effect in the State of New York or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.

U.K.: The United Kingdom of Great Britain and Northern Ireland.

U.K. Availability: the U.K. Borrowing Base minus U.K. Revolver Usage.

U.K. Availability Reserve: the sum (without duplication) of (a) the U.K. Rent and Charges Reserve; (b) the U.K. Bank Product Reserve; (c) the aggregate amount of liabilities secured by Liens upon Collateral (other than Vessels and related equipment) of U.K. Domiciled Obligors and the aggregate amount of claims that are or may be senior to Agent’s Liens upon such Collateral, including Liens and claims arising under non-UCC law (but imposition of any such reserve shall not waive any Event of Default arising therefrom); (d) the U.K. Priority Payables Reserve; (e) subcontractor payables reserves; and (f) additional reserves, in such amounts and with respect to such matters, as Agent in its Permitted Discretion may elect to impose from time to time.  Notwithstanding the foregoing, (i) the amount of any such reserve shall have a reasonable relationship to the event, condition or other matter that is the basis for such reserve, and (ii) no reserves shall be duplicative of items accounted for through the eligibility criteria.  Agent shall provide U.S. Borrower Agent with notice of Agent’s intent to establish new or increase existing U.K. Availability Reserves (which notice may be by telephone or email).  Agent shall be reasonably available during normal business hours to discuss the proposed new or increased U.K. Availability Reserves, and Borrowers may take such action as may be required by Agent so that the circumstance, condition, event or other contingency that is the basis for such new or increased U.K. Availability Reserves no longer exists in a manner and to the extent reasonably satisfactory to the Agent.  In no event shall such notice and opportunity limit the right of Agent to establish or increase U.K. Availability Reserves (unless Agent shall have determined that the circumstance, condition, event or other contingency that is the basis for such new or increased U.K. Availability Reserves no longer exists or has otherwise been adequately addressed by Borrowers), and such new or increased U.K. Availability Reserves shall not be effective until the third Business Day after the date notice of such proposed new U.K. Availability Reserve or increase was given by Agent to U.S. Borrower Agent.  During the period pending Agent’s implementation of any new or increased U.K. Availability Reserve, Agent may (but is not required to) limit Borrowings on a pro forma basis for such U.K. Availability Reserves.

U.K. Bank Product Reserve: the aggregate amount of reserves established by Agent from time to time in its Permitted Discretion in respect of Secured Bank Product Obligations for the account of the U.K. Domiciled Obligors.

U.K. Base Rate: (a) with respect to U.K. Loans denominated in Dollars, ~~the LIBOR Rate~~Term SOFR for a ~~30 day~~one month interest period as in effect on the first Business Day of the current calendar month, plus the SOFR Adjustment, and (b) with respect to U.K. Loans denominated in Sterling, the SONIA Daily Rate; provided, that in no event shall the U.K. Base Rate be less than zero.

U.K. Base Rate Loan: a U.K. Loan that bears interest based on the U.K. Base Rate.

U.K. Billed Accounts Formula Amount: (a) 90% of the Value of U.K. Eligible Accounts owing by Investment Grade Account Debtors, plus (b) 85% of the Value of U.K Eligible Accounts owing by other Account Debtors; provided, that such percentages shall be reduced by 1.0% for each percentage point (or portion thereof) that the Dilution Percent exceeds 5.0%. The amounts included in the computation of the U.K Billed Accounts Formula Amount shall be expressed in Dollars and in any case in which an amount is originally denominated in a currency other than Dollars, such amount shall be the Dollar Equivalent thereof.

U.K. Bond and Floating Charge: the bond and floating charge governed by Scots law and executed by the U.K. Domiciled Obligors (and as the case may be any additional U.K. Domiciled Obligor incorporated in Scotland following the Closing Date) in favour of the Agent.

U.K. Borrower Agent: as defined in Section 4.4.

U.K. Borrowers: (a) the Initial U.K. Borrowers and (b) each other U.K. Subsidiary that after the Closing Date has executed a supplement or joinder to this Agreement in accordance with Section 10.1.9 and has satisfied the other requirements set forth in Section 10.1.9 in order to become a U.K. Borrower.

U.K. Borrower DTTP Filing: an HM Revenue & Customs Form DTTP2 duly completed and filed by the relevant U.K. Borrower, which:

(a)where it relates to a U.K. Treaty Lender that is a party to this Agreement as a Lender on the date of this Agreement, contains the scheme reference number and jurisdiction of tax residence stated opposite that Lender’s name in Schedule 1.1, and (i) where the U.K. Borrower is a party to this Agreement on the date of this Agreement, is filed with HM Revenue & Customs within 30 days of the date of this Agreement; or (ii) where the U.K. Borrower is not a party to this Agreement on the date of this Agreement, is filed with HM Revenue & Customs within 30 days of the date on which that U.K. Borrower becomes a party to this Agreement; or

(b)where it relates to a U.K. Treaty Lender that is not a party to this Agreement as a Lender on the date of this Agreement, contains the scheme reference number and jurisdiction of tax residence stated in respect of that Lender in the documentation which it executes on becoming a party to this Agreement as a Lender, and (i) where the U.K. Borrower is a party to this Agreement as at the date on which that U.K. Treaty Lender becomes a party to this Agreement as a Lender, is filed with HM Revenue & Customs within 30 days of that date; or (ii) where the U.K. Borrower is not a party to this Agreement as at the date on which that U.K. Treaty Lender comes a party to this Agreement as a Lender, is filed with HM Revenue & Customs within 30 days of the date on which that U.K. Borrower becomes a party to this Agreement.

U.K. Borrowing Base: on any date of determination and based on the most recent U.K. Borrowing Base Report (as it may be adjusted hereunder), an amount equal to the lesser of (a) the aggregate U.K. Commitments; or (b) the sum of (i) the U.K. Billed Accounts Formula Amount, plus (ii) the U.K. Unbilled Accounts Formula Amount, minus (iii) the U.K. Availability Reserve.

U.K. Commitment: for any U.K. Lender, its obligation to make U.K. Loans and to participate in U.K. LC Obligations up to the maximum principal amount shown on Schedule 1.1(a), as hereafter modified pursuant to Section 2.1.7 or an Assignment to which it is a party. “U.K. Commitments” means the aggregate amount of all U.K. Lenders’ U.K. Commitments. As of the ~~Closing~~First Amendment Effective Date, the aggregate amount of the U.K. Commitments is $35,000,000.

U.K. Commitment Termination Date: the earliest to occur of (a) the U.S. Commitment Termination Date; (b) the date on which U.K. Borrowers terminate the U.K. Commitments pursuant to Section 2.1.4; or (c) the date on which the U.K. Commitments are terminated pursuant to Section 11.2.

U.K. CTA: Corporation Tax Act 2009 (U.K.) as amended from time to time.

U.K. Debenture: the debenture governed by English law and executed by the U.K. Domiciled Obligors in favour of the Agent.

U.K. Domiciled Obligor: each U.K. Borrower and each U.K. Subsidiary now or hereafter party hereto as a Guarantor, and “U.K. Domiciled Obligors” means all such Persons, collectively.

U.K. Dominion Account: each account established by a U.K. Borrower at Bank of America (London) or another bank acceptable to Agent, over which Agent shall have exclusive control for withdrawal purposes.

U.K. Eligible Account: an Account owing to a U.K. Borrower from the rendition of services and that arises in the Ordinary Course of Business, is payable in Dollars, Sterling or Euros, has been invoiced and is deemed by Agent, in its Permitted Discretion, to be a U.K. Eligible Account. Without limiting the foregoing, no Account shall be a U.K. Eligible Account if (a) it is unpaid for more than 60 days after the original due date, or more than 90 days after the original invoice date; (b) 50% or more of the Accounts owing by the Account Debtor are not U.K. Eligible Accounts under the foregoing clause; (c) when aggregated with other Eligible Accounts owing by the Account Debtor and its Affiliates to the Borrowers, it exceeds 20% of the Borrowers’ aggregate Eligible Accounts (or such higher percentage as Agent may establish for the Account Debtor from time to time, provided, that for BP Exploration Operating Company Limited and Royal Dutch Shell plc, such concentration limit shall instead be 40%), but ineligibility shall be limited to the amount of such excess; (d) it does not conform with a covenant or representation herein relating to Accounts; (e) it is owing by a creditor or supplier, or is otherwise subject to offset, counterclaim, dispute, deduction, discount (other than customary discounts for prompt payment in the Ordinary Course of Business), recoupment, reserve, defense, chargeback, credit or allowance (but ineligibility shall be limited to the amount thereof); (f) an Insolvency Proceeding has been commenced by or against the Account Debtor from which the Account Debtor has not emerged (unless the payment of such Accounts from the Account Debtor is guaranteed in a manner and by a Person reasonably acceptable to Agent); or the Account Debtor has failed, has suspended (for more than 15 consecutive Business Days) or ceased doing business, is liquidating, dissolving or winding up its affairs, is not Solvent, or is the target of any Sanction or on any specially designated nationals list maintained by OFAC; or the U.K. Borrower is not able to bring suit or enforce remedies against the Account Debtor through judicial process; (g) the Account Debtor is not organized under or has its principal offices or assets outside an Eligible Account Debtor Jurisdiction applicable to such U.K. Borrower, unless the Account is supported by (i) a letter of credit, guaranty or other credit support reasonably acceptable to Agent or (ii) credit insurance reasonably satisfactory and assigned to Agent; (h) it is owing by a Governmental Authority; (i) it is not subject to a duly perfected, first priority Lien in favor of Agent or is subject to any other Lien (in each case other than Liens permitted under Section 10.2.2(c) and (d)); (j) the services giving rise to it have been rejected or otherwise disputed by the Account Debtor (but only to the extent of such rejection or dispute); (k) it is evidenced by Chattel Paper or an Instrument of any kind, or has been reduced to judgment; (l) its payment has been extended or the Account Debtor has made a partial payment; (m) it arises from a sale to an Affiliate, from a sale on a cash-on-delivery, bill-and-hold, sale or return, sale on approval, consignment, or other repurchase or return basis, or from a sale for personal, family or household purposes; (n) it (i) represents a progress billing (it being understood and agreed that Dayrate Billings do not constitute progress billings), except that this clause (i) shall not render task-based billings ineligible where the relevant task is complete and the Account therefor is fully earned and entitled to be invoiced, (ii) constitutes retainage, except to the extent that the relevant project is complete and the retainage is final, due and owing with the conditions to its release, and acceptance of the work by the Account Debtor, fully satisfied, or (iii) relates to services for which a performance, surety or completion bond or similar assurance has been issued (whether or not constituting Permitted Debt), except that this clause (iii) shall not exclude Accounts from completed bonded projects where the services are complete and accepted by the Account Debtor and the bond therefor cannot be drawn; provided, that the aggregate amount of Accounts included as Eligible Accounts due to the exceptions in this clause (n) shall not exceed $5,000,000 at any time (on a combined basis with clause (n) of the definition of U.S. Eligible Account); (o) it is a credit card sale or an amount due from a credit card issuer or processor; (p) it includes a billing for interest, fees or late charges, but ineligibility shall be limited to the extent thereof; or (q) it arises from a contract served by a Vessel (or other equipment including remote operated vehicles, intervention riser systems, subsea intervention lubricators, riserless open water abandonment modules and trenchers) that (i) has been arrested and not released, (ii) becomes the subject of a Lien that is not a Permitted Lien, (iii) is in a war zone requiring the suspension of Vessel (or other equipment) operations, (iv) fails to receive, renew or be granted the consent of a Governmental Authority necessary for its operation or (v) is otherwise incapable of generating Accounts and earnings, in each case to the extent that any of the foregoing could reasonably be expected to adversely affect the collectability of such Account in any material respect. In calculating delinquent portions of Accounts under clauses (a) and (b), credit balances more than 90 days old will be excluded.

U.K. Facility Collateral: Collateral that now or hereafter secures (or is intended to secure) any of the U.K. Facility Obligations, including Property of the Guarantors pledged to secure the U.K. Facility Obligations under their guarantee of the U.K. Facility Obligations.

U.K. Facility Obligations: all Obligations of the U.K. Domiciled Obligors (including, for the avoidance of doubt, all Obligations of the U.K. Domiciled Obligors as guarantors of the U.S. Facility Obligations).

U.K. Facility Secured Parties: Agent, any Issuing Bank of U.K. Letters of Credit, U.K. Lenders and Secured Bank Product Providers of Bank Products to U.K. Domiciled Obligors, together with the U.S. Facility Secured Parties.

U.K. Financial Institution: any BRRD Undertaking (as defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

U.K. ITA: the Income Tax Act 2007 (U.K.) as amended from time to time.

U.K. LC Conditions: the following conditions necessary for issuance of a U.K. Letter of Credit: (a) each of the conditions set forth in Section 6.2; (b) after giving effect to such issuance, total LC Obligations do not exceed the Letter of Credit Subline and U.K. Revolver Usage does not exceed the U.K. Borrowing Base; (c) the U.K. Letter of Credit and payments thereunder are denominated in Dollars or other currency satisfactory to Agent and Issuing Bank; and (d) the purpose and form of the proposed U.K. Letter of Credit are satisfactory to Agent and Issuing Bank in their discretion.

U.K. LC Documents: all documents, instruments and agreements (including requests and applications) delivered by any U.K. Borrower or any other Person to Issuing Bank or Agent in connection with any U.K. Letter of Credit.

U.K. LC Obligations: the sum of (a) all amounts owing by a U.K. Borrower for drawings under U.K. Letters of Credit; and (b) the Stated Amount of all outstanding U.K. Letters of Credit.

U.K. Lender: any Lender that has issued a U.K. Commitment.

U.K Letter of Credit: any standby or documentary letter of credit, foreign guaranty, documentary bankers acceptance, indemnity, reimbursement agreement or similar instrument issued by Issuing Bank for the account or benefit of a U.K. Domiciled Obligor, including the Existing Letters of Credit.

U.K. Loan: a Loan made by a U.K. Lender to U.K. Borrowers pursuant to Section 2.1, which Loan shall be (a) denominated in Dollars and shall be either a U.K. Base Rate Loan or a ~~LIBOR~~Term SOFR Loan or (b) denominated in Sterling and shall be a U.K. Base Rate Loan, in each case as selected by the Borrower Agent, and including any U.K. Swingline Loan or U.K. Protective Advance.

U.K. Non-Bank Lender: a Lender which is not a party to this Agreement as a Lender on the date of this Agreement and which gives a U.K. Tax Confirmation in the documentation which it executes on becoming a party to this Agreement as a Lender.

U.K. Overadvance: as defined in Section 2.1.5(b).

U.K. Priority Payables Reserve: as of any date of determination, a reserve in such amount as the Agent may determine in its Permitted Discretion to reflect the full amount of any liabilities or amounts which (by virtue of any Liens or any statutory provision) rank or are capable of ranking in priority to the Agent’s Liens and/or for amounts which may represent costs relating to the enforcement of the Agent’s Liens including, without limitation, but only to the extent prescribed pursuant to law and statute then in force in the U.K., (a) amounts due to employees in respect of unpaid wages and holiday pay, (b) the amount of all scheduled but unpaid pension contributions, (c) the “prescribed part” of floating charge realisations held for unsecured creditors, (d) amounts for any creditor of any preferential debt arising at law including, amounts due to HM Revenue and Customs in respect of valued added tax (VAT), pay as you earn (PAYE) (including student loan repayments), employee national insurance contributions and construction industry scheme deductions, (e) amounts for the prior payment of certain winding up expenses, (f) amounts in relation to the rights of parties holding effectively executed diligence, (g) amounts for liabilities secured by Liens otherwise afforded priority (provided that the imposition of any such reserve shall not waive an Event of Default arising therefrom), and (h) the expenses and liabilities incurred by any administrator (or other insolvency officer) and any remuneration of such administrator (or other insolvency officer).

U.K. Protective Advances: as defined in Section 2.1.6.

U.K. Qualifying Lender: (a) a Lender that is beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document and is (i) a Lender: (A) that is a bank (as defined for the purpose of section 879 of the U.K. ITA) making an advance under a Loan Document and is within the charge to U.K. corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payments apart from section 18A of the U.K. CTA; or (B) in respect of an advance made under a Loan Document by a person that was a bank (as defined for the purpose of section 879 of the U.K. ITA) at the time such advance was made and within the charge to U.K. corporation tax as respects any payments of interest made in respect to such advance, (ii) a Lender which is (A) a company resident in the U.K. for U.K. tax purposes, (B) a partnership, each member of which is (x) a company so resident in the U.K.; or (y) a company not so resident in the U.K. which carries on a trade in the U.K. through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the U.K. CTA) the whole or any share of the interest payable in respect of that advance that falls to it by reason of Part 17 of the U.K. CTA; or (C) a company not so resident in the U.K. which carries on a trade in the U.K. through a permanent establishment and which brings into account interest payable in respect of that advance in computing its chargeable profits (within the meaning of section 19 of the U.K. CTA) or (iii) a U.K. Treaty Lender; or (b) a Lender which is a building society (as defined for the purpose of section 880 of the U.K. ITA) making an advance under a Loan Document.

U.K. Rent and Charges Reserve: to the extent that original, non-duplicative books and records relating to the Collateral are located at the U.K. Borrowers’ headquarters, a reserve equal to three months’ rent and other charges that could reasonably be expected to be payable to the landlord of the U.K. Borrowers’ headquarters location, unless such Person has executed a Lien Waiver reasonably acceptable to Agent.

U.K. Reimbursement Date: as defined in Section 2.3.2.

U.K. Resolution Authority: the Bank of England or any other public administrative authority having responsibility for the resolution of any U.K. Financial Institution.

U.K. Revolver Usage: (a) the aggregate amount of outstanding U.K. Loans; plus (b) the aggregate Stated Amount of outstanding U.K. Letters of Credit (except, for purposes of determining U.K. Availability only, to the extent Cash Collateralized by the U.K. Borrowers pursuant to Section 2.3.3(a)).

U.K. Security Documents: the U.K. Debenture, the U.K. Bond and Floating Charge and any other document governed by English law or Scots law granting a Lien over any asset as security for the Obligations.

U.K. Subsidiary: any Subsidiary of Helix that is organized or incorporated under the laws of the United Kingdom or any legal jurisdiction thereof.

U.K. Swingline Loan: any Borrowing of U.K. Base Rate Loans funded with Agent’s funds, until such Borrowing is settled among U.K. Lenders or repaid by U.K. Borrowers.

U.K. Tax Confirmation: confirmation by a Lender that the person beneficially entitled to interest payable to such Lender in respect of an advance under a Loan Document is either (a) a company resident in the U.K. for U.K tax purposes, (b) a partnership, each member of which is (i) a company so resident in the U.K.; or (ii) a company not so resident in the U.K. which carries on a trade in the U.K. through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the U.K. CTA) the whole or any share of the interest payable in respect of that advance that falls to it by reason of Part 17 of the U.K. CTA or (c) a company not so resident in the U.K. that carries on a trade in the U.K. through a permanent establishment and which brings into account interest payable in respect of such advance in computing the chargeable profits (within the meaning of section 19 of the U.K. CTA) of such company.

U.K. Tax Deduction: in relation to any U.K. Borrower, a deduction or withholding from a payment under any Loan Document for and on account of any Taxes, other than a FATCA Deduction.

U.K. Treaty Lender: a Lender which:

(a)is treated as a resident of a U.K. Treaty State for the purposes of the relevant U.K. Treaty;

(b)does not carry on a business in the U.K. through a permanent establishment with which that Lender’s participation in any advance is effectively connected; and

(c)fulfils any other conditions which must be fulfilled under the relevant U.K. Treaty by residents of that U.K. Treaty State (subject to the completion of any necessary procedural or filing requirements) for such residents to obtain full exemption from U.K. taxation on interest payable to that Lender in respect of an advance under a Loan Document.

U.K. Treaty State: a jurisdiction having a double taxation agreement (a U.K. Treaty) with the U.K. which makes provision for full exemption from tax imposed by the U.K. on interest.

U.K. Unbilled Accounts Formula Amount: 80% of the Value of U.K. Unbilled Eligible Accounts; provided, that (a) the aggregate amount of U.K. Unbilled Eligible Accounts and U.S. Unbilled Eligible Accounts included in the Global Borrowing Base shall not exceed $25,000,000 at any time and (b) such percentage shall be reduced by 1.0% for each percentage point (or portion thereof) that the Dilution Percent exceeds 5.0%.  The amounts included in the computation of the U.K Unbilled Accounts Formula Amount shall be expressed in Dollars and in any case in which an amount is originally denominated in a currency other than Dollars, such amount shall be the Dollar Equivalent thereof.

U.K. Unbilled Eligible Accounts: any Account owing to a U.K. Borrower which would qualify as a “U.K Eligible Account” except that the invoice with respect thereto has not yet been submitted to the Account Debtor, so long as such Accounts have not been unbilled for more than 30 consecutive days following the creation of the unbilled Account; provided, that for Royal Dutch Shell plc, such time period shall instead be 45 consecutive days.

U.K. Unused Line Fee Rate: a per annum rate equal to (a) 0.50%, if average daily U.K. Revolver Usage was 50% or less of the U.K. Commitments during the preceding calendar month, or (b) 0.375%, if average daily U.K. Revolver Usage was more than 50% of the U.K. Commitments during such month.

Unfunded Pension Liability: the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to the Code, ERISA or the Pension Protection Act of 2006 for the applicable plan year.

Upstream Payment: a Distribution by a Subsidiary of an Obligor to such Obligor.

U.S.: the United States of America.

U.S. Availability: the U.S. Borrowing Base minus U.S. Revolver Usage.

U.S. Availability Reserve: the sum (without duplication) of (a) the U.S. Rent and Charges Reserve; (b) the U.S. Bank Product Reserve; (c) the aggregate amount of liabilities secured by Liens upon Collateral of U.S. Domiciled Obligors and the aggregate amount of claims that are or may be senior to Agent’s Liens upon such Collateral, including Liens and claims arising under non-UCC law (but imposition of any such reserve shall not waive any Event of Default arising therefrom); (d) reserves for sales taxes; (e) subcontractor payables reserves; and (f) additional reserves, in such amounts and with respect to such matters, as Agent in its Permitted Discretion may elect to impose from time to time.  Notwithstanding the foregoing, (i) the amount of any such reserve shall have a reasonable relationship to the event, condition or other matter that is the basis for such reserve, and (ii) no reserves shall be duplicative of items accounted for through the eligibility criteria.  Agent shall provide U.S. Borrower Agent with notice of Agent’s intent to establish new or increase existing U.S. Availability Reserves (which notice may be by telephone or email).  Agent shall be reasonably available during normal business hours to discuss the proposed new or increased U.S. Availability Reserves, and Borrowers may take such action as may be required by Agent so that the circumstance, condition, event or other contingency that is the basis for such new or increased U.S. Availability Reserves no longer exists in a manner and to the extent reasonably satisfactory to the Agent.  In no event shall such notice and opportunity limit the right of Agent to establish or increase U.S. Availability Reserves (unless Agent shall have determined that the circumstance, condition, event or other contingency that is the basis for such new or increased U.S. Availability Reserves no longer exists or has otherwise been adequately addressed by Borrowers), and such new or increased U.S. Availability Reserves shall not be effective until the third Business Day after the date notice of such proposed new U.S. Availability Reserve or increase was given by Agent to U.S. Borrower Agent.  During the period pending Agent’s implementation of any new or increased U.S. Availability Reserve, Agent may (but is not required to) limit Borrowings on a pro forma basis for such U.S. Availability Reserves.

U.S. Bank Product Reserve: the aggregate amount of reserves established by Agent from time to time in its Permitted Discretion in respect of Secured Bank Product Obligations for the account of the U.S. Domiciled Obligors.

U.S. Base Rate: for any day, a per annum rate equal to the greater of (a) the Prime Rate for such day; (b) the Federal Funds Rate for such day, plus 0.50%; or (c) ~~the LIBOR Rate~~Term SOFR for a one month interest period as of such day, plus 1.0%; provided, that in no event shall the U.S. Base Rate be less than zero.

U.S. Base Rate Loan: a U.S. Loan that bears interest based on the U.S. Base Rate.

U.S. Billed Accounts Formula Amount: (a) 90% of the Value of U.S. Eligible Accounts owing by Investment Grade Account Debtors, plus (b) 85% of the Value of U.S. Eligible Accounts owing by other Account Debtors; provided, that such percentages shall be reduced by 1.0% for each percentage point (or portion thereof) that the Dilution Percent exceeds 5.0%.  The amounts included in the computation of the U.S. Billed Accounts Formula Amount shall be expressed in Dollars and in any case in which an amount is originally denominated in a currency other than Dollars, such amount shall be the Dollar Equivalent thereof.

U.S. Borrower Agent: as defined in Section 4.4.

U.S. Borrowers: (a) the Initial U.S. Borrowers and (b) each other Domestic Subsidiary that after the Closing Date has executed a supplement or joinder to this Agreement in accordance with Section 10.1.9 and has satisfied the other requirements set forth in Section 10.1.9 in order to become a U.S. Borrower.

U.S. Borrowing Base: on any date of determination and based on the most recent U.S. Borrowing Base Report (as it may be adjusted hereunder), an amount equal to the lesser of (a) the aggregate U.S. Commitments; or (b) the sum of (i) the U.S. Billed Accounts Formula Amount, plus (ii) the U.S. Unbilled Accounts Formula Amount, plus (iii) the U.S. Cash Amount, minus (iv) the U.S. Availability Reserve.

U.S. Cash Amount: 100% of U.S. Eligible Pledged Cash not to exceed $20,000,000.

U.S. Cash Collateral Account: a demand deposit, money market or other account of a U.S. Borrower established by Agent at Bank of America or such other financial institution as Agent may select in its Permitted Discretion, which account shall be subject to a Lien in favor of Agent and exclusive control securing the U.S. Facility Obligations.

U.S. Commitment: for any U.S. Lender, its obligation to make U.S. Loans and to participate in U.S. LC Obligations up to the maximum principal amount shown on Schedule 1.1(a), as hereafter modified pursuant to Section 2.1.7 or an Assignment to which it is a party. “U.S. Commitments” means the aggregate amount of all U.S. Lenders’ U.S. Commitments. As of the ~~Closing~~First Amendment Effective Date, the aggregate amount of the U.S. Commitments is $~~45,000,000~~65,000,000.

U.S. Commitment Termination Date: the earliest to occur of (a) the Maturity Date; (b) the date on which U.S. Borrowers terminate the U.S. Commitments pursuant to Section 2.1.4; or (c) the date on which the U.S. Commitments are terminated pursuant to Section 11.2.

U.S. Domiciled Obligor: each U.S. Borrower and each Domestic Subsidiary now or hereafter party hereto as a Guarantor, and “U.S. Domiciled Obligors” means all such Persons, collectively.

U.S. Dominion Account: each account established by any of the U.S. Borrowers at Bank of America or another bank acceptable to Agent, over which Agent shall have exclusive control for withdrawal purposes.

U.S. Eligible Account: an Account owing to a U.S. Borrower from the rendition of services that arises in the Ordinary Course of Business, is payable in Dollars or Canadian Dollars, has been invoiced and is deemed by Agent, in its Permitted Discretion, to be a U.S. Eligible Account. Without limiting the foregoing, no Account shall be a U.S. Eligible Account if (a) it is unpaid for more than 60 days after the original due date, or more than 90 days after the original invoice date; (b) 50% or more of the Accounts owing by the Account Debtor are not U.S. Eligible Accounts under the foregoing clause; (c) when aggregated with other Eligible Accounts owing by the Account Debtor and its Affiliates to the Borrowers, it exceeds 20% of the Borrowers’ aggregate Eligible Accounts (or such higher percentage as Agent may establish for the Account Debtor from time to time, provided, that for BP Exploration Operating Company Limited and Royal Dutch Shell plc, such concentration limit shall instead be 40%), but ineligibility shall be limited to the amount of such excess; (d) it does not conform with a covenant or representation herein relating to Accounts; (e) it is owing by a creditor or supplier, or is otherwise subject to offset, counterclaim, dispute, deduction, discount (other than customary discounts for prompt payment in the Ordinary Course of Business), recoupment, reserve, defense, chargeback, credit or allowance (but ineligibility shall be limited to the amount thereof); (f) an Insolvency Proceeding has been commenced by or against the Account Debtor from which the Account Debtor has not emerged (unless the payment of such Accounts from the Account Debtor is guaranteed in a manner and by a Person reasonably acceptable to Agent); or the Account Debtor has failed, has suspended (for more than 15 consecutive Business Days) or ceased doing business, is liquidating, dissolving or winding up its affairs, is not Solvent, or is the target of any Sanction or on any specially designated nationals list maintained by OFAC; or the U.S. Borrower is not able to bring suit or enforce remedies against the Account Debtor through judicial process (provided, however that Accounts from customers in bankruptcy where Agent, after being notified thereof, shall have determined in its Permitted Discretion that the timely payment and collection of such Account will not be impaired, shall not be excluded solely by reason of this clause (f)); (g) the Account Debtor is not organized under or has its principal offices or assets outside an Eligible Account Debtor Jurisdiction applicable to such U.S. Borrower, unless the Account is supported by (i) a letter of credit, guaranty or other credit support reasonably acceptable to Agent or (ii) credit insurance reasonably satisfactory and assigned to Agent, provided, that Agent may, in its Permitted Discretion, permit U.S. Borrowers to include up to $5,000,000 in otherwise Eligible Accounts owing by Investment Grade Account Debtors as eligible hereunder notwithstanding that such Account Debtors do not satisfy this clause (g); (h) it is owing by a Governmental Authority, unless the Account Debtor is the United States or any State thereof or any department, agency or instrumentality thereof and the Account has been assigned to Agent in compliance with the federal Assignment of Claims Act or relevant state procedure respecting perfection in government accounts (or if no relevant state procedure exists Agent otherwise has a perfected security interest in such Account); (i) it is not subject to a duly perfected, first priority Lien in favor of Agent or is subject to any other Lien (in each case other than Liens permitted under Section 10.2.2(c) and (d));

(j) the services giving rise to it have been rejected or otherwise disputed by the Account Debtor (but only to the extent of such rejection or dispute); (k) it is evidenced by Chattel Paper or an Instrument of any kind, or has been reduced to judgment; (l) its payment has been extended or the Account Debtor has made a partial payment; (m) it arises from a sale to an Affiliate, from a sale on a cash-on-delivery, bill-and-hold, sale or return, sale on approval, consignment, or other repurchase or return basis, or from a sale for personal, family or household purposes; (n) it (i) represents a progress billing (it being understood and agreed that Dayrate Billings do not constitute progress billings), except that this clause (i) shall not render task-based billings ineligible where the relevant task is complete and the Account therefor is fully earned and entitled to be invoiced, (ii) constitutes retainage, except to the extent that the relevant project is complete and the retainage is final, due and owing with the conditions to its release, and acceptance of the work by the Account Debtor, fully satisfied, or (iii) relates to services for which a performance, surety or completion bond or similar assurance has been issued (whether or not constituting Permitted Debt), except that this clause (iii) shall not exclude Accounts from completed bonded projects where the services are complete and accepted by the Account Debtor and the bond therefor cannot be drawn; provided, that the aggregate amount of Accounts included as Eligible Accounts due to the exceptions in this clause (n) shall not exceed $5,000,000 at any time (on a combined basis with clause (n) of the definition of U.K. Eligible Account); (o) it is a credit card sale or an amount due from a credit card issuer or processor; (p) it includes a billing for interest, fees or late charges, but ineligibility shall be limited to the extent thereof; or (q) it arises from a contract served by a Vessel (or other equipment including remote operated vehicles, intervention riser systems, subsea intervention lubricators, riserless open water abandonment modules and trenchers) that (i) has been arrested and not released, (ii) becomes the subject of a Lien that is not a Permitted Lien, (iii) is in a war zone requiring the suspension of Vessel (or other equipment) operations, (iv) fails to receive, renew or be granted the consent of a Governmental Authority necessary for its operation or (v) is otherwise incapable of generating Accounts and earnings, in each case to the extent that any of the foregoing could reasonably be expected to adversely affect the collectability of such Account in any material respect. In calculating delinquent portions of Accounts under clauses (a) and (b), credit balances more than 90 days old will be excluded.

U.S. Eligible Pledged Cash: on any date of determination, the aggregate amount of cash of U.S. Borrowers as of such date that is on deposit in a U.S. Eligible Pledged Cash Account and subject to a duly perfected first priority Lien in favor of Agent.

U.S. Eligible Pledged Cash Account: a special purpose Deposit Account established by U.S. Borrowers at Bank of America and designated by U.S. Borrowers and Agent as an “U.S. Eligible Pledged Cash Account” and over which Agent has, in accordance with Section 8.3.2, exclusive control for withdrawal purposes.

U.S. Facility Collateral: Collateral that now or hereafter secures (or is intended to secure) any of the U.S. Facility Obligations, including Property of the Guarantors pledged to secure the U.S. Facility Obligations under their guarantee of the U.S. Facility Obligations.

U.S. Facility Obligations: all Obligations of the U.S. Domiciled Obligors (including, for the avoidance of doubt, the Obligations of the U.S. Domiciled Obligors as guarantors of the U.K. Facility Obligations).

U.S. Facility Secured Parties: Agent, any Issuing Bank of U.S. Letters of Credit, U.S. Lenders and Secured Bank Product Providers of Bank Products to U.S. Domiciled Obligors, including U.K. Facility Secured Parties.

U.S. Government Securities Business Day: any Business Day, except any day on which the Securities Industry and Financial Markets Association, New York Stock Exchange or FRBNY is not open for business because the day is a legal holiday under New York law or U.S. federal law.

U.S. LC Conditions: the following conditions necessary for issuance of a U.S. Letter of Credit: (a) each of the conditions set forth in Section 6.2; (b) after giving effect to such issuance, total LC Obligations do not exceed the Letter of Credit Subline and U.S. Revolver Usage does not exceed the U.S. Borrowing Base; (c) the U.S. Letter of Credit and payments thereunder are denominated in Dollars or other currency satisfactory to Agent and Issuing Bank; and (d) the purpose and form of the proposed U.S. Letter of Credit are satisfactory to Agent and Issuing Bank in their discretion.

U.S. LC Documents: all documents, instruments and agreements (including requests and applications) delivered by any U.S. Borrower or any other Person to Issuing Bank or Agent in connection with any U.S. Letter of Credit.

U.S. LC Obligations: the sum of (a) all amounts owing by a U.S. Borrower for drawings under U.S. Letters of Credit; and (b) the Stated Amount of all outstanding U.S. Letters of Credit.

U.S. Lender: any Lender that has issued a U.S. Commitment.

U.S. Letter of Credit: any standby or documentary letter of credit issued by an Issuing Bank for the account of a U.S. Domiciled Obligor.

U.S. Loan: a Loan made by a U.S. Lender to a U.S. Borrower pursuant to Section 2.1, which Loan shall be denominated in Dollars and shall be either a U.S. Base Rate Loan or a ~~LIBOR~~Term SOFR Loan, in each case as selected by the Borrower Agent, and including any U.S. Swingline Loan or U.S. Protective Advance.

U.S. Overadvance: as defined in Section 2.1.5(a).

U.S. Person: “United States Person” as defined in Section 7701(a)(30) of the Code.

U.S. Protective Advances: as defined in Section 2.1.6.

U.S. Rent and Charges Reserve: a reserve equal to three months’ rent and other charges that could reasonably be expected to be payable to the landlord of the U.S. Borrowers’ headquarters location, unless such Person has executed a Lien Waiver reasonably acceptable to Agent.

U.S. Reimbursement Date: as defined in Section 2.2.2.

U.S. Revolver Usage: (a) the aggregate amount of outstanding U.S. Loans; plus (b) the aggregate Stated Amount of outstanding U.S. Letters of Credit (except, for purposes of determining U.S. Availability only, to the extent Cash Collateralized by the U.S. Borrowers pursuant to Section 2.2.3(a)).

U.S. Swingline Loan: any Borrowing of U.S. Base Rate Loans funded with Agent’s funds, until such Borrowing is settled among U.S. Lenders or repaid by U.S. Borrowers.

U.S. Tax Compliance Certificate: as defined in Section 5.9.2(b)(iii).

U.S. Unbilled Accounts Formula Amount: 80% of the Value of U.S. Unbilled Eligible Accounts; provided, that (a) the aggregate amount of U.K. Unbilled Eligible Accounts and U.S. Unbilled Eligible Accounts included in the Global Borrowing Base shall not exceed $25,000,000 at any time and (b) such percentage shall be reduced by 1.0% for each percentage point (or portion thereof) that the Dilution Percent exceeds 5.0%.  The amounts included in the computation of the U.S. Unbilled Accounts Formula Amount shall be expressed in Dollars and in any case in which an amount is originally denominated in a currency other than Dollars, such amount shall be the Dollar Equivalent thereof.

U.S. Unbilled Eligible Accounts: any Account owing to a U.S. Borrower which would qualify as a “U.S. Eligible Account” except that the invoice with respect thereto has not yet been submitted to the Account Debtor, so long as such Accounts have not been unbilled for more than 30 consecutive days following the creation of the unbilled Account; provided, that for Royal Dutch Shell plc, such time period shall instead be 45 consecutive days.

U.S. Unused Line Fee Rate: a per annum rate equal to (a) 0.50%, if average daily U.S. Revolver Usage was 50% or less of the U.S. Commitments during the preceding calendar month, or (b) 0.375%, if average daily U.S. Revolver Usage was more than 50% of the U.S. Commitments during such month.

Value: for an Account, its face amount, net of any returns, rebates, discounts (calculated on the shortest terms), credits, allowances or Taxes (including sales, excise or other taxes) that have been or could be claimed by the Account Debtor or any other Person.

VAT:

(a)any value added tax imposed by the Value Added Tax Act 1994 (U.K.);

(b)any Tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(c)any other Tax of a similar nature, whether imposed in the U.K. or in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraphs (a) or (b) above, or imposed elsewhere.

Vessel: the whole of any floating structure, watercraft or other artificial contrivance used, or capable of being used, as a means of transportation on water, owned, chartered (whether by time, demise or bareboat charter) or acquired by Helix or its Subsidiaries.

Write-Down and Conversion Powers: (a) the write-down and conversion powers of the applicable EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which powers are described in the EU Bail-In Legislation Schedule; or (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any U.K. Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2Accounting Terms

. Under the Loan Documents (except as otherwise specified therein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP (or, as the context may indicate, IFRS) applied on a basis consistent with the most recent audited financial statements of Borrowers delivered to Agent before the Closing Date, except for any change required or permitted by GAAP (or, as the context may indicate, IFRS) after the Closing Date if Borrowers’ certified public accountants concur in such change and the change is disclosed to Agent and, if reasonably requested by Agent or the Required Lenders, the relevant provisions of the Loan Documents are amended in a manner reasonably satisfactory Agent and the Required Lenders to take into account the effects of the change. Notwithstanding the foregoing, if at any time any change occurs after the Closing Date in GAAP (or, as the context may indicate, IFRS) or in the application thereof on the computation of any financial ratio or financial requirement, or compliance with any covenant, set forth in any Loan Document, and Borrowers or Agent (or Required Lenders) shall so request (regardless of whether any such request is given before or after such change), Agent, the Lenders and Borrowers will negotiate in good faith to amend (subject to the approval of the Required Lenders) such ratio, requirement or covenant to preserve the original intent thereof in light of such change in GAAP (or, as the context may indicate, IFRS); provided, that until so amended, (a) such ratio, requirement or covenant shall continue to be computed in accordance with GAAP prior to such change therein and (b) if requested by Agent or any Lender, Borrowers shall provide to Agent or such Lender financial statements and other documents required under this Agreement which include a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.  Notwithstanding any other provision contained herein the amount of any Debt under GAAP with respect to Capital Lease shall be determined in accordance with the definition of Capital Lease.  In addition, all accounting terms shall be interpreted, all accounting determinations shall be made and all financial statements shall be prepared without giving effect to any election under FASB Accounting Standards Codification Topic 825, Financial Instruments, or any successor thereto (including pursuant to the Accounting Standards Codification), to value any Debt at “fair value”, as defined therein.

1.3Uniform Commercial Code

. As used herein, the following terms are defined in accordance with the UCC in effect in the State of New York: “Account Debtor,” “Chattel Paper,” “Commercial Tort Claim,” “Commodity

Account”, “Document,” “Equipment,” “General Intangibles,” “Goods,” “Instrument,” “Investment Property,” “Letter-of-Credit Right” and “Supporting Obligation.”

1.4Certain Matters of Construction

. The rules of construction and interpretation included in this Section apply to all Loan Documents save that clauses (i) through (p) (both inclusive) are applicable to each Loan Document where it relates to a Person incorporated or formed or having its Centre of Main Interests in Scotland or otherwise relates to assets, rights or interests located in Scotland or otherwise governed by Scots law. The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to the applicable document as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later date, “from” means “from and including,” and “to” and “until” each mean “to but excluding.” The terms “including” and “include” mean “including, without limitation”, “or” includes “any/or”, and the rule of ejusdem generis does not apply. Section titles appear as a matter of convenience only and will not affect the interpretation of a Loan Document. Reference to any (a) law includes all related regulations, interpretations, supplements, amendments and successor provisions; (b) document, instrument or agreement includes any amendment, extension, supplement, waiver, replacement and other modification thereto (to the extent permitted by the Loan Documents and except as otherwise specified herein); (c) section means, unless the context otherwise requires, a section of the applicable document; (d) exhibit or schedule means, unless the context otherwise requires, an exhibit or schedule to the applicable document, which is thereby incorporated by reference; (e) Person includes its permitted successors and assigns; (f) time of day means the time at Agent’s notice address under Section 14.3.1; (g) except as otherwise qualified, discretion of Agent, Issuing Bank or any Lender means the sole and absolute discretion of such Person exercised at any time; (h) except as otherwise set forth herein, in the determination of any date required for performance of deliveries, if such date is calculated to be a date other than a Business Day, such delivery or performance shall be due on the next succeeding Business Day; (i) a reference to a receiver, administrative receiver, administrator or other similar person includes, without limitation, a Scottish receiver with the powers conferred under Schedule 2 to the Insolvency Act 1986, a judicial factor or any person performing the same function of each of the foregoing; (j) reference to forfeiture shall include without limitation, irritancy; (k) reference to assigns and assignments include without limitation, assignees and assignations respectively; (l) reference to judgment and distress include, without limitation, decree and diligence respectively; (m) reference to premium shall include, without limitation, a premium, grassum or other financial incentive; (n) a reference to surety shall include, without limitation, guarantor; (o) reference to disposal shall include a sale, disposition, conveyance, transfer, assignation, grant, lease, declaration of trust, or other disposal; and (p) a reference to set off includes rights of retention, claims of compensation and right to balance accounts on insolvency. Any determination (including calculation of Borrowing Base and financial covenants) made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time. Borrowing Base calculations shall be consistent with historical methods of valuation and calculation, and otherwise reasonably satisfactory to Agent (and not necessarily calculated in accordance with GAAP). Obligors have the burden of establishing any alleged negligence, misconduct or lack of good faith by any Indemnitee under a Loan Document. No provision of a Loan Document shall be construed against a party by reason of it having, or being deemed to have, drafted the provision. Reference to an Obligor’s “knowledge” or similar concept means actual knowledge of a Senior Officer, or knowledge that a Senior Officer would have obtained if he or she had engaged in good faith and diligent performance of his or her duties, including reasonably specific inquiries of employees or agents and a good faith attempt to ascertain the matter.  With respect to the delivery of any projection or other forecasts, Agent, Issuing Bank and Lenders hereby acknowledge that (i) such information is forward looking and uncertain in nature, (ii) no assurances or representations or warranties may be made or given that such projections or forecasts will be achieved, and (iii) actual results might vary and any such variance might be material.

1.5Division

. Any reference herein to a merger, transfer, consolidation, amalgamation, assignation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company or limited partnership, or an allocation of assets to a series of any such entity (or the unwinding of such a division or allocation) as if it were a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer or similar term, as applicable, to, of or with a separate Person. Any division of Person shall constitute a separate Person hereunder.

1.6Currency Calculations

. All references in the Loan Documents to Value, Borrowing Base components, Loans, Letters of Credit, Obligations and other amounts shall be denominated in Dollars, unless expressly provided otherwise. The Dollar Equivalent of any amounts denominated or reported under a Loan Document in a currency other than Dollars shall be determined by the Agent on a daily basis based on the current Spot Rate. Each Borrower shall report Value and other Borrowing Base components to the Agent in the currency invoiced by such Borrower or shown in such Borrower’s financial records, and unless expressly provided otherwise, Helix shall deliver consolidated financial statements and calculate financial covenants in Dollars. Notwithstanding anything herein to the contrary, if any Obligation is funded and expressly denominated in a currency other than Dollars, Borrowers shall repay such Obligation in such other currency.

1.7Judgments

. If, for purposes of obtaining judgment in any court, it is necessary to convert a sum from the currency provided under a Loan Document (“Agreement Currency”) into another currency, the Spot Rate shall be used as the rate of exchange. Notwithstanding any judgment in a currency (“Judgment Currency”) other than the Agreement Currency, a Borrower shall discharge its obligation in respect of any sum due under a Loan Document only if, on the Business Day following receipt by Agent of payment in the Judgment Currency, Agent can use the amount paid to purchase the sum originally due in the Agreement Currency. If the purchased amount is less than the sum originally due, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify Agent and Lenders against such loss. If the purchased amount is greater than the sum originally due, Agent shall return the excess amount to such Borrower (or to the Person legally entitled thereto).

1.8Luxembourg Terms

. Without prejudice to the generality of any provision of this Agreement and in each Loan Document, where it relates to a company incorporated under the laws of Luxembourg, a reference to:

1.8.1a winding-up, administration, liquidation, insolvency, dissolution, reorganisation, composition, compromise, assignment or arrangement includes, without limitation, bankruptcy (faillite), insolvency, voluntary or judicial liquidation (dissolution ou liquidation volontaire), court ordered liquidation (liquidation judiciaire) voluntary or judicial liquidation (liquidation volontaire ou judiciaire), composition with creditors (concordat préventif de la faillite), moratorium or reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), general settlement with creditors, reorganisation or similar laws affecting the rights of creditors generally;

1.8.2an agent includes, without limitation, a mandataire;

1.8.3constitutional documents includes the up-to-date articles of association (statuts) or the articles of incorporation of that person, as appropriate;

1.8.4a liquidator, trustee in bankruptcy, receiver, administrator or similar officer includes, without any limitation, any:

(a)juge-commissaire and/or insolvency receiver (curateur) appointed under the Luxembourg act of 10 August 1915 on commercial companies as amended;

(b)liquidateur appointed under Articles 110-1 to 110-15 (inclusive) of the Luxembourg act of 10 August 1915 on commercial companies, as amended;

(c)juge-commissaire and/or liquidateur appointed under Article 1200-1 of the Luxembourg act of 10 August 1915 on commercial companies, as amended;

(d)commissaire appointed under the Grand-Ducal decree of 24 May 1935 on the controlled management regime or under Articles 593 to 614 (inclusive of the Luxembourg Commercial Code);

(e)juge délégué appointed under the Luxembourg act of 14 April 1886 on the composition to avoid bankruptcy, as amended;

1.8.5a security interest includes any hypothèque, nantissement, gage, privilège, sûreté réelle, droit de rétention and any type of security in rem or real security (sûreté réelle) or agreement or arrangement having a similar effect and any transfer of title by way of security;

1.8.6a guarantee includes any guarantee which is independent from the debt to which it relates or any suretyship (cautionnement) within the meaning of Articles 2011 and seq. of the Luxembourg Civil Code;

1.8.7attachment means an executory attachment (saisie exécutoire) or conservatory attachment (saisie conservatoire);

1.8.8a person being unable to pay its debts includes that person having ceased payments (cessation de paiements); and

1.8.9a director or a manager includes an administrateur and a gérant.

Section 2.CREDIT FACILITIES.

2.1Loan Commitments

2.1.1Commitments.

(a)Each U.S. Lender agrees, severally on a Pro Rata basis up to its U.S. Commitment, on the terms set forth herein (including Section 6), to make U.S. Loans to U.S. Borrowers in Dollars from time to time through the U.S. Commitment Termination Date. The U.S. Loans may be repaid and reborrowed as provided herein. In no event shall U.S. Lenders have any obligation to honor a request for a U.S. Loan if, after giving effect to such U.S. Loan, U.S. Revolver Usage at such time would exceed the U.S. Borrowing Base then in effect.

(b)Each U.K. Lender agrees, severally on a Pro Rata basis up to its U.K. Commitment, on the terms set forth herein (including Section 6), to make U.K. Loans to U.K. Borrowers in Dollars and Sterling from time to time through the U.K. Commitment Termination Date. The U.K. Loans may be repaid and reborrowed as provided herein. In no event shall U.K. Lenders have any obligation to honor a request for a U.K. Loan if, after giving effect to such U.K. Loan, U.K. Revolver Usage at such time would exceed the U.K. Borrowing Base then in effect.

2.1.2Notes. Loans and interest accruing thereon shall be evidenced by the records of Agent and the applicable Lender. At the request of a Lender, Borrowers shall deliver promissory note(s) to such Lender, evidencing its Loans.

2.1.3Use of Proceeds. The proceeds of Loans shall be used by Borrowers solely (a) to satisfy existing Debt; (b) to pay fees and transaction expenses associated with the closing of this credit facility; (c) to pay Obligations in accordance with this Agreement; and (d) for any lawful corporate purposes of Borrowers, including working capital. Borrowers shall not, directly or indirectly, use any Letter of Credit or Loan proceeds, nor use, lend, contribute or otherwise make available any Letter of Credit or Loan proceeds to any Subsidiary, joint venture partner or other Person, (i) to fund any activities of or business with any Person, or in any Designated Jurisdiction, that is the subject of any Sanction in violation of applicable Sanctions; (ii) in any manner that would result in a violation of a Sanction, Anti-Corruption Law or other Applicable Law by any party to this Agreement (including any Secured Party or other individual or entity participating in the Loan Documents); or (iii) to purchase or carry, or to reduce or refinance any Debt incurred to purchase or carry, any Margin Stock or for any related purpose governed by Regulations T, U or X of the Federal Reserve Board of Governors.

2.1.4Voluntary Reduction or Termination.

(a)The U.S. Commitments shall terminate on the U.S. Commitment Termination Date and the U.K. Commitments shall terminate on the U.K. Commitment Termination Date, in each case unless sooner terminated in accordance with this Agreement. Upon at least 10 days prior written notice to Agent at any time, (i) the U.S. Borrowers may, at their option, terminate the U.S. Commitments and (ii) the U.K. Borrowers may, at their option, terminate the U.K. Commitments; provided, that the U.K. Commitments may not exceed the U.S. Commitments. If the U.S. Borrowers elect to reduce to zero or terminate the U.S. Commitments pursuant to this Section, the U.K. Commitments shall automatically terminate concurrently with the termination of the U.S. Commitments. Any notice of termination given by Borrowers shall be irrevocable, provided that a notice of termination in full of the U.S. Commitments or the U.K. Commitments may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by notice to Agent prior to the specified effective date if such condition is not satisfied. On the U.S. Commitment Termination Date, the U.S. Domiciled Obligors shall make Full Payment of all U.S. Facility Obligations. On the U.K. Commitment Termination Date, the U.K. Domiciled Obligors shall make Full Payment of all U.K. Facility Obligations.

(b)U.S. Borrowers may permanently reduce the U.S. Commitments in part, on a Pro Rata basis for each U.S. Lender, and the U.K. Borrowers may permanently reduce the U.K. Commitments in part, on a Pro Rata basis for each U.K. Lender, in each case, upon at least 10 days prior written notice to Agent, which notice shall specify the amount of the reduction and shall be irrevocable once given; provided, that the U.K. Commitments may not exceed the U.S. Commitments. Each such partial reduction shall be in a minimum amount of $5,000,000, or an increment of $1,000,000 in excess thereof.

2.1.5Overadvances. If (a) the U.S. Revolver Usage exceeds the U.S. Borrowing Base (a “U.S. Overadvance”) or (b) the U.K. Revolver Usage exceeds the U.K. Borrowing Base (a “U.K. Overadvance”) at any time, such Overadvance shall be payable by the U.S. Borrowers or the U.K. Borrowers, as applicable, within one Business Day after any Borrower having knowledge of the existence thereof and, if not so repaid, shall constitute an Event of Default. All U.S. Overadvances shall nevertheless constitute U.S. Facility Obligations secured by the U.S. Facility Collateral and be entitled to all benefits of the Loan Documents. All U.K. Overadvances shall nevertheless constitute U.K. Facility Obligations secured by the U.K. Facility Collateral and shall be entitled to all benefits of the Loan Documents. Agent may require Lenders to fund Base Rate Loans that cause or constitute an Overadvance and to forbear from requiring Borrowers to cure an Overadvance, as long as the total Overadvance does not exceed $8,000,000 and does not continue for more than 30 consecutive days without the consent of Required Lenders. In no event shall Loans be required that would cause (1) the U.S. Revolver Usage to exceed the aggregate U.S. Commitments or (2) the U.K. Revolver Usage to exceed the aggregate U.K. Commitments. No funding or sufferance of an Overadvance shall constitute a waiver by Agent or Lenders of the Event of Default caused thereby. No Obligor shall be a beneficiary of this Section nor authorized to enforce any of its terms.

2.1.6Protective Advances. Agent shall be authorized, in its discretion, at any time that any conditions in Section 6 that have not been waived are not satisfied, to make U.S. Base Rate Loans to the U.S. Borrowers on behalf of the U.S. Lenders (“U.S. Protective Advances”) and U.K. Base Rate Loans to the U.K. Borrowers on behalf of the U.K. Lenders (“U.K. Protective Advances”) (a) up to an aggregate amount of $8,000,000 outstanding at any time, if Agent deems such Loans necessary or desirable to preserve or protect Collateral (other than Vessels), or to enhance the collectability or repayment of Obligations, as long as no U.S. Protective Advance shall cause the U.S. Revolver Usage to exceed the U.S. Commitments, and no U.K. Protective Advance shall cause the U.K. Revolver Usage to exceed the U.K. Commitments; or (b) to pay any other amounts chargeable to Obligors under any Loan Documents, including interest, costs, fees and expenses. Each U.S. Lender shall participate in each U.S. Protective Advance on a Pro Rata basis, and each U.K. Lender shall participate in U.K. Protective Advances on a Pro Rata basis. Required Lenders may at any time revoke Agent’s authority to make further Protective Advances under clause (a) by written notice to Agent. Absent such revocation, Agent’s determination that funding of a Protective Advance is appropriate shall be conclusive. No funding of a Protective Advance shall constitute a waiver by Agent or Lenders of any Event of Default relating thereto. No Obligor shall be a beneficiary of this Section nor authorized to enforce any of its terms.

2.1.7Increase in Commitments. Borrowers may request an increase in Commitments from time to time upon not less than 30 days’ notice to Agent (or such shorter period as Agent may agree), as long as (a) the requested increase is in a minimum amount of $5,000,000 and is offered on the same terms as existing U.S. Commitments or U.K. Commitments, as applicable, except for a closing fee specified by Borrowers, (b) increases under this Section do not exceed $~~70,000,000~~50,000,000 in the aggregate and no more than three increases are made, (c) after giving effect to such increase, total U.K. Commitments do not exceed the U.S. Commitments, and (d) the requested increase does not cause the Commitments to exceed any applicable cap under any intercreditor agreement or the documentation for Permitted Debt. Agent shall promptly notify Lenders of the requested increase and, within 10 Business Days thereafter, each Lender shall notify Agent if and to what extent such Lender commits to increase its Commitment. No Lender is obligated to provide any increase, and any Lender not responding within such period shall be deemed to have declined an increase. If Lenders fail to commit to the full requested increase, Eligible Assignees may issue additional Commitments and become Lenders hereunder. Agent may allocate, in its discretion, the increased Commitments among committing Lenders (but not in an amount less than the pro rata share of any Lender requesting at least its pro rata share of any additional Commitments) and, if necessary, Eligible Assignees. Total Commitments shall be increased by the requested amount (or such lesser amount committed by Lenders and Eligible Assignees) on a date agreed upon by Agent and Borrower Agent, provided the conditions set forth in Section 6.2 are satisfied at such time. Agent, Obligors, and the new and existing Lenders shall execute and deliver such documents and agreements as Agent deems appropriate to evidence the increase in and allocations of Commitments and Obligors shall pay any fees and expenses incurred in connection therewith. On the effective date of an increase, the applicable Revolver Usage and other exposures under the applicable Commitments shall be reallocated among Lenders, and settled by Agent if necessary, in accordance with Lenders’ adjusted shares of such Commitments.

2.2U.S. Letter of Credit Facility.

2.2.1Issuance of U.S. Letters of Credit. Issuing Bank shall issue U.S. Letters of Credit from time to time until 20 Business Days prior to the U.S. Commitment Termination Date, on the terms set forth herein, including the following:

(a)Each U.S. Borrower acknowledges that Issuing Bank’s issuance of any U.S. Letter of Credit is conditioned upon Issuing Bank’s receipt of a LC Application with respect to the requested U.S. Letter of Credit, as well as such other instruments and agreements as Issuing Bank may customarily require for issuance of a letter of credit of similar type and amount. Issuing Bank shall have no obligation to issue any U.S. Letter of Credit unless (i) Issuing Bank receives a LC Request and LC Application at least three Business Days prior to the requested date of issuance; (ii) each U.S. LC Condition is satisfied; and (iii) if a Defaulting Lender exists and is a U.S. Lender, such U.S. Lender or U.S. Borrowers have entered into arrangements reasonably satisfactory to Agent and Issuing Bank to eliminate any Fronting Exposure associated with such U.S. Lender. If, in sufficient time to act, Issuing Bank receives written notice from Agent or Required Lenders that a U.S. LC Condition has not been satisfied, Issuing Bank shall not issue the requested U.S. Letter of Credit. Prior to receipt of any such notice, Issuing Bank shall not be deemed to have knowledge of any failure of U.S. LC Conditions. U.S. Letters of Credit may not extend beyond the scheduled U.S. Commitment Termination Date unless Cash Collateralized to the reasonable satisfaction of Agent and the applicable Issuing Bank, and Issuing Bank shall be entitled to issue notices of non-renewal to the beneficiaries thereof with respect to any U.S. Letter of Credit with automatic renewal provisions.

(b)U.S. Letters of Credit may be requested by a U.S. Borrower to support obligations incurred in the Ordinary Course of Business of U.S. Domiciled Obilgors, or as otherwise approved by Agent and the applicable Issuing Bank. Increase, renewal or extension of a U.S. Letter of Credit shall be treated as issuance of a new U.S. Letter of Credit, but Issuing Bank may require a new LC Application in its discretion.

(c)U.S. Borrowers assume all risks of beneficiaries’ acts, omissions or misuses of U.S. Letters of Credit. None of Agent, Issuing Bank or U.S. Lenders shall be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any Documents; differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any Documents or any endorsements thereon; the time, place, manner or order in which shipment of goods is made; partial, incomplete or failed shipment of any goods referred to in a Letter of Credit or Documents; deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any goods, shipment or delivery; breach of contract between a shipper or vendor and an Obligor; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, e-mail, telephone or otherwise; errors in translation or interpretation of technical terms; misapplication by a beneficiary of a U.S. Letter of Credit or proceeds thereof; or consequences arising from causes beyond the control of Issuing Bank, Agent or any U.S. Lender, including any act or omission of a Governmental Authority. Obligors shall take all action (including enforcement of available rights against a beneficiary) to avoid and mitigate damages relating to U.S. Letters of Credit or claimed against Issuing Bank, Agent or any Lender. Issuing Bank shall be fully subrogated to all rights and remedies of a beneficiary whose claims are discharged through a U.S. Letter of Credit.

(d)In connection with its administration of and enforcement of rights or remedies under any U.S. Letters of Credit or U.S. LC Documents, Issuing Bank shall be entitled to act, and shall be fully protected in acting, upon any certification, documentation or other Communication in whatever form believed by Issuing Bank, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person. Issuing Bank may use legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act (and shall be fully protected in any action taken in good faith reliance)

upon any advice given by such experts. Issuing Bank may employ agents and attorneys-in-fact in connection with any matter relating to U.S. Letters of Credit or U.S. LC Documents, and shall not be liable for the negligence or misconduct of agents and attorneys-in-fact selected with reasonable care.

2.2.2Reimbursement; Participations.

(a)If Issuing Bank honors any request for payment under a U.S. Letter of Credit, U.S. Borrowers shall pay to Issuing Bank, on the same day (“U.S. Reimbursement Date”), the amount paid by Issuing Bank under such U.S. Letter of Credit, together with interest at the interest rate for U.S. Base Rate Loans from the U.S. Reimbursement Date until payment by U.S. Borrowers. The obligation of U.S. Borrowers to reimburse Issuing Bank for any payment made under a U.S. Letter of Credit shall be absolute, unconditional, irrevocable, and joint and several, and shall be paid without regard to any lack of validity or enforceability of any U.S. Letter of Credit or the existence of any claim, setoff, defense or other right that U.S. Borrowers may have at any time against the beneficiary. Whether or not Borrower Agent submits a Notice of Borrowing, U.S. Borrowers shall be deemed to have requested a Borrowing of U.S. Base Rate Loans in an amount necessary to pay all amounts due Issuing Bank on any U.S. Reimbursement Date and each U.S. Lender shall fund its Pro Rata share of such Borrowing whether or not the U.S. Commitments have terminated, a U.S. Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied.

(b)Each U.S. Lender hereby irrevocably and unconditionally purchases from Issuing Bank, without recourse or warranty, an undivided Pro Rata participation in all U.S. LC Obligations outstanding from time to time. Issuing Bank is issuing U.S. Letters of Credit in reliance upon this participation. If U.S. Borrowers do not make a payment to Issuing Bank when due hereunder, Agent shall promptly notify U.S. Lenders and each U.S. Lender shall within one Business Day after such notice pay to Agent, for the benefit of Issuing Bank, the U.S. Lender’s Pro Rata share of such payment. Upon request by a U.S. Lender, Issuing Bank shall provide copies of U.S. Letters of Credit and U.S. LC Documents in its possession.

(c)The obligation of each U.S. Lender to make payments to Agent for the account of Issuing Bank in connection with Issuing Bank’s payment under a U.S. Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, setoff, qualification or exception whatsoever, and shall be made as provided in this Agreement under all circumstances, irrespective of any lack of validity or unenforceability of any Loan Documents; a draft, certificate or other document presented under a U.S. Letter of Credit being determined to be forged, fraudulent, noncompliant, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; waiver by Issuing Bank of a requirement that exists for its protection (and not a U.S. Obligor’s protection) or that does not materially prejudice a U.S. Domiciled Obligor; honor of an electronic demand for payment even if a draft is required; payment of an item presented after a U.S. Letter of Credit’s expiration date if authorized by the UCC or applicable customs or practices; or any setoff or defense that a U.S. Domiciled Obligor may have with respect to any Obligations. Issuing Bank does not assume responsibility for any failure or delay in performance or any breach by any U.S. Obligor or other Person of any obligations under any U.S. LC Documents. Issuing Bank does not make any express or implied warranty, representation or guaranty to U.S. Lenders with respect to any U.S. Letter of Credit, Collateral,

U.S. LC Document or U.S. Domiciled Obligor. Issuing Bank shall not be responsible to any U.S. Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any U.S. LC Documents; the validity, genuineness, enforceability, collectability, value or sufficiency of any Collateral or perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor.

(d)No Indemnitee shall be liable to any U.S. Domiciled Obligor, U.S. Lender or other Person for any action taken or omitted to be taken in connection with any U.S. Letter of Credit or U.S. LC Document except as a result of such Indemnitee’s gross negligence or willful misconduct. Issuing Bank may refrain from taking any action with respect to a U.S. Letter of Credit until it receives written instructions (and in its discretion, appropriate assurances) from the U.S. Lenders.

2.2.3Cash Collateral. At Agent’s or Issuing Bank’s request, U.S. Domiciled Obligors shall Cash Collateralize (a) the Fronting Exposure of any Defaulting Lender; and (b) all outstanding U.S. Letters of Credit if an Event of Default exists, the U.S. Commitment Termination Date is scheduled to occur within 20 Business Days or the U.S. Commitment Termination Date occurs. If U.S. Domiciled Obligors fail to provide any Cash Collateral as required hereunder, U.S. Lenders may (and shall upon direction of Agent) advance, as U.S. Loans, the amount of Cash Collateral required (whether or not the U.S. Commitments have terminated, a U.S. Overadvance exists or the conditions in Section 6 are satisfied).

2.2.4Resignation of Issuing Bank. Issuing Bank may resign at any time upon notice to Agent and U.S. Borrowers, and any resignation of Agent hereunder shall automatically constitute its concurrent resignation as Issuing Bank. From the effective date of its resignation, Issuing Bank shall have no obligation to issue, amend, renew, extend or otherwise modify any U.S. Letter of Credit, but shall otherwise have all rights and obligations of an Issuing Bank hereunder relating to any U.S. Letter of Credit issued by it prior to such date. A replacement Issuing Bank may be appointed by written agreement among Agent, Borrower Agent and the new Issuing Bank

2.3U.K. Letter of Credit Facility.

2.3.1Issuance of U.K. Letters of Credit. Issuing Bank shall issue U.K. Letters of Credit from time to time until 20 Business Days prior to the U.K. Commitment Termination Date, on the terms set forth herein, including the following (and on the Closing Date the Existing Letters of Credit shall be deemed issued hereunder):

(a)Each U.K. Borrower acknowledges that Issuing Bank’s issuance of any U.K. Letter of Credit is conditioned upon Issuing Bank’s receipt of a LC Application with respect to the requested U.K. Letter of Credit, as well as such other instruments and agreements as Issuing Bank may customarily require for issuance of a letter of credit of similar type and amount. Issuing Bank shall have no obligation to issue any U.K. Letter of Credit unless (i) Issuing Bank receives a LC Request and LC Application at least three Business Days prior to the requested date of issuance; (ii) each U.K. LC Condition is satisfied; and (iii) if a Defaulting Lender exists and is a U.K. Lender, such U.K. Lender or U.K. Borrowers have entered into arrangements reasonably satisfactory to Agent and Issuing Bank to eliminate any Fronting Exposure associated with such U.K. Lender. If, in sufficient time to act, Issuing Bank receives written notice from Agent or Required Lenders that a U.K. LC Condition has not been satisfied, Issuing Bank shall not issue the requested U.K. Letter of Credit. Prior to receipt of any such notice, Issuing Bank shall not be deemed to have knowledge of any failure of U.K. LC Conditions. U.K. Letters of Credit may not extend beyond the scheduled U.K. Commitment Termination Date unless Cash Collateralized to the reasonable satisfaction of Agent and the applicable Issuing Bank, and Issuing Bank shall be entitled to issue notices of non-renewal to the beneficiaries thereof with respect to any U.K. Letter of Credit with automatic renewal provisions.

(b)U.K. Letters of Credit may be requested by a U.K. Borrower to support obligations incurred in the Ordinary Course of Business of U.K. Domiciled Obligors, or as otherwise approved by Agent and the applicable Issuing Bank. Increase, renewal or extension of a U.K. Letter of Credit shall be treated as issuance of a new U.K. Letter of Credit, but Issuing Bank may require a new LC Application in its discretion.

(c)U.K. Borrowers assume all risks of beneficiaries’ acts, omissions or misuses of U.K. Letters of Credit. None of Agent, Issuing Bank or U.K. Lenders shall be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any Documents; differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any Documents or any endorsements thereon; the time, place, manner or order in which shipment of goods is made; partial, incomplete or failed shipment of any goods referred to in a Letter of Credit or Documents; deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any goods, shipment or delivery; breach of contract between a shipper or vendor and an Obligor; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, e-mail, telephone or otherwise; errors in translation or interpretation of technical terms; misapplication by a beneficiary of a U.K. Letter of Credit or proceeds thereof; or consequences arising from causes beyond the control of Issuing Bank, Agent or any U.K. Lender, including any act or omission of a Governmental Authority. Obligors shall take all action (including enforcement of available rights against a beneficiary) to avoid and mitigate damages relating to U.K. Letters of Credit or claimed against Issuing Bank, Agent or any Lender. Issuing Bank shall be fully subrogated to all rights and remedies of a beneficiary whose claims are discharged through a U.K. Letter of Credit.

(d)In connection with its administration of and enforcement of rights or remedies under any U.K. Letters of Credit or U.K. LC Documents, Issuing Bank shall be entitled to act, and shall be fully protected in acting, upon any certification, documentation or other Communication in whatever form believed by Issuing Bank, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person. Issuing Bank may use legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act (and shall be fully protected in any action taken in good faith reliance) upon any advice given by such experts. Issuing Bank may employ agents and attorneys-in-fact in connection with any matter relating to U.K. Letters of Credit or U.K. LC Documents, and shall not be liable for the negligence or misconduct of agents and attorneys-in-fact selected with reasonable care.

2.3.2Reimbursement; Participations.

(a)If Issuing Bank honors any request for payment under a U.K. Letter of Credit, U.K. Borrowers shall pay to Issuing Bank, on the same day (“U.K. Reimbursement Date”), the amount paid by Issuing Bank under such U.K. Letter of Credit, together with interest at the interest rate for U.K. Base Rate Loans from the U.K. Reimbursement Date until payment by U.K. Borrowers. The obligation of U.K. Borrowers to reimburse Issuing Bank for any payment made under a U.K. Letter of Credit shall be absolute, unconditional, irrevocable, and joint and several, and shall be paid without regard to any lack of validity or enforceability of any U.K. Letter of Credit or the existence of any claim, setoff, defense or other right that U.K. Borrowers may have at any time against the beneficiary. Whether or not Borrower Agent submits a Notice of Borrowing, U.K. Borrowers shall be deemed to have requested a Borrowing of U.K. Base Rate Loans in an amount necessary to pay all amounts due Issuing Bank on any U.K. Reimbursement Date and each U.K. Lender shall fund its Pro Rata share of such Borrowing whether or not the U.K. Commitments have terminated, a U.K. Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied.

(b)Each U.K. Lender hereby irrevocably and unconditionally purchases from Issuing Bank, without recourse or warranty, an undivided Pro Rata participation in all U.K. LC Obligations outstanding from time to time. Issuing Bank is issuing U.K. Letters of Credit in reliance upon this participation. If U.K. Borrowers do not make a payment to Issuing Bank when due hereunder, Agent shall promptly notify U.K. Lenders and each U.K. Lender shall within one Business Day after such notice pay to Agent, for the benefit of Issuing Bank, the U.K. Lender’s Pro Rata share of such payment. Upon request by a U.K. Lender, Issuing Bank shall provide copies of U.K. Letters of Credit and U.K. LC Documents in its possession.

(c)The obligation of each U.K. Lender to make payments to Agent for the account of Issuing Bank in connection with Issuing Bank’s payment under a U.K. Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, setoff, qualification or exception whatsoever, and shall be made as provided in this Agreement under all circumstances, irrespective of any lack of validity or unenforceability of any Loan Documents; a draft, certificate or other document presented under a U.K. Letter of Credit being determined to be forged, fraudulent, noncompliant, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; waiver by Issuing Bank of a requirement that exists for its protection (and not a U.K. Domiciled Obligor’s protection) or that does not materially prejudice a U.K. Domiciled Obligor; honor of an electronic demand for payment even if a draft is required; payment of an item presented after a U.K. Letter of Credit’s expiration date if authorized by the UCC or applicable customs or practices; or any setoff or defense that a U.K. Domiciled Obligor may have with respect to any Obligations. Issuing Bank does not assume responsibility for any failure or delay in performance or any breach by any U.K. Domiciled Obligor or other Person of any obligations under any U.K. LC Documents. Issuing Bank does not make any express or implied warranty, representation or guaranty to U.K. Lenders with respect to any U.K. Letter of Credit, Collateral, U.K. LC Document or U.K. Domiciled Obligor. Issuing Bank shall not be responsible to any U.K. Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any U.K. LC Documents; the validity, genuineness, enforceability, collectability, value or sufficiency of any Collateral or perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor.

(d)No Indemnitee shall be liable to any U.K. Domiciled Obligor, U.K. Lender or other Person for any action taken or omitted to be taken in connection with any U.K. Letter of Credit or U.K. LC Document except as a result of such Indemnitee’s gross negligence or willful misconduct. Issuing Bank may refrain from taking any action with respect to a U.K. Letter of Credit until it receives written instructions (and in its discretion, appropriate assurances) from the U.K. Lenders.

2.3.3Cash Collateral. At Agent’s or Issuing Bank’s request, U.K. Domiciled Obligors shall Cash Collateralize (a) the Fronting Exposure of any Defaulting Lender; and (b) all outstanding U.K. Letters of Credit if an Event of Default exists, the U.K. Commitment Termination Date is scheduled to occur within 20 Business Days or the U.K. Commitment Termination Date occurs. If U.K. Domiciled Obligors fail to provide any Cash Collateral as required hereunder, U.K. Lenders may (and shall upon direction of Agent) advance, as U.K. Loans, the amount of Cash Collateral required (whether or not the U.K. Commitments have terminated, a U.K. Overadvance exists or the conditions in Section 6 are satisfied)

2.3.4Resignation of Issuing Bank. Issuing Bank may resign at any time upon notice to Agent and U.K. Borrowers, and any resignation of Agent hereunder shall automatically constitute its concurrent resignation as Issuing Bank. From the effective date of its resignation, Issuing Bank shall have no obligation to issue, amend, renew, extend or otherwise modify any U.K. Letter of Credit, but shall otherwise have all rights and obligations of an Issuing Bank hereunder relating to any U.K. Letter of Credit issued by it prior to such date. A replacement Issuing Bank may be appointed by written agreement among Agent, Borrower Agent and the new Issuing Bank.

Section 3.INTEREST, FEES AND CHARGES

3.1Interest

3.1.1Rates and Payment of Interest.

(a)The Obligations shall bear interest (i) if a U.S. Base Rate Loan, at the U.S. Base Rate in effect from time to time, plus the Applicable Margin; (ii) if a ~~LIBOR~~Term SOFR Loan, at ~~the LIBOR Rate~~Term SOFR for the applicable Interest Period, plus the Applicable Margin; (iii) if a U.K. Base Rate Loan, at the U.K. Base Rate in effect from time to time plus the Applicable Margin; (iv) if any other U.S. Facility Obligation (including, to the extent permitted by law, interest not paid when due), at the U.S. Base Rate in effect from time to time, plus the Applicable Margin for U.S. Base Rate Loans; and (v) if any other U.K. Facility Obligation (including, to the extent permitted by law, interest not paid when due), at the U.K. Base Rate in effect from time to time, plus the Applicable Margin for U.K. Base Rate Loans.

(b)During an Insolvency Proceeding with respect to any Obligor, or during any other Event of Default if Agent or Required Lenders in their discretion so elect, Obligations shall bear interest at the Default Rate (whether before or after any judgment), payable on demand.

(c)Interest shall accrue from the date a Loan is advanced or Obligation is incurred or payable, as applicable, until paid in full by Borrowers, and shall in no event be less than zero at any time. Interest accrued on the Loans is due and payable in arrears (i) on each Interest Payment Date; and (ii) concurrently with prepayment of any ~~LIBOR~~Term SOFR Loan, with respect to the principal amount being prepaid. In addition, interest accrued on the U.K. Loans shall be due and payable in arrears on the U.K. Commitment Termination Date, and interest accrued on the U.S. Loans shall be due and payable in arrears on the U.S. Commitment Termination Date. Interest accrued on any other Obligations shall be due and payable as provided in the applicable agreements or, if no payment date is specified, on demand.

3.1.2Application of ~~LIBOR~~Term SOFR to Outstanding Loans.

(a)Borrowers may elect to convert any portion of U.S. Base Rate Loans or U.K. Base Rate Loans in Dollars to, or to continue any ~~LIBOR~~Term SOFR Loan at the end of its Interest Period as, a ~~LIBOR~~Term SOFR Loan. During any Default or Event of Default, Agent may (and shall at the direction of Required Lenders) declare that no Loan may be made, converted or continued as a ~~LIBOR~~Term SOFR Loan.

(b)Borrower Agent shall give Agent a Notice of Conversion/Continuation no later than 11:00 a.m. (Local Time) at least ~~two~~three Business Days before the requested conversion or continuation date. Promptly after receiving any such notice, Agent shall notify each applicable Lender thereof. Each Notice of Conversion/Continuation shall be irrevocable, and shall specify the amount of Loans to be converted or continued, the conversion or continuation date (which shall be a Business Day), and the duration of the Interest Period (which shall be deemed to be one month if not specified). If, at expiration of an Interest Period for a ~~LIBOR~~Term SOFR Loan, Borrower Agent has failed to deliver a Notice of Conversion/Continuation, the applicable Borrowers shall be deemed to have elected to convert such Loan into a U.S. Base Rate Loan (if owing by the U.S. Borrowers) or a U.K. Base Rate Loan (if owing by the U.K. Borrowers). Agent does not warrant or accept responsibility for, nor shall it have any liability with respect to, administration, submission or any other matter related to any rate ~~used in determining the LIBOR Rate~~referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternate or replacement for or successor to any such rate (including any Successor Rate), or any component thereof, or the effect of any of the foregoing, or of any ~~Alternative Currency~~ Conforming Changes ~~or any Benchmark Replacement Conforming Changes~~.  Agent may select information source(s) in its discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including any Successor Rate), or any component thereof, in each case pursuant to the terms hereof, and shall have no liability to any Lender, Obligor or other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise, and whether at law or in equity) for any error or other act or omission related to or affecting the selection, determination or calculation of any rate (or component thereof) provided by such information source(s).

3.1.3Interest Periods. Borrower Agent shall select an interest period (“Interest Period”) of one, three or six months (in each case, subject to availability) to apply to each ~~LIBOR~~Term SOFR Loan; provided, that (a) the Interest Period shall begin on the date the Loan is made or continued as, or converted into, a ~~LIBOR~~Term SOFR Loan, and shall expire ~~on the~~

~~numerically corresponding day in the calendar month at its end~~one, three or six months thereafter, as applicable; (b) if any Interest Period begins on a day for which there is no corresponding day in the calendar month at its end or if such corresponding day falls after the last Business Day of the ending month, then the Interest Period shall expire on such month’s last Business Day; and if any Interest Period would otherwise expire on a day that is not a Business Day, the period shall expire on the next Business Day; and (c) no Interest Period shall extend beyond the Maturity Date.

3.2Fees.

3.2.1Unused Line Fee.

(a)U.S. Borrowers shall pay to Agent, for the Pro Rata benefit of U.S. Lenders, a fee equal to the U.S. Unused Line Fee Rate times the amount by which the U.S. Commitments exceed the average daily U.S. Revolver Usage during any month. Such fee shall be payable in arrears, on the first day of each month and on the U.S. Commitment Termination Date.

(b)U.K. Borrowers shall pay to Agent, for the Pro Rata benefit of U.K. Lenders, a fee equal to the U.K. Unused Line Fee Rate times the amount by which the U.K. Commitments exceed the average daily U.K. Revolver Usage during any month. Such fee shall be payable in arrears, on the first day of each month and on the U.K. Commitment Termination Date.

3.2.2LC Facility Fees.

(a)U.S. Borrowers shall pay (i) to Agent, for the Pro Rata benefit of U.S. Lenders, a fee equal to the Applicable Margin in effect for ~~LIBOR~~Term SOFR Loans times the average daily Stated Amount of U.S. Letters of Credit, payable in arrears on the first day of each month; (ii) to Issuing Bank, for its own account, a fronting fee equal to 0.125% per annum on the Stated Amount of each U.S. Letter of Credit, payable in arrears on the first day of each month; and (iii) to Issuing Bank, for its own account, all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of U.S. Letters of Credit, which charges shall be paid as and when incurred. During an Event of Default, the fee payable under clause (i) shall be increased by 2% per annum.

(b)U.K. Borrowers shall pay (i) to Agent, for the Pro Rata benefit of U.K. Lenders, a fee equal to the Applicable Margin in effect for ~~LIBOR~~Term SOFR Loans times the average daily Stated Amount of U.K. Letters of Credit, payable in arrears on the first day of each month; (ii) to Issuing Bank, for its own account, a fronting fee equal to 0.125% per annum on the Stated Amount of each U.K. Letter of Credit, payable in arrears on the first day of each month; and (iii) to Issuing Bank, for its own account, all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of U.K. Letters of Credit, which charges shall be paid as and when incurred. During an Event of Default, the fee payable under clause (i) shall be increased by 2% per annum.

3.2.3Fee Letters. Borrowers shall pay all fees set forth in any fee letter executed in connection with this Agreement.

3.3Computation of Interest, Fees, Yield Protection

. All computations of interest for U.S. Base Rate Loans (~~other than~~including pursuant to clause (c) of the definition of U.S. Base Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of interest, as well as fees and other charges calculated on a per annum basis, shall be computed for the actual days elapsed, based on a year of 360 days. Each determination by Agent of any interest, fee, interest rate or amounts payable hereunder shall be final, conclusive and binding for all purposes, absent manifest error. All fees shall be fully earned when due and shall not be subject to rebate, refund or proration. All fees payable under Section 3.2 are compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money. A certificate as to amounts payable by any Borrower under Section 3.4, 3.6, 3.7, 3.9 or 5.8 that is submitted to Borrower Agent by Agent or the affected Lender shall be final, conclusive and binding for all purposes, absent manifest error, and Borrowers shall pay such amounts to the appropriate party within 10 days following receipt of the certificate.

3.4Reimbursement Obligations

. Obligors shall pay all Claims promptly upon written request (including by email), subject to Section 14.2. Obligors shall also reimburse Agent for all reasonable and documented legal, accounting, appraisal, consulting, and other fees and expenses incurred by it in connection with (a) negotiation and preparation of Loan Documents, including any modification thereof; (b) administration of and actions relating to any Collateral, Loan Documents and transactions contemplated thereby, including any actions taken to perfect or maintain priority of Agent’s Liens on any Collateral, to maintain any insurance required hereunder or to verify Collateral; and (c) subject to the limits of Section 10.1.1(b), any examination or appraisal with respect to any Obligor or Collateral by Agent’s personnel or a third party. All legal, accounting and consulting fees shall be charged to Obligors by Agent’s professionals at their then applicable hourly rates, regardless of any alternative fee arrangements that Agent, any Lender or any of their Affiliates may have with such professionals that otherwise might apply to any other transaction. Obligors acknowledge that counsel may provide Agent with a benefit (such as a discount, credit or accommodation for other matters) based on counsel’s overall relationship with Agent, including fees paid hereunder. If, for any reason (including inaccurate information in Borrower Materials), it is determined that a higher Applicable Margin should have applied to a period than was actually applied, then the proper margin shall be applied retroactively and Borrower(s) of each affected Borrower Group shall immediately pay to Agent, for the ratable benefit of Lenders, an amount equal to the difference between the amount of interest and fees that would have accrued using the proper margin and the amount actually paid. All amounts payable by Obligors under this Section shall be due within five days of written demand therefor (including by email).

3.5Illegality

. If any Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to a Relevant Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to determine or charge interest rates based on a Relevant Rate or to purchase or sell, or take deposits of, any Agreed Currency in the applicable intrabank market, then, on notice thereof by such Lender to Agent, any obligation of such Lender to make or continue such Relevant Rate

Loans or to convert Base Rate Loans to Relevant Rate Loans shall be suspended until such Lender notifies Agent that the circumstances giving rise to such determination no longer exist. Upon delivery of such notice, (a) U.S. Borrowers shall, in the case of all U.S. Loans bearing interest based on the Relevant Rate, prepay or, if applicable, convert all such Relevant Rate Loans of such Lender to U.S. Base Rate Loans, in each case, immediately, or on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Relevant Rate Loans to such day, and (b) U.K. Borrowers shall, in the case of all U.K. Loans bearing interest based on a Relevant Rate, prepay all such Relevant Rate Loans, in each case, immediately or on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Relevant Rate Loans to such day. Upon any such prepayment or conversion, Borrowers shall also pay accrued interest on the amount so prepaid or converted.

3.6Inability to Determine Rates; Replacement of ~~LIBOR~~Term SOFR; Replacement of Other Relevant Rates.

3.6.1Inability to Determine Rate. Agent will promptly notify Borrower Agents and Lenders if, in connection with a Borrowing of, conversion to or continuation of a ~~LIBOR~~Term SOFR Loan, (a) Agent determines for any reason that (i) ~~deposits are not being offered with respect to LIBOR to banks in the London interbank market for the~~no Term SOFR Successor Rate has been determined in accordance with Section 3.6.2, and the circumstances under Section 3.6.2(a) or the Term SOFR Scheduled Unavailability Date has occurred (as applicable ~~Loan amount or Interest Period~~), or (ii) adequate and reasonable means do not exist for determining ~~LIBOR~~Term SOFR for the applicable Loan or Interest Period (including with respect to calculation of the U.S. Base Rate or the U.K. Base Rate); or (b) Agent or Required Lenders determine for any reason that ~~LIBOR~~Term SOFR for the Interest Period does not adequately and fairly reflect the cost to Lenders of funding or maintaining the Loan. Thereafter, Lenders’ obligations to make or maintain affected ~~LIBOR~~Term SOFR Loans and utilization of the ~~LIBOR~~Term SOFR component (if affected) in determining U.S. Base Rate or U.K. Base Rate shall be suspended until Agent determines (or is instructed by Required Lenders) to withdraw the notice. Upon receipt of such notice, Borrower Agents may revoke any pending request for a Borrowing, conversion or continuation of a Loan bearing interest based on ~~LIBOR~~Term SOFR and denominated in Dollars or, failing that, will be deemed to have submitted a request for a U.S. Base Rate Loan (or in the case of a ~~LIBOR~~Term SOFR Loan or U.K. Base Rate Loan to U.K. Borrowers, shall no longer be available).

~~3.6.2Replacement of LIBOR~~

3.6.2Term SOFR Successor Rate. Notwithstanding anything to the contrary ~~herein~~in this Agreement or ~~in~~ any other Loan ~~Document:~~

~~(a)On March 5, 2021 the Financial Conduct Authority (“FCA”), the regulatory supervisor of LIBOR’s administrator (“IBA”), announced in a public statement the future cessation or loss of representativeness of overnight/Spot Next, 1-week, 1-month, 2-month, 3-month, 6-month and 12- month U.S. dollar LIBOR tenor settings. On the earliest of (A) the date that all Available Tenors of U.S dollar LIBOR have permanently or indefinitely ceased to be provided by IBA or have been announced by the FCA pursuant to public statement or publication of information to be no longer representative, (B) June 30, 2023~~Documents, if Agent determines (which determination shall be conclusive absent manifest error), or a Borrower Agent or Required

Lenders notify Agent (with, in the case of the Required Lenders, a copy to the Borrower Agents) that such Borrower Agent or Required Lenders (as applicable) have determined, that:

(a)adequate and reasonable means do not exist for ascertaining one, three and six month interest periods of Term SOFR, including because the Term SOFR Screen Rate is not available or published on a current basis, and such circumstances are unlikely to be temporary; or

(b)CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over Agent, CME or such administrator with respect to its publication of Term SOFR, in each case acting in such capacity, has made a public statement identifying a specific date after which one, three and six month interest periods of Term SOFR or the Term SOFR Screen Rate shall or will no longer be made available or permitted to be used for determining the interest rate of U.S. dollar denominated syndicated loans, or shall or will otherwise cease, provided, that at the time of such statement, there is no successor administrator satisfactory to Agent that will continue to provide such interest periods of Term SOFR after such specific date (the latest date on which one, three and six month interest periods of Term SOFR or the Term SOFR Screen Rate are no longer available permanently or indefinitely, “Term SOFR Scheduled Unavailability Date”);

then, on a date and ~~(C) the Early Opt-in Effective Date in respect of a SOFR Early Opt-in, if the then-current Benchmark is LIBOR, the Benchmark Replacement will replace such Benchmark for all purposes~~time determined by Agent (any such date, “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (b) above, no later than the Term SOFR Scheduled Unavailability Date, Term SOFR will be replaced hereunder and under any other applicable Loan Document ~~in respect of any setting of such Benchmark on such day and all subsequent settings~~with Daily Simple SOFR plus the SOFR Adjustment, for any payment period for interest calculated that can be determined by Agent, in each case, without any amendment to, or further action or consent of any other party to ~~this Agreement or~~, any ~~other~~ Loan Document~~.~~ (“Term SOFR Successor Rate”).  If the ~~Benchmark Replacement~~Term SOFR Successor Rate is Daily Simple SOFR plus the SOFR Adjustment, all interest ~~payments will be payable on a monthly basis.~~

~~(b)(x) Upon (A) the occurrence of a Benchmark Transition Event or (B) a determination by Agent that neither of the alternatives under clause (a) of the definition of Benchmark Replacement are available, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. on the 5th Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders (and any such objection shall be conclusive and binding absent manifest error); provided that solely in the event that the then-current Benchmark at the time of such Benchmark Transition Event is not a SOFR-based rate, the Benchmark Replacement therefor shall be determined in accordance with clause (a) of the definition of Benchmark Replacement unless Agent determines that neither of such alternative rates is available.~~

~~(y) On the Early Opt-in Effective Date in respect of an Other Rate Early Opt-in, the Benchmark Replacement will replace LIBOR for all purposes hereunder and under any Loan Document in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to this Agreement or any other Loan Document.~~

~~(c)At any time that the administrator of the then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, the Borrower Agents may revoke any request for a borrowing of, conversion to or continuation of Loans to be made, converted or continued that would bear interest by reference to such Benchmark until the Borrower Agents’ receipt of notice from Agent that a Benchmark Replacement has replaced such Benchmark, and, failing that, the applicable Borrower Agent will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans. During the period referenced in the foregoing sentence, the component of Base Rate based upon the Benchmark will not be used in any determination of Base Rate.~~

~~(d)In connection with the implementation and administration of a Benchmark Replacement, Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.~~

~~(e)Agent will promptly notify the applicable Borrower Agent and the Lenders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by Agent pursuant to this Section 3.6.2, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 3.6.2.~~

~~(f)At any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including Term SOFR or LIBOR), then Agent may remove any tenor of such Benchmark that is unavailable or non-representative for Benchmark (including Benchmark Replacement) settings and (B) Agent may reinstate any such previously removed tenor for Benchmark (including Benchmark Replacement) settings~~will be payable on a monthly basis.

Notwithstanding anything to the contrary herein, (x) if Agent determines that Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date or (y) if the events or circumstances of the type described in clauses (a) or (b) above have occurred with respect to the Term SOFR Successor Rate then in effect, then in each case, Agent and Borrower Agents may amend this Agreement solely for the purpose of replacing Term SOFR or any then current Term SOFR Successor Rate in accordance with this Section at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with an alternative benchmark rate giving due consideration to any evolving or then existing convention for such alternative benchmarks in similar U.S. dollar denominated syndicated credit facilities syndicated and agented in the U.S.  and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for such benchmarks in similar U.S. dollar denominated credit facilities syndicated and agented in the U.S., which adjustment or method for calculating such adjustment shall be published on an information service selected by Agent from time to time in its reasonable discretion and may be periodically updated. For the avoidance of doubt, any such proposed rate and adjustments shall constitute a Term SOFR Successor Rate. Any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after Agent shall have posted such proposed amendment to all Lenders and Borrower Agents unless, prior to such time, Lenders comprising the Required Lenders have delivered to Agent written notice that such Required Lenders object to such amendment.

Agent will promptly (in one or more notices) notify the Borrower Agents and each Lender of the implementation of any Term SOFR Successor Rate.  Any Term SOFR Successor Rate shall be applied in a manner consistent with market practice; provided, that to the extent such market practice is not administratively feasible for Agent, such Term SOFR Successor Rate shall be applied in a manner as otherwise reasonably determined by Agent.  Notwithstanding anything else herein, if at any time any Term SOFR Successor Rate as so determined would otherwise be less than zero, the Term SOFR Successor Rate will be deemed to be zero for the purposes of this Agreement and the other Loan Documents.

3.6.3Inability to Determine Other Relevant Rate; Replacement of Other Relevant Rate. For purposes of this Section 3.6.3, the term “Relevant Rate Loan” shall exclude a ~~LIBOR~~Term SOFR Loan (with ~~LIBOR~~Term SOFR replacement determined in accordance with Section 3.6.2 above).

(a)If in connection with any request for a Relevant Rate Loan or a conversion of U.K. Base Rate Loans to Relevant Rate Loans or a continuation of any of such Loans, as applicable, (i) Agent determines (which determination shall be conclusive absent manifest error) that (A) no Alternative Currency Successor Rate for the Relevant Rate for the applicable Alternative Currency has been determined in accordance with Section 3.6.3(b) and the circumstances under clause (i) of Section 3.6.3(b) or the Alternative Currency Scheduled Unavailability Date has occurred with respect to such Relevant Rate (as applicable), or (B) adequate and reasonable means do not otherwise exist for determining the Relevant Rate for the applicable Alternative Currency for any determination date(s) or requested Interest Period, as applicable, with respect to a proposed Relevant Rate Loan or in connection with an existing or proposed U.K. Base Rate Loan, or (ii) Agent or the Required Lenders determine that for any reason that the Relevant Rate with respect to a proposed Loan denominated in an Alternative Currency for any requested Interest Period or determination date(s) does not adequately and fairly reflect the cost to such Lenders of funding such Loan, Agent will promptly so notify the U.K. Borrower Agent and each Lender.

Thereafter, (x) the obligation of the Lenders to make or maintain such Loans in the affected currencies, as applicable, or to convert U.K. Base Rate Loans to Relevant Rate Loans, shall be suspended in each case to the extent of the affected Relevant Rate Loans or Interest Period or determination date(s), as applicable, and (y) in the event of a determination described in the preceding sentence with respect to any component of the U.K. Base Rate, the utilization of such component in determining the U.K. Base Rate shall be suspended, in each case until Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of this Section 3.6.3(a), until Agent upon instruction of the Required Lenders) revokes such notice.

Upon receipt of such notice, (i) the U.K. Borrowers may revoke any pending request for a Borrowing of, or conversion to Relevant Rate Loans, or Borrowing of, or continuation of Relevant Rate Loans to the extent of the affected Alternative Currency or Interest Period or determination date(s), as applicable or, failing that, will be deemed to have converted such request into a request for a Borrowing of U.K. Base Rate Loans denominated in Dollars in the Dollar Equivalent of the amount specified therein and (ii) any outstanding affected Relevant Rate Loans, at the U.K. Borrower Agent’s election, shall either (A) be converted into a Borrowing of U.K. Base Rate Loans denominated in Dollars in the Dollar Equivalent of the amount of such outstanding Relevant Rate Loan immediately at the end of the applicable Interest Period or (B) be prepaid in full immediately at the end of the applicable Interest Period; provided that if no election is made by the U.K. Borrower Agent by the last day of the current Interest Period, the U.K. Borrower Agent shall be deemed to have elected clause (A) above.

(b)Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if Agent determines (which determination shall be conclusive absent manifest error), or the U.K. Borrower Agent or Required Lenders notify Agent (with, in the case of the Required Lenders, a copy to the U.K. Borrower Agent) that the U.K. Borrower Agent or Required Lenders (as applicable) have determined, that:

(i)adequate and reasonable means do not exist for ascertaining the Relevant Rate for an Alternative Currency because none of the tenors of such Relevant Rate (including any forward-looking term rate thereof) is available or published on a current basis and such circumstances are unlikely to be temporary;

(ii)the applicable administrator for the Relevant Rate for such Alternative Currency has made a public statement identifying a specific date after which all tenors of the Relevant Rate for an Alternative Currency (including any forward-looking term rate thereof) shall or will no longer be representative or made available, or used for determining the interest rate of loans denominated in such Alternative Currency, or shall or will otherwise cease, provided that, in each case, at the time of such statement, there is no successor administrator that is satisfactory to Agent that will continue to provide such representative tenor(s) of the Relevant Rate for such Alternative Currency (the latest date on which all tenors of the Relevant Rate for such Alternative Currency (including any forward-looking term rate thereof) are no longer representative or available permanently or indefinitely, the “Alternative Currency Scheduled Unavailability Date”); or

(iii)syndicated loans currently being executed and agented in the U.S., are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace the Relevant Rate for an Alternative Currency;

or if the events or circumstances of the type described in Section 3.6.3(b)(i), (ii) or (iii) have occurred with respect to the Alternative Currency Successor Rate then in effect, then, Agent and the U.K. Borrower Agent may amend this Agreement solely for the purpose of replacing the Relevant Rate for an Alternative Currency or any then current Alternative Currency Successor Rate for an Alternative Currency in accordance with this Section 3.6.3 with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. and denominated in such Alternative Currency for such alternative benchmarks, and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. and denominated in such Alternative Currency for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by Agent from time to time in its reasonable discretion and may be periodically updated (and any such proposed rate, including for the avoidance of doubt, any adjustment thereto, an “Alternative Currency Successor Rate”), and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after Agent shall have posted such proposed amendment to all Lenders and the U.K. Borrower Agent unless, prior to such time, Lenders comprising the Required Lenders have delivered to Agent written notice that such Required Lenders object to such amendment.

Agent will promptly (in one or more notices) notify the U.K. Borrower Agent and each Lender of the implementation of any Alternative Currency Successor Rate.

Any Alternative Currency Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for Agent, such Alternative Currency Successor Rate shall be applied in a manner as otherwise reasonably determined by Agent.

Notwithstanding anything else herein, if at any time any Alternative Currency Successor Rate as so determined would otherwise be less than zero, the Alternative Currency Successor Rate will be deemed to be zero for the purposes of this Agreement and the other Loan Documents.

In connection with the implementation of an Alternative Currency Successor Rate, Agent will have the right to make Alternative Currency Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Alternative Currency Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, Agent shall post each such amendment implementing such Alternative Currency Conforming Changes to the U.K. Borrower Agent and the Lenders reasonably promptly after such amendment becomes effective.

3.7Increased Costs; Capital Adequacy

3.7.1Increased Costs Generally. If any Change in Law shall:

(a)impose, modify or deem applicable any reserve, liquidity, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender ~~(except any reserve requirement reflected in calculating LIBOR)~~ or Issuing Bank;

(b)subject any Recipient to Taxes (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and (iii) Connection Income Taxes) with respect to any Loan, Letter of Credit, Commitment or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(c)impose on any Lender, Issuing Bank or interbank market any other condition, cost or expense affecting any Loan, Letter of Credit, participation in LC Obligations, Commitment or Loan Document; and the result thereof shall be to increase the cost to a Lender of making or maintaining any Loan or its Commitment, or converting to or continuing any interest option for a Loan, or to increase the cost to a Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by a Lender or Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or Issuing Bank, Borrowers will pay to it such additional amount(s) as will compensate it for the additional costs incurred or reduction suffered.  Such Lender or Issuing Bank shall deliver to Borrowers the certificate contemplated by Section 3.3.

3.7.2Capital Requirements. If a Lender or Issuing Bank determines that a Change in Law affecting it or its holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s, Issuing Bank’s or holding company’s capital as a consequence of this Agreement, or such Lender’s or Issuing Bank’s Commitment, Loans, Letters of Credit or participations in LC Obligations or Loans, to a level below that which such Lender, Issuing Bank or holding company could have achieved but for such Change in Law (taking into consideration its policies with respect to capital adequacy), then from time to time Borrowers will pay to such Lender or Issuing Bank, as the case may be, such additional amounts as will compensate it or its holding company for the reduction suffered.  Such Lender or Issuing Bank shall deliver to Borrowers the certificate contemplated by Section 3.3.

3.7.3Compensation. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of its right to demand such compensation, but Borrowers shall not be required to compensate a Lender or Issuing Bank for any increased costs or reductions suffered more than nine months (plus any period of retroactivity of the Change in Law giving rise to the demand) prior to the date that the Lender or Issuing Bank notifies Borrower Agent of the applicable Change in Law and of such Lender’s or Issuing Bank’s intention to claim compensation therefor.

3.8Mitigation

. If any Lender gives a notice under Section 3.5 or requests compensation under Section 3.7, or if any Borrower is required to pay any Indemnified Taxes or additional amounts with respect to a Lender under Section 5.8, then at the request of Borrower Agent, such Lender shall use reasonable efforts to designate or assign its obligations hereunder to a different Lending Office, if, in the judgment of such Lender, such designation or assignment would eliminate the need for such notice or reduce amounts payable or to be withheld in the future, would not subject the Lender to any unreimbursed cost or expense, and would not otherwise be disadvantageous to it or unlawful. Borrowers of each affected Borrower Group shall pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

3.9Funding Losses

. If for any reason (a) any Borrowing, conversion or continuation of a ~~LIBOR~~Term SOFR Loan does not occur on the date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn but other than in respect of a Defaulting Lender), (b) any repayment or conversion of a ~~LIBOR~~Term SOFR Loan occurs on a day other than the end of its Interest Period or tenor, (c) Borrowers of any Borrower Group fail to repay a ~~LIBOR~~Term SOFR Loan when required, or (d) a Lender (other than a Defaulting Lender) is required to assign a ~~LIBOR~~Term SOFR Loan prior to the end of its Interest Period or tenor pursuant to Section 13.4, then Borrowers of such Borrower Group shall pay to Agent its customary administrative charge and to each Lender all losses, expenses and fees arising from redeployment of funds or termination of match funding.

3.10Maximum Interest

. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (“maximum rate”). If Agent or any Lender shall receive interest in an amount that exceeds the maximum rate, the excess interest shall be applied to the principal of the Obligations of the Borrower Group to which such excess interest relates or, if it exceeds such unpaid principal, refunded to such Borrower Group. In determining whether the interest contracted for, charged or received by Agent or a Lender exceeds the maximum rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread (in equal or unequal parts) the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 4.LOAN ADMINISTRATION.

4.1Manner of Borrowing and Funding Loans

4.1.1Notice of Borrowing.

(a)To request Loans, Borrower Agent shall give Agent a Notice of Borrowing by 11:00 a.m. (Local Time) (i) on the requested funding date, in the case of U.S. Base Rate Loans and U.K. Base Rate Loans denominated in Dollars, (ii) at least three Business Days prior to the requested funding date, in the case of U.K. Base Rate Loans denominated in Sterling, and (iii) at least ~~two~~three Business Days prior to the requested funding date, in the case of ~~LIBOR~~Term SOFR Loans. Notices received by Agent after such time shall be deemed received on the next Business Day. Each Notice of Borrowing shall be irrevocable and shall specify (A) the Borrowing amount, (B) the requested funding date (which must be a Business Day), (C) whether the Borrowing is to be made as a U.S. Base Rate Loan, U.K. Base Rate Loan, or ~~LIBOR~~Term SOFR Loan, (D) the

relevant currency, (E) in the case of a ~~LIBOR~~Term SOFR Loan, the applicable Interest Period (which shall be deemed to be one month if not specified), and (F) the Borrower Group Commitment under which such Borrowing is proposed to be made.

(b)Unless payment is otherwise timely made by each Borrower within a Borrower Group, the becoming due of any Obligation (whether principal, interest, fees or other charges, including Extraordinary Expenses, U.S. LC Obligations, U.K. LC Obligations, Cash Collateral and Secured Bank Product Obligations) shall be deemed to be a request for Base Rate Loans on the due date in the amount due which shall bear interest at the per annum rate applicable hereunder to U.S. Base Rate Loans, in the case of such Obligations owing by any U.S. Domiciled Obligor, or to U.K. Base Rate Loans, in the case of such Obligations owing by any U.K. Domiciled Obligor. The Loan proceeds shall be disbursed as direct payment of such Obligation. In addition, Agent may, at its option, charge such amount against any operating, investment or other account of a Borrower within the applicable Borrower Group maintained with Agent or any of its Affiliates.

(c)If a Borrower within a Borrower Group maintains a disbursement account with Agent or any of its Affiliates, then presentation for payment in the account of a Payment Item when there are insufficient funds to cover it shall be deemed to be a request for Base Rate Loans on the presentation date, in the amount of the Payment Item, which shall bear interest at the per annum rate applicable to U.S. Base Rate Loans, in the case of insufficient funds owing by any U.S. Domiciled Obligor, or to U.K. Base Rate Loans in the case of insufficient funds owing by any U.K. Domiciled Obligor. Proceeds of the Loans may be disbursed directly to the account.

4.1.2Fundings by Lenders. Except for Borrowings to be made as Swingline Loans, Agent shall endeavor to notify the Applicable Lenders of each Notice of Borrowing (or deemed request for a Borrowing) by (a) 1:00 p.m. (Local Time) on the proposed funding date for a U.S. Base Rate Loan or a U.K. Base Rate Loan denominated in Dollars, (b) 3:00 p.m. (Local Time) three Business Days before a proposed funding of a U.K. Base Rate Loan denominated in Sterling, or (c) 3:00 p.m. (Local Time) two Business Days before a proposed funding of a ~~LIBOR~~Term SOFR Loan. Each Applicable Lender shall fund its Pro Rata share of a Borrowing in immediately available funds not later than 3:00 p.m. (Local Time) on the requested funding date, unless Agent’s notice is received after the times provided above, in which case each Applicable Lender shall fund by 11:00 a.m. (Local Time) on the next Business Day. Subject to its receipt of such amounts from Lenders, Agent shall disburse the Borrowing proceeds in a manner directed by Borrower Agent and acceptable to Agent. Unless Agent receives (in sufficient time to act) written notice from an Applicable Lender that it will not fund its share of a Borrowing, Agent may assume that such Applicable Lender has deposited or promptly will deposit its share with Agent, and Agent may disburse a corresponding amount to Borrowers within the applicable Borrower Group. If a Lender’s share of a Borrowing or of a settlement under Section 4.1.3(b) is not received by Agent, then Borrowers within the applicable Borrower Group agree to repay to Agent on demand the amount of such share, together with interest thereon from the date disbursed until repaid, at the rate applicable to the Borrowing. Agent, a Lender or Issuing Bank may fulfill its obligations under Loan Documents through one or more Lending Offices, and this shall not affect any obligation of Obligors under the Loan Documents or with respect to any Obligations.

4.1.3Swingline Loans; Settlement; Rescindable Amounts.

(a)To fulfill any request for (i) a U.S. Base Rate Loan hereunder (unless Required Lenders have informed Agent that the conditions in Section 6 are not satisfied), Agent may in its discretion advance U.S. Swingline Loans to the U.S. Borrowers, up to an aggregate outstanding amount of 10% of the aggregate U.S. Commitments and (ii) a U.K. Base Rate Loan hereunder (unless Required Lenders have informed Agent that the conditions in Section 6 are not satisfied), Agent may in its discretion advance U.K. Swingline Loans to the U.K. Borrowers, up to an aggregate outstanding amount of 10% of the aggregate U.K. Commitments. Swingline Loans shall constitute Loans for all purposes, except that payments thereon shall be made to Agent for its own account until Lenders have funded their participations therein as provided below.

(b)Settlement of Loans, including Swingline Loans, among the Applicable Lenders and Agent shall take place on a date determined from time to time by Agent (but at least weekly, unless the settlement amount is de minimis), on a Pro Rata basis in accordance with the Settlement Report delivered by Agent to the Applicable Lenders. Between settlement dates, Agent may in its discretion apply payments on Loans to Swingline Loans, regardless of any designation by Borrowers or anything herein to the contrary. Each Applicable Lender hereby purchases, without recourse or warranty, an undivided Pro Rata participation in all U.S. Swingline Loans or U.K. Swingline Loans, as applicable, outstanding from time to time until settled. If a Swingline Loan cannot be settled among the Applicable Lenders, whether due to an Obligor’s Insolvency Proceeding or any other reason, each Applicable Lender shall pay the amount of its participation in the U.S. Swingline Loans or U.K. Swingline Loans, as applicable, to Agent, in immediately available funds, within one Business Day after Agent’s request therefor. Interest on a Loan shall be payable in favor of a Lender from the later of the date the Loan is advanced to Borrowers or the Lender funds the Loan (or participation therein). No Obligor or Secured Party shall be entitled to credit for interest paid by a Secured Party to Agent pursuant to Section 4.1.3(c) or 12.10.2, nor shall a Defaulting Lender be entitled to interest on amounts held by Agent pursuant to Section 4.2. Lenders’ obligations to make settlements and to fund participations are absolute, irrevocable and unconditional, without offset, counterclaim or other defense, and whether or not the Commitments have terminated, an Overadvance exists or the conditions in Section 6 are satisfied.

(c)Unless Agent receives notice from Borrowers prior to the date on which a payment is due to Agent for the account of Lenders or Issuing Bank hereunder that Borrowers will not make such payment, Agent may assume that Borrowers have made such payment on such date in accordance herewith and may, in reliance on such assumption, distribute to the Applicable Lenders or Issuing Bank, as applicable, the amount due. With respect to any payment that Agent makes for the account of the Applicable Lenders or Issuing Bank hereunder as to which Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment, a “Rescindable Amount”): (1) Borrowers have not in fact made such payment, (2) Agent has made a payment in excess of the amount so paid by Borrowers (whether or not then owed), or (3) Agent has for any reason otherwise erroneously made such payment, then each Applicable Lender or Issuing Bank, as applicable, severally agrees to repay to Agent forthwith on demand the Rescindable Amount so distributed to or otherwise made for the account of such Lender or Issuing Bank, in immediately available funds with interest thereon for each day from and including the date such amount is distributed to it to but excluding the date of payment to Agent, at the greater of the Federal Funds Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation. A notice by Agent to Issuing Bank, any Applicable Lender or any Borrower with respect to any amount owing under this clause (c) shall be conclusive, absent manifest error.

4.1.4Notices. If Borrowers request, convert or continue Loans, select interest rates or transfer funds based on telephonic or electronic instructions to Agent, Borrowers shall confirm the request by prompt delivery to Agent of a Notice of Borrowing or Notice of Conversion/Continuation, as applicable. Agent and Lenders are not liable for any loss suffered by a Borrower as a result of Agent or a Lender acting on its understanding of telephonic or electronic instructions from a person believed in good faith to be authorized to give instructions on a Borrower’s behalf.

4.1.5Conforming Changes. Agent may make Conforming Changes from time to time with respect to SOFR, Term SOFR, any Relevant Rate, or any Successor Rate.  Notwithstanding anything to the contrary in any Loan Document, any amendment implementing such changes shall be effective without further action or consent of any party to any Loan Document.  Agent shall post or provide each such amendment to Lenders and Borrower Agents reasonably promptly after it becomes effective.

4.2Defaulting Lender

. Notwithstanding anything herein to the contrary:

4.2.1Reallocation of Pro Rata Share; Amendments. For purposes of determining Lenders’ obligations or rights to fund, participate in or receive collections with respect to Loans and Letters of Credit (including existing Swingline Loans, Protective Advances and LC Obligations), Agent may in its discretion reallocate Pro Rata shares by excluding a Defaulting Lender’s Commitments and Loans from the calculation of shares. A Defaulting Lender shall have no right to vote on any amendment, waiver or other modification of a Loan Document, except as provided in Section 14.1.1(c).

4.2.2Payments; Fees. Agent may, in its discretion, receive and retain any amounts payable to a Defaulting Lender under the Loan Documents, and a Defaulting Lender shall be deemed to have assigned to Agent such amounts until all Obligations owing to Agent, non-Defaulting Lenders and other Secured Parties have been paid in full. Agent may use such amounts to cover the Defaulting Lender’s defaulted obligations, to Cash Collateralize such Lender’s Fronting Exposure, to readvance the amounts to Borrowers or to repay Obligations. A Lender shall not be entitled to receive any fees accruing hereunder while it is a Defaulting Lender and its unfunded Commitment shall be disregarded for purposes of calculating the unused line fee under Section 3.2.1. If any LC Obligations owing to a Defaulted Lender are reallocated to other Lenders, fees attributable to such LC Obligations under Section 3.2.2 shall be paid to such Lenders. Agent shall be paid all fees attributable to LC Obligations that are not reallocated.

4.2.3Status; Cure. Agent may determine in its discretion that a Lender constitutes a Defaulting Lender and the effective date of such status shall be conclusive and binding on all parties, absent manifest error. Borrowers, Agent and Issuing Bank may agree in writing that a Lender has ceased to be a Defaulting Lender, whereupon Pro Rata shares shall be reallocated without exclusion of the reinstated Lender’s Commitments and Loans, and the Revolver Usage and other exposures under the Commitments shall be reallocated among Lenders and settled by Agent (with appropriate payments by the reinstated Lender, including its payment of breakage costs for reallocated ~~LIBOR~~Term SOFR Loans) in accordance with the readjusted Pro Rata shares. Unless expressly agreed by Borrowers, Agent and Issuing Bank, or as expressly provided herein with respect to Bail-In Actions and related matters, no reallocation of Commitments and Loans to non-Defaulting Lenders or reinstatement of a Defaulting Lender shall constitute a waiver or release of claims against such Lender. The failure of any Lender to fund a Loan, to make a payment in respect of LC Obligations or otherwise to perform obligations hereunder shall not relieve any other Lender of its obligations under any Loan Document. No Lender shall be responsible for default by another Lender.

4.3Number and Amount of ~~LIBOR~~Term SOFR Loans; Determination of Rate

. Each Borrowing of ~~LIBOR~~Term SOFR Loans when made shall be in a minimum amount of $1,000,000, plus an increment of $100,000 in excess thereof. No more than six Borrowings of ~~LIBOR~~Term SOFR Loans may be outstanding at any time, and all ~~LIBOR~~Term SOFR Loans having the same length and beginning date of their Interest Periods shall be aggregated together and considered one Borrowing for this purpose. Upon determining ~~LIBOR~~Term SOFR for any Interest Period requested by Borrowers, Agent shall promptly notify Borrowers thereof by telephone or electronically and, if requested by Borrowers, shall confirm any telephonic notice in writing.

4.4Borrower Agent

. Each U.S. Borrower hereby designates Helix (“U.S. Borrower Agent”), and each U.K. Borrower hereby designates Well Ops U.K. (“U.K. Borrower Agent”), as its representative and agent for all purposes under the Loan Documents, including requests for and receipt of Loans and Letters of Credit, designation of interest rates, delivery or receipt of Communications, delivery of Borrower Materials, payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with Agent, Issuing Bank or any Lender. Each Borrower Agent hereby accepts such appointment. Agent and Lenders shall be entitled to rely upon any Communication (including any notice of borrowing) delivered by or to a Borrower Agent on behalf of any Borrower. Each of Agent, Issuing Bank and Lenders shall have the right, in its discretion, to deal exclusively with any Borrower Agent for all purposes under the Loan Documents. Each Obligor agrees that any Communication, delivery, action, omission or undertaking by a Borrower Agent shall be binding upon and enforceable against such Obligor.

4.5One Obligation

. The Loans, LC Obligations and other Obligations constitute one general obligation of Borrowers, jointly and severally, and are secured by Agent’s Lien on all Collateral; provided, that Agent and each Lender shall be deemed to be a creditor of, and the holder of a separate claim against, each Borrower to the extent of any Obligations jointly or severally owed by such Borrower.

4.6Effect of Termination

. On the effective date of the termination of all Commitments, the Obligations shall be immediately due and payable, and each Secured Bank Product Provider may terminate its Bank Products. Until Full Payment of the Obligations, all undertakings of Obligors contained in the Loan Documents shall continue, and Agent shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents. Agent shall not be required to terminate its Liens unless it receives Cash Collateral or a written agreement, in each case satisfactory to it, protecting Agent and Lenders from dishonor or return of any Payment Item previously applied to the Obligations. Sections 2.2, 3.4, 3.6, 3.7, 3.9, 4.1.3(c), 5.4, 5.8, 5.9, Section 12, 14.2, this Section, and each indemnity or waiver given by an Obligor or Lender in any Loan Document, shall survive any assignment by Agent, Issuing Bank or any Lender of rights or obligations hereunder, termination of any Commitment, and any repayment, satisfaction, discharge or Full Payment of any Obligations.

Section 5.PAYMENTS

5.1General Payment Provisions

. All payments of Obligations shall be made in the applicable Agreed Currency, without offset, counterclaim or defense of any kind, free and clear of (and without deduction for) any Taxes, and in immediately available funds, not later than 12:00 noon (Local Time) on the due date. Any payment after such time shall be deemed made on the next Business Day. Any payment of a ~~LIBOR~~Term SOFR Loan prior to the end of its Interest Period shall be accompanied by all amounts due under Sections 3.1.1(c) and 3.9. Agent shall have the continuing, exclusive right to apply and reapply payments and proceeds of Collateral against the Obligations, at Agent’s discretion, but whenever possible any prepayment shall be applied to Base Rate Loans before ~~LIBOR~~Term SOFR Loans.

5.2Repayment of Loans

. Loans may be prepaid from time to time, without penalty or premium, pursuant to a Notice of Prepayment to Agent, delivered concurrently with prepayment of a Swingline Loan and at least two Business Days prior to prepayment of other Loans; provided, that no such notice shall be required for payments applied pursuant to Section 5.6 (subject to Section 3.9). All U.S. Loans shall be due and payable in full on the U.S. Commitment Termination Date and all U.K. Loans shall be due and payable in full on the U.K. Commitment Termination Date, in each case, unless payment is sooner required hereunder, and any Overadvance or Protective Advance shall be due and payable as provided in Sections 2.1.5 and 2.1.6. If any Disposition by Obligors includes Accounts, Obligors shall apply Net Proceeds to repay Loans equal to the greater of (a) the net book value (or fair market value, if higher) of such Accounts, or (b) the reduction in Borrowing Base resulting from the disposition.

5.3Payment of Other Obligations

. Obligations other than Loans, including LC Obligations and Claims, shall be paid by Obligors as provided in the Loan Documents or, if no payment date is specified, on demand.

5.4Marshaling; Payments Set Aside

. None of Agent or Lenders shall be under any obligation to marshal any assets in favor of any Obligor or against any Obligations. If any payment by or on behalf of Obligors is made to Agent, Issuing Bank or any Lender, or if Agent, Issuing Bank or any Lender exercises a right of setoff, and any of such payment or setoff is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Agent, Issuing Bank or a Lender in its discretion) to be repaid to a trustee, receiver or any other Person, then the Obligation originally intended to be satisfied, and all Liens, rights and remedies relating thereto, shall be revived and continued in full force and effect as if such payment or setoff had not occurred.

5.5Application and Allocation of Payments

5.5.1Application. Payments made by Borrowers hereunder shall be applied (a) first, as specifically required hereby; (b) second, to Obligations then due and owing by the applicable Borrower Group; (b) third, to other Obligations specified by Borrowers; and (c) fourth, as determined by Agent in its discretion.  Any resulting credit balance shall not accrue interest in favor of Borrowers and shall be made available to Borrowers as long as no Event of Default exists, including by way of transfer to an operating account of the applicable Borrowers upon request.

5.5.2Post-Default Allocation. Notwithstanding anything in any Loan Document to the contrary, during an Event of Default under Section 11.1(j), or during any other Event of Default at the discretion of Agent or Required Lenders, monies to be applied to the Obligations, whether arising from payments by Obligors, realization on Collateral, setoff or otherwise, shall be allocated as follows:

(a)first, to all fees, indemnification, costs and expenses, including Extraordinary Expenses, owing to Agent;

(b)second, to all other amounts owing to Agent, including Swingline Loans, Protective Advances, and Loans and participations that a Defaulting Lender has failed to settle or fund;

(c)third, to all amounts owing to Issuing Bank;

(d)fourth, to all Obligations (other than Secured Bank Product Obligations) constituting fees, indemnification, costs or expenses owing to Lenders;

(e)fifth, to all Obligations (other than Secured Bank Product Obligations) constituting interest;

(f)sixth, to Cash Collateralize all LC Obligations;

(g)seventh, to all Loans, and to Secured Bank Product Obligations constituting Swap Obligations (including Cash Collateralization thereof) up to the amount of reserves existing therefor;

(h)eighth, to all other Secured Bank Product Obligations; and

(i)last, to all remaining Obligations.

Amounts shall be applied to payment of each category of Obligations only after Full Payment of amounts payable from time to time under all preceding categories. If amounts are insufficient to satisfy a category, they shall be paid ratably among outstanding Obligations in the category. Monies and proceeds obtained from an Obligor shall not be applied to its Excluded Swap Obligations, but appropriate adjustments shall be made with respect to amounts obtained from other Obligors to preserve the allocations in each category. Agent shall have no obligation to calculate the amount of any Secured Bank Product Obligation and may request a reasonably detailed calculation thereof from a Secured Bank Product Provider. If the provider fails to deliver the calculation within five days following request, Agent may assume the amount is zero. The allocations in this Section are solely to determine the priorities among Secured Parties and may be changed by agreement of affected Secured Parties without the consent of any Obligor. This Section is not for the benefit of or enforceable by any Obligor, and no Obligor has any right to direct the application of payments or Collateral proceeds subject to this Section.

5.5.3Erroneous Application. Agent shall not be liable for any application of amounts made by it in good faith and, if any such application is subsequently determined to have been made in error, the sole recourse of any Lender or other Person to which such amount should have been paid shall be to recover the amount from the Person that actually received it (and, if such amount was received by a Secured Party, the Secured Party agrees to return it).

5.6Dominion Account

. The ledger balance in the U.S. Dominion Account of the U.S. Domiciled Obligors as of the end of a Business Day shall be applied to the U.S. Facility Obligations at the beginning of the next Business Day, during any Dominion Trigger Period. Subject to Section 10.1.13, the ledger balance in any U.K. Dominion Account of the U.K. Borrowers as of the end of a Business Day shall be applied to the U.K. Facility Obligations whether or not a Dominion Trigger Period exists. Any resulting credit balance shall not accrue interest in favor of Borrowers and shall be made available to Borrowers as long as no Event of Default exists, including by way of transfer to an operating account of the applicable Borrowers upon request.

5.7Account Stated

. Agent shall maintain, in accordance with its customary practices, loan account(s) evidencing the Debt of Borrowers within each Borrower Group hereunder. Any failure of Agent to record anything in a loan account, or any error in doing so, shall not limit or otherwise affect the obligation of Borrowers to pay any amount owing hereunder. Entries in a loan account shall, absent manifest error, be presumptive evidence of the information contained therein. If information in a loan account is provided to or inspected by or on behalf of a Borrower, the information shall be conclusive and binding on Borrowers for all purposes absent manifest error, except to the extent Borrower Agent notifies Agent in writing within 30 days of specific information subject to dispute.

5.8Taxes.

5.8.1Payments Free of Taxes; Obligation to Withhold; Tax Payment.

(a)All payments of Obligations by Obligors shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If Applicable Law (as determined by Agent in its discretion) requires the deduction or withholding of any Tax from any such payment by Agent or an Obligor, then Agent or such Obligor shall be entitled to make such deduction or withholding based on information and documentation provided pursuant to Section 5.9. For purposes of Sections 5.8 and 5.9, “Applicable Law” shall include FATCA and “Lender” shall include Issuing Bank.

(b)If Agent or any Obligor is required by the Code to withhold or deduct Taxes, including backup withholding and withholding taxes, from any payment, then (i) Agent shall pay the full amount that it determines is to be withheld or deducted to the relevant Governmental Authority pursuant to the Code, and (ii) to the extent the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Obligor shall be increased as necessary so that the Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(c)If Agent or any Obligor is required by any Applicable Law other than the Code to withhold or deduct Taxes from any payment, then (i) Agent or such Obligor, to the extent required by Applicable Law, shall timely pay the full amount to be withheld or deducted to the relevant Governmental Authority, and (ii) to the extent the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Obligor shall be increased as necessary so that the Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

5.8.2Payment of Other Taxes. Without limiting the foregoing, Obligors shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at Agent’s option, timely reimburse Agent for payment of, any Other Taxes.

5.8.3Tax Indemnification.

(a)Each Obligor shall indemnify and hold harmless, on a joint and several basis, each Recipient against any Indemnified Taxes (including those imposed or asserted on or attributable to amounts payable under this Section) payable or paid by a Recipient or required to be withheld or deducted from a payment to a Recipient, and any reasonable and documented out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, that, for the avoidance of doubt, no indemnification payment shall be due under this Section 5.8.3 to the extent such payment is duplicative of any payment made by an Obligor. Each Obligor shall indemnify and hold harmless Agent against any amount that a Lender or Issuing Bank fails for any reason to pay indefeasibly to Agent as required pursuant to this Section. Each Obligor shall make payment within 10 days after demand for any amount or liability payable under this Section. A certificate as to the amount of such payment or liability (setting forth in reasonable detail the basis and calculation of the applicable Tax) delivered to Borrower Agent by a Lender or

Issuing Bank (with a copy to Agent), or by Agent on its own behalf or on behalf of any Recipient, shall be conclusive absent manifest error. Notwithstanding anything herein to the contrary, no Recipient shall be indemnified for any Indemnified Taxes under this Section 5.8.3 unless such Recipient shall make written demand on the Obligors for such reimbursement no later than nine months after the earlier of (i) the date on which the relevant Governmental Authority makes written demand upon such Recipient for such Indemnified Taxes, and (ii) the date on which such Recipient has made payment of such Indemnified Taxes to the relevant Governmental Authority; provided that if the Indemnified Taxes imposed or asserted giving rise to such claims are retroactive, then the nine month period referred to above shall be extended to include the retroactive effect thereof.

(b)Each Lender and Issuing Bank shall indemnify and hold harmless, on a several basis, (i) Agent against any Indemnified Taxes attributable to such Lender or Issuing Bank (but only to the extent Obligors have not already paid or reimbursed Agent therefor and without limiting Obligors’ obligation to do so), (ii) Agent against any Taxes attributable to such Lender’s failure to maintain a Participant register as required hereunder, and (iii) Agent against any Excluded Taxes attributable to such Lender or Issuing Bank, in each case, that are payable or paid by Agent in connection with any Obligations, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each Lender and Issuing Bank shall make payment within 10 days after demand for any amount or liability payable under this Section. A reasonably detailed certificate as to the amount of such payment or liability delivered to any Lender or Issuing Bank by Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this clause (b).

5.8.4Evidence of Payments. As soon as practicable after any payment of Taxes by any Obligor or Agent to a Governmental Authority as provided in this Section, Borrower Agent shall deliver to Agent or Agent shall deliver to Borrower Agent, as the case may be, a copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return reporting such payment or other evidence of such payment reasonably satisfactory to Borrower Agent or Agent, as the case may be.

5.8.5Treatment of Certain Refunds. Unless required by Applicable Law, at no time shall Agent have any obligation to file for or otherwise pursue on behalf of a Lender or Issuing Bank, nor have any obligation to pay to any Lender or Issuing Bank, any refund of Taxes withheld or deducted from funds paid for the account of a Lender or Issuing Bank. If a Recipient determines in its discretion that it has received a refund of Taxes that were indemnified by Obligors or with respect to which an Obligor paid additional amounts pursuant to this Section, it shall pay the amount of such refund to Borrower Agent (but only to the extent of indemnity payments or additional amounts actually paid by Obligors with respect to the Taxes giving rise to the refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund). Obligors shall, upon request by the Recipient, repay to the Recipient such amount paid over to Obligors (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) if the Recipient is required to repay such refund to the Governmental Authority. Notwithstanding anything herein to the contrary, no Recipient shall be required to pay any amount to Obligors if such payment would place it in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. In no event shall Agent or any Recipient be required to make its tax returns (or any other information relating to its taxes that it deems confidential) available to any Obligor or other Person.

5.8.6U.K. Tax Matters

(a)A payment by a U.K. Borrower shall not be increased under Section 5.8.1(c) by reason of a U.K. Tax Deduction on account of Taxes imposed by the U.K. on interest if, on the date on which the payment falls due:

(i)the payment could have been made to the relevant Lender without a U.K. Tax Deduction if the Lender had been a U.K. Qualifying Lender, but on that date that Lender is not or has ceased to be a U.K. Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or U.K. Treaty or any published practice or published concession of any relevant taxing authority; or

(ii)the relevant Lender is a U.K. Qualifying Lender solely by virtue of paragraph (a)(ii) of the definition of U.K. Qualifying Lender, and:

(1)an officer of HM Revenue & Customs has given (and not revoked) a direction (a Direction) under section 931 of the U.K. ITA which relates to the payment and that Lender has received from the U.K. Borrower Agent or the U.K. Borrower making the payment a certified copy of that Direction; and

(2)the payment could have been made to the Lender without any U.K. Tax Deduction if that Direction had not been made; or

(iii)the relevant Lender is a U.K. Qualifying Lender solely by virtue of paragraph (a)(ii) of the definition of U.K. Qualifying Lender and:

(1)the relevant Lender has not given a U.K. Tax Confirmation to the U.K. Borrower; and

(2)the payment could have been made to the Lender without any U.K. Tax Deduction if the Lender had given a U.K. Tax Confirmation to the U.K. Borrower, on the basis that the U.K. Tax Confirmation would have enabled the U.K. Borrower to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section 930 of the U.K. ITA; or

(iv)the relevant Lender is a U.K. Treaty Lender and the U.K. Borrower making the payment is able to demonstrate that the payment could have been made to the

Lender without the U.K. Tax Deduction had that Lender complied with its obligations under Section 5.8.6(b) below.

(b)Subject to Section 5.8.6(c) below, a U.K. Treaty Lender and each U.K. Borrower which makes a payment to which that U.K. Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that U.K. Borrower to obtain authorization to make that payment without a U.K. Tax Deduction.

(c)(i)A U.K. Treaty Lender which becomes a party to this Agreement as a Lender on the date of this Agreement that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall include an indication to that effect (for the benefit of the Agent and without liability to any U.K. Borrower) by confirming its scheme reference number and its jurisdiction of tax residence in Schedule 1.1; and

(ii)a U.K. Treaty Lender that becomes a party to this Agreement as a Lender after the date of this Agreement and that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall include an indication to that effect (for the benefit of the Agent and without liability to any U.K. Borrower) by notifying any U.K. Borrower of its scheme reference number and its jurisdiction of tax residence in the documentation which it executes on becoming a party to this Agreement as Lender, and having done so, that Lender shall be under no obligation pursuant to Section 5.8.6(b) above.

(d)If a Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with Section 5.8.6(c) above and

(i)a U.K. Borrower making a payment to that Lender has not made a U.K. Borrower DTTP Filing in respect of that Lender; or

(ii)a U.K. Borrower making a payment to that Lender has made a U.K. Borrower DTTP Filing in respect of that Lender but:

(1)that U.K. Borrower DTTP Filing has been rejected by HM Revenue & Customs; or

(2)HM Revenue & Customs has not given the U.K. Borrower authority to make payments to that Lender without a U.K. Tax Deduction within 60 days of the date of the U.K. Borrower DTTP Filing; or

(3)HM Revenue & Customs has given the U.K. Borrower authority to make payments to that Lender without a U.K. Tax Deduction but such authority has subsequently been revoked or expired,

and in each case, the U.K. Borrower has notified that Lender in writing, that Lender and the U.K. Borrower shall co-operate in completing any additional procedural formalities necessary for that U.K. Borrower to obtain authorization to make that payment without a Tax Deduction.

(e)If a Lender has not included an indication to the effect that it wishes the HMRC DT Treaty Passport scheme to apply to this Agreement in accordance with Section 5.8.6(c) above, no U.K. Borrower shall file any form relating to the HMRC DT Treaty Passport scheme in respect of that Lender’s advance or its participation in any advance.

(f)A U.K. Borrower shall, promptly on making a U.K. Borrower DTTP Filing, deliver a copy of that U.K. Borrower DTTP Filing to the Agent for delivery to the relevant Lender.

(g)A U.K. Non-Bank Lender shall promptly notify the U.K. Borrower Agent and the Agent if there is any change in the position from that set out in the U.K. Tax Confirmation.

5.8.7VAT.

(a)All amounts set out or expressed in a Loan Document to be payable by any party to any Lender, the Agent or Issuing Bank (a Finance Party) which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to Section 5.8.7(b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any party under a Loan Document and such Finance Party is required to account to the relevant tax authority for the VAT, that party shall pay to the Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such party).

(b)If VAT is or becomes chargeable on any supply made by any Finance Party (the Supplier) to any other Finance Party (the Receiver) under a Loan Document, and any party other than the Receiver (the Subject Party) is required by the terms of any Loan Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse or indemnify the Receiver in respect of that consideration):

(i)where the Supplier is the person required to account to the relevant tax authority for the VAT) the Subject Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Receiver will promptly pay to the Subject Party an amount equal to any credit or repayment obtained by the Receiver from the relevant tax authority which the Receiver reasonably determines is in respect of such VAT; and

(ii)where the Receiver is the person required to account to the relevant tax authority for the VAT, the Subject Party shall promptly, following demand from the Receiver, pay to the Receiver an amount equal to the amount of VAT chargeable on that supply but only to the extent that the Receiver reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c)Where a Loan Document requires any party to reimburse or indemnify a Finance Party for any cost or expense, that party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d)Any reference in this Section 5.8.7 to any party shall, at any time when such party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the Value Added Tax Act 1994 (U.K.)).

(e)In relation to any supply made by any Finance Party to any party under any Loan Document, if reasonably requested by such Finance Party, that party shall promptly provide such Finance Party with details of that party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.

5.9Lender Tax Information.

5.9.1Status of Lenders.

(a)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments of Obligations under the Loan Documents shall deliver to Borrower Agent and Agent properly completed and executed documentation reasonably requested by Borrower Agent or Agent as will permit such payments to be made without or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower Agent or Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Borrower Agent or Agent to enable them to determine whether such Lender is subject to backup withholding or information reporting requirements. Notwithstanding the foregoing, such documentation (other than documentation described in Sections 5.9.2(a), (b) and (d)) shall not be required if a Lender reasonably believes delivery of the documentation would subject it to any material unreimbursed cost or expense or would materially prejudice its legal or commercial position.

(b)Each Lender which becomes a party to this Agreement after the date of this Agreement (a New Lender) shall indicate, in the documentation which it executes on becoming a party to this Agreement as a Lender, and for the benefit of the Agent and without liability to any U.K. Borrower, which of the following categories it falls within:

(i)not a U.K. Qualifying Lender;

(ii)a U.K. Qualifying Lender (other than a U.K. Treaty Lender); or

(iii)a U.K. Treaty Lender.

If a New Lender fails to indicate its status in accordance with this Section 5.9.1(b), then such New Lender shall be treated for the purposes of this Agreement (including by each U.K. Borrower) as if it is not a U.K. Qualifying Lender until such time as it notifies the Agent which category of U.K. Qualifying Lender applies (and the Agent, upon receipt of such notification, shall inform the U.K. Borrower Agent).  For the avoidance of doubt, the documentation which a Lender executes on becoming a party to this Agreement as a Lender shall not be invalidated by any failure of a New Lender to comply with this Section 5.9.1(b).

5.9.2Documentation. Without limiting the foregoing, if any Borrower is a U.S. Person,

(a)Any Lender that is a U.S. Person shall deliver to Borrower Agent and Agent on or prior to the date on which such Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request of Borrower Agent or Agent), properly completed and executed copies of IRS Form W-9, certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(b)Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower Agent and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request of Borrower Agent or Agent), whichever of the following is applicable:

(i)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Loan Document, properly completed and executed copies of IRS Form W-8BENE establishing an exemption from or reduction of U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty, and (y) with respect to other payments under the Loan Documents, properly completed and executed copies of IRS Form W-8BENE establishing an exemption from or reduction of U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii)properly completed and executed copies of IRS Form W-8ECI;

(iii)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate in form reasonably satisfactory to Agent to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (“U.S. Tax Compliance Certificate”), and (y) properly completed and executed copies of IRS Form W-8BENE; or

(iv)to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by properly completed and executed copies of IRS Form W-8ECI, IRS Form W-8BENE, a U.S. Tax Compliance Certificate in form reasonably satisfactory to Agent, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided, that if the Foreign Lender is a partnership and one or more of its direct or indirect partners is claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such partner;

(c)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower Agent and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request), executed copies of any other form prescribed by

Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit Borrowers or Agent to determine the withholding or deduction required to be made; and

(d)if payment of an Obligation to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code), such Lender shall deliver to Borrower Agent and Agent, at the time(s) prescribed by law and otherwise upon reasonable request, such documentation prescribed by Applicable Law (including Section 1471(b)(3)(C)(i) of the Code) and such additional documentation as may be appropriate for Borrowers or Agent to comply with their obligations under FATCA and to determine that such Lender has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (d), “FATCA” shall include any amendments made to FATCA after the date hereof.

5.9.3Redelivery of Documentation. If any form or certification previously delivered by a Lender pursuant to this Section expires or becomes obsolete or inaccurate in any respect, such Lender shall promptly update the form or certification or notify Borrower Agent and Agent in writing of its legal inability to do so.

5.10Nature and Extent of Each Obligor’s Liability.

5.10.1Joint and Several Liability. Each Obligor agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to Agent and the other Secured Parties the prompt payment and performance of, all Obligations, except its Excluded Swap Obligations. Each Obligor agrees that its guaranty of the Obligations hereunder constitutes a continuing guaranty of payment and performance and not of collection, that such guaranty shall not be discharged until Full Payment of the Obligations, and that such guaranty is absolute and unconditional, irrespective of (a) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Loan Document, or any other document, instrument or agreement to which any Obligor is or may become a party or be bound; (b) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document, or any waiver, consent or indulgence of any kind by Agent or any other Secured Party with respect thereto; (c) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty for any Obligations or any action, or the absence of any action, by Agent or any other Secured Party in respect thereof (including the release of any security or guaranty); (d) the insolvency of any Obligor; (e) any election by Agent or any other Secured Party in an Insolvency Proceeding for the application of Section 1111(b)(2) of the Bankruptcy Code; (f) any borrowing or grant of a Lien by any other Obligor, as debtor-in-possession under Section 364 of the Bankruptcy Code or otherwise; (g) the disallowance of any claims of Agent or any other Secured Party against any Obligor for the repayment of any Obligations under Section 502 of the Bankruptcy Code or otherwise; or (h) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except Full Payment of the Obligations.

5.10.2Waivers.

(a)Each Obligor expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel Agent or any other Secured Party to marshal assets or to proceed against any other Obligor, other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against such Obligor. Each Obligor waives all defenses available to a surety, guarantor or accommodation co-obligor other than Full Payment of Obligations and waives, to the maximum extent permitted by law, any right to revoke any guaranty of Obligations as long as it is an Obligor. It is agreed among each Obligor, Agent and the other Secured Parties that the provisions of this Section are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, Agent and the other Secured Parties would decline to make Loans and issue Letters of Credit. Each Obligor acknowledges that its guaranty pursuant to this Section is necessary to the conduct and promotion of its business, and can be expected to benefit such business.

(b)Agent and the other Secured Parties may, in their discretion, pursue such rights and remedies as they deem appropriate, including realization upon Collateral by judicial foreclosure or nonjudicial sale or enforcement, without affecting any rights and remedies under this Section. If, in taking any action in connection with the exercise of any rights or remedies, Agent or any other Secured Party shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any Obligor or other Person, whether because of any Applicable Laws pertaining to “election of remedies” or otherwise, each Obligor consents to such action and waives any claim based upon it, even if the action may result in loss of any rights of subrogation that any Obligor might otherwise have had. Any election of remedies that results in denial or impairment of the right of Agent or any other Secured Party to seek a deficiency judgment against any Obligor shall not impair any other Obligor’s obligation to pay the full amount of the Obligations. Each Obligor waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for Obligations, even though that election of remedies destroys such Obligor’s rights of subrogation against any other Person. Agent may, based on the instruction of Required Lenders, bid Obligations, in whole or part, at any foreclosure, trustee or other sale, including any private sale, and the amount of such bid need not be paid by Agent but may be credited against the Obligations. The amount of the successful bid at any such sale, whether Agent or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral, and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which Agent or any other Secured Party might otherwise be entitled but for such bidding at any such sale.

5.10.3Extent of Liability; Contribution.

(a)Notwithstanding anything herein to the contrary, each U.S. Domiciled Obligor’s liability under this Section shall not exceed the greater of (i) all amounts for which such U.S. Domiciled Obligor is primarily liable, as described in clause (c) below, or (ii) such U.S. Domiciled Obligor’s Allocable Amount.

(b)If any U.S. Domiciled Obligor makes a payment under this Section of any Obligations (other than amounts for which such U.S. Domiciled Obligor is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments previously or concurrently made by any other Obligor, exceeds the amount that such U.S. Domiciled Obligor would otherwise have paid if each Obligor had paid the aggregate Obligations satisfied by such Guarantor Payments in the same proportion that such Obligor’s Allocable Amount bore to the total Allocable Amounts of all Obligors, then such U.S. Domiciled Obligor shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other Obligor for the amount of such excess, ratably based on their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. The “Allocable Amount” for any Obligor shall be the maximum amount that could then be recovered from such Obligor under this Section without rendering such payment voidable under Section 548 of the Bankruptcy Code or under any applicable state fraudulent transfer or conveyance act, or similar statute or common law.

(c)This Section shall not limit the liability of any U.S. Domiciled Obligor to pay or guarantee Loans made directly or indirectly to it (including Loans advanced hereunder to any other Person and then re-loaned or otherwise transferred to, or for the benefit of, such U.S. Domiciled Obligor), U.S. LC Obligations relating to U.S. Letters of Credit issued to support its business, Secured Bank Product Obligations incurred to support its business, and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such U.S. Domiciled Obligor shall be primarily liable for all purposes hereunder. Agent and Lenders shall have the right, at any time in their discretion, to condition Loans and Letters of Credit upon a separate calculation of borrowing availability for each Borrower and to restrict the disbursement and use of Loans and Letters of Credit to Borrowers based on that calculation.

(d)Each Obligor that is a Qualified ECP when its guaranty of or grant of Lien as security for a Swap Obligation becomes effective hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide funds or other support to each Specified Obligor with respect to such Swap Obligation as may be needed by such Specified Obligor from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP’s obligations and undertakings under this Section voidable under any applicable fraudulent transfer or conveyance act). The obligations and undertakings of each Qualified ECP under this Section shall remain in full force and effect until Full Payment of all Obligations. Each Obligor intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support or other agreement” for the benefit of, each Obligor for all purposes of the Commodity Exchange Act.

5.10.4~~[Reserved].~~Guaranty Limitations under Luxembourg Law.  Notwithstanding any other provision of this Agreement or any other Loan Document, the maximum liability of a Guarantor incorporated under Luxembourg law (a “Luxembourg Guarantor”) for the obligations of any Obligor which is not a direct or indirect subsidiary of the Luxembourg Guarantor shall be limited at any time to an amount not exceeding 95% of the higher of:

(a)the own funds (capitaux propres) of the Luxembourg Guarantor, as referred to in Annex I of the grand-ducal regulation dated 18 December 2015, in relation to inter alia article

34 of the Luxembourg law dated 19 December 2002 concerning the trade and companies register and the accounting and annual accounts of undertakings (the “Own Funds”) as increased by the amount of all existing subordinated liabilities owed by the Luxembourg Guarantor to any other member of the group (the “Subordinated Liabilities”), each as reflected in the Luxembourg Guarantor's latest available annual accounts and other relevant documents available to the Agent at the date of the guaranty; or

(b)the Own Funds of the Luxembourg Guarantor and its Subordinated Liabilities, each as reflected in the Luxembourg Guarantor's latest available annual accounts and other relevant documents available to the Agent at the time the guaranty is called.

The above limitation shall not apply to any amounts borrowed by, or made available to, in any form whatsoever, the Luxembourg Guarantor or any of its direct or indirect present or future subsidiaries under any Loan Document.

5.10.5Joint Enterprise. Each Obligor has requested that Agent and Lenders make this credit facility available to Borrowers on a combined basis, in order to finance Obligors’ business most efficiently and economically. Obligors’ business is a mutual and collective enterprise, and the successful operation of each Obligor is dependent upon the successful performance of the integrated group. Obligors believe that consolidation of their credit facility will enhance the borrowing power of each Borrower and ease administration of the facility, all to their mutual advantage. Obligors acknowledge that Agent’s and Lenders’ willingness to extend credit and to administer the Collateral on a combined basis hereunder is done solely as an accommodation to Obligors and at Obligors’ request.  Each other Obligor, as a direct or indirect owner or Subsidiary of one or more Borrowers shall receive substantial direct and indirect benefit from the consolidation of the credit facility of Borrowers. All of the Obligors acknowledge and agree that Agent’s and Lenders’ willingness to extend credit to Borrowers and to administer the Collateral on a combined basis is conditioned on the foregoing agreement of the Obligors to be jointly and severally liable therefor.

5.10.6Subordination. Each Obligor hereby subordinates any claims, including any rights at law or in equity to payment, subrogation, reimbursement, exoneration, contribution, indemnification or set off, that it may have at any time against any other Obligor, howsoever arising, to the Full Payment of its Obligations.

Section 6.CONDITIONS PRECEDENT.

6.1Conditions Precedent to Initial Loans

. In addition to the conditions set forth in Section 6.2, Lenders shall not be required to fund the initial requested Loan or otherwise make the initial extension of credit to Borrowers hereunder, until the date (“Closing Date”) that each of the following conditions has been satisfied or waived:

(a)Each Loan Document required to be delivered on the Closing Date and any notices, intimations, transfers, or other documents required to be given or executed or made under the terms of the Loan Documents shall have been duly executed and delivered to Agent by each of the signatories thereto.

(b)Agent shall have received authorization for all filings, registrations or recordations necessary to perfect its Liens in the Collateral, as well as UCC and Lien searches and other evidence reasonably satisfactory to Agent that such Liens are the only Liens upon the Collateral, except Permitted Liens.

(c)Subject to Section 10.1.13, Agent shall have received duly executed agreements establishing each Dominion Account and related lockbox and Deposit Account Control Agreements for all Deposit Accounts (other than Excluded Accounts), in form and substance reasonably satisfactory to Agent.

(d)Agent shall have received certificates, in form and substance reasonably satisfactory to it, from a Senior Officer of the Obligors (or another officer or director reasonably acceptable to Agent) certifying that, after giving effect to the initial credit extensions and transactions hereunder, (i) the Obligors, taken as a whole, are Solvent; (ii) no Default or Event of Default exists; and (iii) the representations and warranties set forth in Section 9 are true and correct.

(e)Agent shall have received a certificate of a duly authorized officer of each Obligor, certifying (i) that attached copies of such Obligor’s Organic Documents are true and complete, and in full force and effect, without amendment except as shown; (ii) that an attached copy of resolutions (in the case of any U.K. Domiciled Obligor, of both its board of directors and its members) authorizing execution and delivery of the Loan Documents (and all other documents and notices or intimations connected thereto) is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this credit facility; and (iii) to the title, name and signature of each Person authorized to sign the Loan Documents. Agent may conclusively rely on this certificate until it is otherwise notified by the applicable Obligor in writing.

(f)Agent shall have received a written opinion of Locke Lord, LLP, counsel to U.S. Obligors, Maslon LLP, local Minnesota counsel to Helix, Norton Rose Fulbright LLP, English counsel to the Agent, and Brodies LLP, Scots counsel to the Agent, and, if applicable, U.S. Borrower Agent’s in-house counsel, each in form and substance reasonably satisfactory to Agent and addressed to Agent and each Lender.

(g)if available in any relevant jurisdiction, Agent shall have received copies of the charter documents of each Obligor, certified by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization as of a recent date. Agent shall have received good standing certificates as of a recent date for each Obligor, issued by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization and each material U.S. jurisdiction where such Obligor’s conduct of business or ownership of Property necessitates qualification (to the extent such concept or a similar concept exists under the laws of such jurisdiction).

(h)Agent shall have received copies of policies or certificates of insurance for the insurance policies carried by Obligors, all in compliance with the Loan Documents.

(i)Each Obligor shall have provided, in form and substance satisfactory to Agent and each Lender, all documentation and other information as Agent or any Lender deems appropriate in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the Patriot Act and Beneficial Ownership Regulation. If any Obligor qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, it shall have provided a Beneficial Ownership Certification to Agent and Lenders in relation to such Obligor.

(j)Agent shall have completed its business, financial and legal due diligence of Obligors, with results satisfactory to Agent. No Material Adverse Effect shall have occurred since December 31, 2020.

(k)Obligors shall have paid all fees and expenses to be paid to Agent and Lenders on the Closing Date, including fees and expenses of counsel and other advisors.

(l)Agent shall have received a Borrowing Base Report as of August 31, 2021. Upon giving effect to the initial funding of Loans and issuance of Letters of Credit, and the payment by Obligors of all fees and expenses incurred in connection herewith, Global Availability shall be at least 20% of the Global Borrowing Base.

(m)Agent shall have received a duly executed payoff letter in form and substance reasonably satisfactory to it and dated on or prior to the Closing Date with respect to the Existing Credit Agreement, together with evidence satisfactory to it (including UCC-3 financing statement terminations and other termination documents) that on the Closing Date such Debt will be repaid in full and the Liens securing such Debt have been released, subject only to receipt of the applicable payoff amount and the filing of applicable terminations and releases.

(n)In the case of a U.K. Domiciled Obligor whose shares are the subject of a U.K. Security Document (i) Agent shall have received a certificate of that U.K. Domiciled Obligor certifying that no “warning notice” or “restrictions notice” (in each case as defined in Schedule 1B of the Companies Act 2006 (UK)) has been issued in respect of those shares, together with a copy of the “PSC register” (within the meaning of section 790C(10) of the Companies Act 2006 (UK)) of that U.K. Domiciled Obligor, which is certified by a director of that U.K. Domiciled Obligor to be correct, complete and not amended or superseded as at a date no earlier than the Closing Date, or (ii) a certificate of that U.K. Domiciled Obligor certifying that such U.K. Domiciled Obligor is not required to comply with Part 21A of the Companies Act 2006 (UK).

6.2Conditions Precedent to All Credit Extensions

. Agent, Issuing Bank and Lenders shall not be required to make any credit extension hereunder (including funding any Loan, arranging any Letter of Credit, or granting any other accommodation to or for the benefit of any Obligor), if the following conditions are not satisfied on such date and upon giving effect thereto:

(a)No Default or Event of Default exists or would result therefrom;

(b)The representations and warranties of each Obligor in the Loan Documents are true and correct in all material respects (without duplication of any materiality qualifications therein), except for representations and warranties that expressly apply only on an earlier date, which shall be true and correct in all material respects (without duplication of any materiality qualifications therein) as of such date;

(c)Sufficient Availability exists therefor; and

(d)With respect to a Letter of Credit issuance, all LC Conditions are satisfied.

Each request (or deemed request) by a Borrower for any credit extension shall constitute a representation by Obligors that the foregoing conditions are satisfied on the date of such request and on the date of the credit extension.

Section 7.COLLATERAL.

7.1Grant of Security Interest

. To secure the prompt payment and performance of the Obligations, each U.S. Domiciled Obligor hereby grants to Agent, for the benefit of Secured Parties, a continuing Lien on all of the following Property of such U.S. Domiciled Obligor, whether now owned or hereafter acquired, and wherever located:

(a)all Accounts and Payment Intangibles, including all amounts payable to such U.S. Domiciled Obligor relating to freight, sub-freights, rentals, charter hire, sub-charter hire, interest in cargoes, extended freight and other monies earned or to be earned or due or to become due of whatsoever nature, arising out of the ownership and/or operation of the Vessels (which term shall, for purposes of this clause (a), include related equipment such as remote operated vehicles, intervention riser systems, subsea intervention lubricators, riserless open water abandonment modules and trenchers) and, without limitation to the foregoing, (i) all receivables under any master service agreement or any contract for the provision of services through the operation of a Vessel, (ii) compensation payable to any U.S. Domiciled Obligor in the event of requisition of any Vessel, (iii) remuneration for salvage and towage services for any Vessel, (iv) demurrage and detention money relating to any Vessel, (v) damages for breach (or other payments relating to termination) of any contract for employment of any Vessel, and (vi) all money payable under any insurance in respect of loss of hire for any Vessel;

(b)all Deposit Accounts and all cash and monies on deposit therein, including all Cash Collateral and U.S. Eligible Pledged Cash;

(c)all Commodities Accounts and Securities Accounts, in each case including all financial assets and Investment Property therein;

(d)all prepaid assets, tax refunds and business interruption insurance;

(e)all Instruments and all intercompany debt;

(f)all General Intangibles related to the above clauses (a) through (e), including all master services agreements, customer contracts and charters relating to the foregoing;

(g)all Letter-of-Credit Rights, Commercial Tort Claims and Supporting Obligations related to the above clauses (a) through (e);

(h)all cash and non-cash proceeds of the foregoing, including proceeds of and unearned premiums with respect to insurance policies, and claims against any Person for loss, damage or destruction of any Collateral; and

(i)all books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs and computer records) pertaining to the foregoing;

provided, that in no event shall the above-described Property include any Excluded Property; provided, further, that Excluded Property shall not include any proceeds, products, substitutions or replacements of Excluded Property, including monies due or to become due to a U.S. Domiciled Obligor (unless such proceeds, products, substitutions or replacements would otherwise constitute Excluded Property).

To the extent that any of the above-described Property is not subject to the UCC, each U.S. Domiciled Obligor hereby pledges and collaterally assigns all of such U.S. Domiciled Obligor’s right, title, and interest in and to such Property, whether now owned or hereafter acquired, to Agent for the benefit of the Secured Parties to secure the payment and performance of the Obligations to the full extent that such a pledge and collateral assignment is possible under the relevant law and provided that such pledge is without prejudice to any rights charged, pledged or assigned pursuant to any U.K. Security Document.

7.2Lien on Deposit Accounts; Cash Collateral.

7.2.1Deposit Accounts. Agent’s Lien hereunder encumbers all amounts credited to any Deposit Account of a U.S. Domiciled Obligor, including sums in any blocked, lockbox, sweep or collection account (other than Excluded Property). Each Obligor hereby authorizes and directs each bank or other depository to deliver to Agent, upon request, all balances in any Deposit Account maintained for such Obligor, without inquiry into the authority or right of Agent to make such request.

7.2.2Cash Collateral. Cash Collateral may be invested, at Agent’s (or the relevant Issuing Bank’s, as applicable) discretion (with the consent of U.S. Borrower Agent, provided no Event of Default exists), but neither Agent nor any Issuing Bank shall have any duty to do so, regardless of any agreement or course of dealing with any Obligor, and shall have no responsibility for any investment or loss. As security for the Obligations, each Obligor hereby grants to Agent (and the relevant Issuing Bank in the case of Cash Collateral delivered to it) a security interest in and Lien upon all Cash Collateral delivered hereunder from time to time, whether held in a segregated cash collateral account or otherwise. Cash Collateral of an Obligor may be applied to the payment of the Obligations in the order specified by this Agreement.  All Cash Collateral and related Deposit Accounts shall be under the sole dominion and control of Agent (and such Issuing Bank, as applicable). No Obligor or other Person claiming through or on behalf of any Obligor shall have any right to any Cash Collateral, until Full Payment of all Obligations or such time as such amounts are due to be returned to the applicable Obligors in accordance with the terms of this Agreement.

7.3Other Collateral.

7.3.1Certain After-Acquired Collateral. Obligors shall (a) promptly (and in any event within 30 days) notify Agent if an Obligor obtains an interest in any Securities Account, Commodity Account, Instrument, Commercial Tort Claim or Letter-of-Credit Right that would constitute Collateral, and (b) ~~upon~~promptly after Agent’s reasonable request, take such actions as Agent deems appropriate to effect its perfected, first priority Lien on such Collateral. If any such Collateral is in the possession of a third party, Obligors shall obtain an acknowledgment (in form and substance reasonably satisfactory to Agent) from such party that it holds such Collateral for the benefit of Agent.

7.4Limitations

. The Lien on Collateral granted hereunder and under the other Loan Documents is given as security only and shall not subject Agent or any Lender to, or in any way modify, any obligation or liability of Obligors relating to any Collateral. In no event shall any Obligor’s grant of a Lien under any Loan Document secure its Excluded Swap Obligations.

7.5Further Assurances

. All Liens granted to Agent under the Loan Documents are for the benefit of the Secured Parties. Promptly upon written request (including by email), Obligors shall deliver such instruments and agreements, and shall take such actions, as Agent deems reasonably necessary under Applicable Law to evidence or perfect its Lien on any Collateral, or otherwise to give effect to the intent of this Agreement. Each Obligor authorizes Agent to file any financing statement that approximately describes the Collateral of such Obligor and ratifies any action taken by Agent before the Closing Date to effect or perfect its Lien on any Collateral.

Section 8.COLLATERAL ADMINISTRATION.

8.1Borrowing Base Reports

. By the 25th day of each month, Borrower Agents shall deliver to Agent (and Agent shall promptly deliver same to Lenders) a Borrowing Base Report for the U.S. Borrowing Base, the U.K. Borrowing Base and the Global Borrowing Base as of the close of business of the previous month; provided, that if a Borrowing Base Reporting Trigger Period is in effect Borrower Agents shall, no later than Wednesday following the end of each calendar week, deliver a Borrowing Base Report prepared as of the close of business of such previous week (except that any ineligible accounts may be calculated as of the prior month end). All information (including calculation of Availability) in a Borrowing Base Report shall be certified by Borrowers. Agent may from time to time in its Permitted Discretion adjust such report (a) to reflect Agent’s reasonable estimate of declines in value of Collateral, due to collections received in the Dominion Account or otherwise; (b) to adjust advance rates to reflect changes in dilution, quality, mix and other factors affecting Accounts; and (c) to the extent any information or calculation does not comply with this Agreement.

8.2Accounts.

8.2.1Records and Schedules of Accounts. Each Obligor shall keep accurate and complete records of its Accounts, including all payments and collections thereon. Borrowers shall also provide to Agent (and Agent shall promptly deliver the same to Lenders), on or before the 25th day of each month, (a) sales, collection and reconciliation reports, and (b) a detailed aged trial balance of all Accounts of Borrowers (other than intercompany Accounts) as of the end of the preceding month specifying each Account’s Account Debtor name and address, amount, invoice date and due date, showing any discount, allowance, credit, authorized return or dispute, and, upon Agent’s request, including such proof of delivery, copies of invoices and invoice registers, copies of related documents, repayment histories, status reports and other information as Agent may reasonably request. If Accounts of the U.S. Borrowers in an aggregate face amount of $2,500,000 or more cease to be U.S. Eligible Accounts for reasons other than aging and payment of Accounts, U.S. Borrowers shall notify Agent of such occurrence within one Business Day after any Obligor has knowledge thereof. If Accounts of the U.K. Borrowers in an aggregate face amount of $1,500,000 or more cease to be U.K. Eligible Accounts for reasons other than aging and payment of Accounts, U.K. Borrowers shall notify Agent of such occurrence within one Business Day after any Obligor has knowledge thereof.

8.2.2Taxes. If an Account of any Obligor includes a charge for any Taxes, Agent is authorized, in its discretion if Obligors have failed to make such payment, to pay the amount thereof to the proper taxing authority for the account of such Obligor and to charge Obligors therefor; provided, that neither Agent nor Lenders shall be liable for any Taxes that may be due from Obligors or relate to any Collateral.

8.2.3Account Verification. If an Event of Default exists, Agent shall have the right at any time, in the name of Agent, any designee of Agent or any Obligor, to verify the validity, amount or any other matter relating to any Accounts of Obligors by mail, telephone or otherwise; provided, that if no Event of Default has occurred which is continuing, the Agent may request the Obligors to contact their Account Debtors for such verification and Agent may participate in such verifications and direct responses to Agent. Obligors shall cooperate with Agent in an effort to facilitate and promptly conclude any such verification process.

8.2.4Maintenance of Dominion Account. Obligors shall maintain Dominion Accounts pursuant to lockbox or other arrangements acceptable to Agent. Obligors shall obtain a Deposit Account Control Agreement in form and substance reasonably satisfactory to Agent from each lockbox servicer and Dominion Account bank, establishing Agent’s control over and Lien in the lockbox or Dominion Account, requiring immediate deposit of all remittances received in the lockbox to a Dominion Account, and waiving offset rights of such servicer or bank, except for customary administrative and other charges; provided that, U.S. Dominion Accounts will be subject to springing dominion and are not required to be subject to full dominion unless and until a Dominion Trigger Period exists. U.K. Dominion Accounts shall be under the sole dominion and exclusive control of Agent whether or not a Dominion Trigger Period exists. All U.K. Dominion Accounts shall be maintained with Bank of America (London).  If a U.S. Dominion Account is not maintained with Bank of America, Agent may, during any Dominion Trigger Period, require immediate transfer of all funds in such account to a Dominion Account maintained with Bank of America. Agent and Lenders assume no responsibility to Obligors for any lockbox arrangement or

Dominion Account, including any claim of accord and satisfaction or release with respect to any Payment Items accepted by any bank.

8.2.5Release of Certain Accounts

. Borrower Agents may from time to time request the release of Accounts (and the related contracts or portion thereof and, in respect of any U.K. Domiciled Obligor, the applicable Vessel, equipment and similar related Collateral) pledged to secure the Obligations in connection with secured financings for Vessels and their related equipment otherwise permitted under this Agreement.  In respect of any Accounts (and such other Collateral) owed to any U.K. Domiciled Obligor, any such release shall be at the discretion of the Agent. In respect of any other Accounts (and the related contracts or portion thereof), Agent shall release such Accounts (and the related contracts or portion thereof) so long as no Default or Event of Default exists before or after giving effect to any such release, and each of the following other conditions have been satisfied in Agent’s reasonable discretion:

(a)such Borrower Agent shall have given Agent (i) at least 10 Business Days’ prior notice of the proposed release together with then current drafts of the related finance documentation, and (ii) prior to the closing date, final versions of the related finance documentation;

(b)the Accounts to be released relate solely to earnings from a Vessel that a Borrower will provide as collateral security for Permitted Debt which is secured by the whole of such Vessel and its earnings, in each case, permitted by this Agreement;

(c)such Accounts shall be removed from all calculations of any Borrowing Base, and Borrower Agent shall have delivered to Agent (and Agent shall promptly deliver the same to the Lenders) a Borrowing Base Report for the applicable Borrowing Base and Global Borrowing Base, calculated on a pro forma basis after giving effect to the removal of such Accounts;

(d)the Payment Conditions shall be satisfied before and after giving effect thereto;

(e)payments received by Borrowers in respect of such released Accounts will, after the date of such release, be paid into one or more segregated Deposit Accounts other than any Dominion Account; and

(f)Borrowers shall pay all reasonable and documented out-of-pocket costs and expenses actually incurred by Agent in connection with any such release.

8.2.6Proceeds of Collateral. Obligors shall request in writing and otherwise take all necessary steps to ensure that, no later than 90 days after the Closing Date (or such later date that Agent may agree in its sole discretion), all payments on Accounts or otherwise relating to Collateral are made directly to a Dominion Account (or a lockbox relating to a Dominion Account).  Subject to the preceding sentence, if any Obligor or Subsidiary receives cash or Payment Items with respect to any Collateral, it shall hold same in trust for Agent, and in case the concept of trust is not recognized in any applicable jurisdiction, as an agency (mandat), and promptly (not later than the next Business Day) deposit same into a Dominion Account. Notwithstanding the foregoing, payments in respect of Accounts that are released pursuant to Section 8.2.5 above may not be comingled with the other Collateral and shall not be remitted to a Dominion Account.

8.3Administration of Deposit Accounts and Securities Accounts.

8.3.1Controlled Accounts. Schedule 8.3 lists, as of the Closing Date, all Deposit Accounts and Securities Accounts maintained by Obligors, including Dominion Accounts. Each Obligor shall take all actions necessary to establish Agent’s first priority Lien on each Deposit Account (other than any Excluded Accounts) and each Securities Account. Obligors shall be the sole account holders of each Deposit Account and Securities Account and shall not allow any Person (other than Agent and the depository bank or securities intermediary) to have control over their Deposit Accounts, Securities Accounts or any Property deposited therein. Obligors shall immediately notify Agent of any opening or closing of a Deposit Account or a Securities Account following the Closing Date. With respect to all Deposit Accounts (other than Excluded Accounts) and Securities Accounts existing on the Closing Date and concurrently with the opening of any new Deposit Account (other than Excluded Accounts) and Securities Account after the Closing Date, the Obligors shall provide Agent with a Deposit Account Control Agreement or Securities Account Control Agreement, as applicable.

8.3.2U.S. Eligible Pledged Cash Accounts. U.S. Borrowers may, at any time and from time to time, deposit cash in Dollars into the U.S. Eligible Pledged Cash Account in an amount not less than $2,500,000. Agent shall have exclusive control over withdrawals from any U.S. Eligible Pledged Cash Account; provided, that U.S. Borrowers may, upon not less than five Business Days’ prior written notice to Agent by the U.S. Borrower Agent, withdraw U.S. Eligible Pledged Cash from the U.S. Eligible Pledged Cash Account if (i) no Default or Event of Default exists immediately prior to such withdrawal or would result after giving effect thereto, (ii) after giving effect to such withdrawal, no Overadvance would exist, and (iii) the U.S. Borrower Agent shall have delivered to Agent (and Agent shall promptly deliver the same to the Lenders) an updated Borrowing Base Report reflecting the reduction in the U.S. Borrowing Base attributable solely to the reduction in the U.S. Eligible Pledged Cash resulting from such withdrawal (and the U.S. Borrowing Base and Global Borrowing Base then in effect shall, until the next redetermination thereof in accordance with this Agreement, be determined on the basis of such Borrowing Base Report); provided, further, that a withdrawal by U.S. Borrowers may not be made more frequently than once in any calendar month. Each U.S. Eligible Pledged Cash Account shall be a money market deposit account offered by Bank of America or any of its Affiliates and established by U.S. Borrowers, in each case, at U.S. Borrowers’ sole risk and expense. Interest or profits, if any, on such deposit shall accumulate in the U.S. Eligible Pledged Cash Account and be part of the U.S. Eligible Pledged Cash.

8.4General Provisions.

8.4.1Location of Records of Collateral. All records respecting Collateral, shall at all times be kept by Obligors at the business locations set forth in Schedule 8.4.1, except that Obligors may (a) move records of U.S. Facility Collateral to another location in the United States, upon 10 Business Days prior written notice to Agent; and (b) move records of U.K. Facility Collateral to another location in the U.K., upon 10 Business Days prior written notice to Agent.

8.4.2[Reserved].

8.4.3Protection of Collateral. All expenses of protecting any Collateral, all Taxes payable with respect to any Collateral (including any sale thereof), and all other payments required to be made by Agent to any Person to realize upon any Collateral, shall be borne and paid by Obligors. Agent shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in Agent’s actual possession), for any diminution in the value thereof, or, if applicable, for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at Obligors’ sole risk.

8.4.4Defense of Title. Each Obligor shall defend its title to Collateral and Agent’s Liens therein against all Persons, claims and demands, except Permitted Liens.

8.5Power of Attorney

. Each Obligor hereby irrevocably constitutes and appoints Agent (and all Persons designated by Agent) as such Obligor’s true and lawful attorney (and agent-in-fact) for the purposes provided in this Section. Agent, or Agent’s designee, may (in its Permitted Discretion), without notice and in either its or an Obligor’s name, but at the cost and expense of Obligors:

(a)At any time, endorse an Obligor’s name on any Payment Item or other proceeds of Collateral (including proceeds of insurance) that come into Agent’s possession or control; and

(b)During an Event of Default, (i) notify any Account Debtors of the assignment of their Accounts, demand and enforce payment of Accounts by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to Accounts; (ii) settle, adjust, modify, compromise, discharge or release any Accounts or other Collateral, or any legal proceedings brought to collect Accounts or Collateral; (iii) sell or assign any Accounts and other Collateral upon such terms, for such amounts and at such times as Agent deems advisable; (iv) collect, liquidate and receive balances in Deposit Accounts or investment accounts, and take control, in any manner, of proceeds of Collateral; (v) prepare, file and sign an Obligor’s name to a proof of claim or other document in a bankruptcy of an Account Debtor, or to any notice, assignment or satisfaction of Lien or similar document; (vi) receive, open and dispose of mail addressed to an Obligor, and notify postal authorities to deliver any such mail to an address designated by Agent; (vii) endorse any Chattel Paper, Document, Instrument, bill of lading, or other document or agreement relating to any Accounts or other Collateral; (viii) use an Obligor’s stationery and sign its name to verifications of Accounts and notices to Account Debtors; (ix) use information contained in any data processing, electronic or information systems relating to Collateral; (x) make and adjust claims under insurance policies; (xi) take any action as may be necessary or appropriate to obtain payment under any letter of credit, banker’s acceptance or other instrument for which an Obligor is a beneficiary; (xii) exercise any voting or other rights relating to Investment Property; and (xiii) take all other actions as Agent deems appropriate to fulfill any Obligor’s obligations under the Loan Documents.

Section 9.REPRESENTATIONS AND WARRANTIES.

9.1General Representations and Warranties

. To induce Agent and Lenders to enter into this Agreement and to make available the Commitments, Loans and Letters of Credit, each Obligor represents and warrants that:

9.1.1Organization and Qualification. Each Obligor and Subsidiary is duly organized or incorporated, validly existing and, in relation to each U.S. Domiciled Obligor, in good standing under the laws of the jurisdiction of its organization or incorporation. Each Obligor and Subsidiary is duly qualified, authorized to do business and in good standing as a foreign corporation in each jurisdiction where failure to be so qualified could reasonably be expected to have a Material Adverse Effect. No Obligor is an Affected Financial Institution or Covered Entity. As of the Closing Date, the information included in the Beneficial Ownership Certification most recently provided to Agent prior to the Closing Date is true and complete in all respects.  The information included in each Beneficial Ownership Certification provided to Agent or any Lender after the Closing Date shall be true and complete in all respects as of the date such Beneficial Ownership Certification is so provided.

9.1.2Power and Authority. Each Obligor is duly authorized to execute, deliver and perform the Loan Documents (including (save for the U.K. Bond and Floating charge) through electronic means) to which it is a party and has duly executed and delivered the Loan Documents to which it is a party. The execution, delivery and performance of the Loan Documents to which it is a party have been duly authorized by all necessary action, and do not (a) require any consent or approval of any holders of Equity Interests of any Obligor, except those already obtained; (b) violate the Organic Documents of any Obligor; (c) violate or cause a default under any Applicable Law or Material Contract; or (d) result in or require imposition of a Lien (other than a Permitted Lien) on any Obligor’s Property.

9.1.3Enforceability. Each Loan Document is a legal, valid and binding obligation of each Obligor party thereto, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

9.1.4Capital Structure. Schedule 9.1.4 shows as of the Closing Date, for each Obligor and Subsidiary, its name, jurisdiction of organization and holders of its Equity Interests. Except as disclosed on Schedule 9.1.4, in the five years preceding the Closing Date, no Obligor or Subsidiary has acquired any substantial assets from any other Person nor been the surviving entity in a merger or combination.

9.1.5Title to Properties; Priority of Liens. Each Obligor has legal title to the whole of each of its Vessels and good title to all of its personal Property, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to materially detract from the value thereof to, or the use thereof in, the business of such Obligors and Subsidiaries, in each case, free of Liens except for Permitted Liens. All Liens of Agent in the Collateral are duly perfected, first priority Liens (to the extent perfection is required under the Loan Documents), subject only to Permitted Liens and completion of the perfection actions contemplated under the Loan Documents.

9.1.6Accounts. Agent may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by Obligors with respect thereto. Obligors warrant, with respect to each Account shown as an Eligible Account in a Borrowing Base Report, that:

(a)it is genuine and in all material respects what it purports to be;

(b)it arises out of a rendition of services in the Ordinary Course of Business, and substantially in accordance with any purchase order, contract or other document relating thereto;

(c)it is for a sum certain and, other than in the case of Eligible Unbilled Accounts, maturing as stated in the applicable invoice, a copy of which has been furnished or is available to Agent on request;

(d)it is not subject to any offset, Lien (other than Agent’s Lien and Liens permitted under Section 10.2.2(c) and (d)), deduction, defense, dispute, counterclaim or other adverse condition except as arising in the Ordinary Course of Business (including task-based projects); and it is absolutely owing by the Account Debtor, without contingency of any kind;

(e)no purchase order, agreement, document or Applicable Law restricts assignment of the Account to Agent (except to the extent that, under the UCC or other Applicable Law, the restriction is ineffective), and the applicable Obligor is the sole payee or remittance party shown on the invoice;

(f)no extension, compromise, settlement, modification, credit, deduction or return has been authorized or is in process with respect to the Account, except discounts or allowances granted in the Ordinary Course of Business for prompt payment and as otherwise reflected in the reports submitted to Agent hereunder; and

(g)to the Obligors’ knowledge, (i) there are no facts or circumstances that are reasonably likely to impair the enforceability or collectability of such Account; and (ii) the Account Debtor had the capacity to contract when the Account arose and, except as set forth in clause (f) of the definitions of U.K. Eligible Accounts and U.S. Eligible Accounts, continues to meet the applicable Obligor’s customary credit standards.

9.1.7Financial Statements; No Material Adverse Effect; Solvency.

(a)The consolidated and consolidating balance sheets, and related statements of income, cash flow and shareholders equity, of Obligors and Subsidiaries that have been and are hereafter delivered to Agent and Lenders, are prepared in accordance with GAAP (or IFRS, as applicable), and fairly present in all material respects the financial positions and results of operations of Obligors and Subsidiaries at the dates and for the periods indicated, subject to the lack of footnotes and year end audit adjustments, if any, in the case of unaudited interim financial statements.

(b)All projections delivered from time to time to Agent and Lenders have been prepared in good faith, based on assumptions believed to be reasonable in light of the circumstances at such time (it being understood that such projections are subject to significant uncertainties and contingences, many of which are beyond the control of the Obligors, that no assurance is given that any particular projection will be realized, that actual results may differ and that such differences may be material).

(c)Since December 31, 2020, there has been no change in the condition, financial or otherwise, of any Obligor or Subsidiary that could reasonably be expected to have a Material Adverse Effect.

(d)No financial statement delivered to Agent or Lenders hereunder contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make such statement not materially misleading as of the applicable delivery period (it being understood that this clause (d) does not apply to projections).

(e)Obligors, on a consolidated basis, are Solvent.

9.1.8[Reserved].

9.1.9Taxes. Each Obligor and Subsidiary has filed all federal, state and local tax returns and other reports that it is required by law to file, and has paid, or made provision for the payment of, all Taxes upon it, its income and its Properties that are due and payable, except to the extent being (a) Properly Contested or (b) with respect to Taxes that do not exceed $2,000,000 in the aggregate at any time. The provision for Taxes on the books of each Obligor and Subsidiary is, in the good faith judgment of Borrower Agent, adequate for all years not closed by applicable statutes and for its current Fiscal Year.

9.1.10[Reserved].

9.1.11Intellectual Property. Except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Obligor and Subsidiary owns or has the lawful right to use all Intellectual Property necessary for the conduct of its business, without conflict with any rights of others. There is no pending or, to any Obligor’s knowledge, threatened Intellectual Property Claim with respect to any Obligor, any Subsidiary or any of their Property (including any Intellectual Property) that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

9.1.12Governmental Approvals. Each Obligor and Subsidiary has, is in compliance with, and is (where applicable) in good standing with respect to, all Governmental Approvals necessary to conduct its business and to own, lease and operate its Properties, except where noncompliance could not reasonably be expected to result in a Material Adverse Effect. All necessary import, export or other licenses, permits or certificates for the import or handling of any goods or other Collateral have been procured and are in effect, and Obligors and Subsidiaries have complied with all foreign and domestic laws with respect to the shipment and importation of any goods or Collateral, except where noncompliance could not reasonably be expected to have a Material Adverse Effect.

9.1.13Compliance with Laws. Each Obligor and Subsidiary has duly complied, and its Properties and business operations are in compliance, in all material respects with all Applicable Law, except where noncompliance could not reasonably be expected to have a Material Adverse Effect.

9.1.14Compliance with Environmental Laws. Except as disclosed on Schedule 9.1.14 or could not (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect), (a) no Obligor’s or Subsidiary’s past or present operations, Real Estate or other Properties are subject to any federal, state, national or local investigation to determine whether any remedial action is needed to address any environmental pollution, hazardous material or environmental clean-up, (b) no Obligor or Subsidiary has received any Environmental Notice, and (c) no Obligor or Subsidiary has any contingent liability with respect to any Environmental Release, environmental pollution or hazardous material on any Real Estate now or previously owned, leased or operated by it.

9.1.15Burdensome Contracts. As of the Closing Date, no Obligor is party or subject to any Restrictive Agreement, except as shown on Schedule 9.1.15. No Restrictive Agreement is currently effective that prohibits the execution, delivery or performance of any Loan Document by any Obligor (other than, prior to the payoff thereof, the Existing Credit Agreement).

9.1.16Litigation. Except as shown on Schedule 9.1.16, there are no proceedings or investigations pending or, to any Obligor’s knowledge, threatened against any Obligor or Subsidiary, or any of their businesses, operations or Properties, that (a) relate to any Loan Documents or transactions contemplated thereby; or (b) could reasonably be expected to have a Material Adverse Effect. No Obligor or Subsidiary is in default with respect to any order, injunction or judgment of any Governmental Authority that could reasonably be expected to have a Material Adverse Effect.

9.1.17No Defaults. No event or circumstance has occurred or exists that constitutes a Default or Event of Default. No Obligor or Subsidiary is in default, and no event or circumstance has occurred or exists that with the passage of time or giving of notice would constitute a default, under any Material Contract, except where such default could not reasonably be expected to have a Material Adverse Effect.

9.1.18ERISA. Except as disclosed on Schedule 9.1.18:

(a)Except where the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state laws.  Except where the failure to receive a favorable determination letter or favorable opinion letter from the Internal Revenue Service, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, each Pension Plan that is intended to be a “qualified plan” under Section 401(a) of the Code has received a favorable determination letter or is subject to a favorable opinion letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempted from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue

Service.  To the knowledge of Obligors, nothing has occurred that would prevent or cause the loss of such tax-qualified status.  Each Obligor and ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no application for a waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained.

(b)There are no pending or, to the knowledge of Obligors, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted in or could reasonably be expected to have a Material Adverse Effect. No Obligor is or will be using “plan assets” (within the meaning of 29 C.F.R. §2510.3-101, as modified by ERISA Section 3(42) or otherwise) of one or more Benefit Plans with respect to its entrance into, participation in, administration of and performance of the Loans, Letter of Credits, Commitments or Loan Documents.

(c)Except as would (either individually or in the aggregate) not result in liability to the Obligors in excess of $2,000,000, (i) no ERISA Event has occurred or is reasonably expected to occur with respect to any Pension Plan or Multiemployer Plan, (ii) no Pension Plan has any Unfunded Pension Liability, (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is at least 60%, and no Obligor or ERISA Affiliate knows of any reason that such percentage could reasonably be expected to drop below 60%, (iv) no Obligor or ERISA Affiliate has incurred any liability to the PBGC except for the payment of premiums, and no premium payments are due and unpaid, (v) no Obligor or ERISA Affiliate has engaged in a transaction that could reasonably be expected to be subject to Section 4069 or 4212(c) of ERISA and (vi) no Pension Plan has been terminated by its plan administrator or the PBGC, and no fact or circumstance exists that could reasonably be expected to cause the PBGC to institute proceedings to terminate a Pension Plan.

(d)Except as would (either individually or in the aggregate) not result in liability to the Obligors in excess of $2,000,000, with respect to any Foreign Plan, (i) all employer and employee contributions required by law or by the terms of the Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and (iii) it has been registered as required and has been maintained in good standing with applicable regulatory authorities.

9.1.19Trade Relations. Except as could not (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect, there exists no actual or threatened termination, limitation or modification of any business relationship between any Obligor or Subsidiary and any customer or supplier, or any group of customers or suppliers.

9.1.20Labor Relations. Except as described on Schedule 9.1.20, as of the Closing Date, no Obligor or Subsidiary is party to or bound by any collective bargaining agreement. Except as could not (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect, there are no grievances, disputes or controversies with any union or other organization of any Obligor’s or Subsidiary’s employees, or, to any Obligor’s knowledge, any asserted or threatened strikes, work stoppages or demands for collective bargaining.

9.1.21Payable Practices. Except as disclosed to Agent in writing, no Obligor or Subsidiary has made any material change in its historical accounts payable practices from those in effect on the Closing Date.

9.1.22Not a Regulated Entity. No Obligor is (a) an “investment company” or “person directly or indirectly controlled by or acting on behalf of an investment company” within the meaning of the Investment Company Act of 1940; or (b) subject to regulation under the Federal Power Act, Interstate Commerce Act, any public utilities code or other Applicable Law regarding its authority to incur Debt.

9.1.23Margin Stock. No Obligor or Subsidiary is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No Loan proceeds or Letters of Credit will be used by Obligors to purchase or carry, or to reduce or refinance any Debt incurred to purchase or carry, any Margin Stock or for any related purpose governed by Regulations T, U or X of the Federal Reserve Board of Governors.

9.1.24OFAC; Anti-Corruption Laws. No Obligor, Subsidiary, or any director, officer, employee, agent, affiliate or representative thereof, is or is owned or controlled by any individual or entity that is currently the target of any Sanction or is located, organized or resident in a Designated Jurisdiction. Each Obligor and Subsidiary has conducted its business in compliance with all applicable Anti-Corruption Laws.

9.1.25Certifications Regarding Other Debt. Neither the execution nor performance of the Loan Documents nor the incurrence of the Obligations or Liens thereunder by Obligors violates the Senior Notes Indentures or the MARAD Debt.

9.1.26Centre of Main Interests. In respect of each U.K. Domiciled Obligor, for  the purposes of the Insolvency Regulation, the centre of main interest (as that term is used in Article 3(1) of the Insolvency Regulation) of such U.K. Domiciled Obligor is situated in its jurisdiction of incorporation and it has no “establishment” (as that term is used in Article 2(10) of the Insolvency Regulation) in any other jurisdiction.

9.1.27UK Pensions. No Obligor or Subsidiary is or has at any time been: (a) an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pensions Schemes Act 1993); or (b) “connected” with or an “associate” (as those terms are used in sections 38 and 43 of the Pensions Act 2004) of such an employer.

9.1.28Ranking. Each U.K. Domiciled Obligor’s payment obligations under the Loan Documents to which it is a party rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

9.1.29Stamp Taxes. Under the laws of each Obligor’s jurisdiction of incorporation, it is not necessary that any Loan Document (save in relation to the requirements referred to in Schedule 10.1.13 relating to the U.K. Debenture and the U.K. Bond and Floating Charge) be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Loan Documents or the transactions contemplated by the Loan Documents.

9.2Complete Disclosure

. None  of  the  written  reports,  financial  statements,  certificates  or  other  written information (other than any projections, pro forma financial information, budgets, and other forward-looking information and information of a general economic or industry-specific nature) furnished by or at the direction of any Obligor to Agent and the Lenders in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished), when taken as a whole, contains, as of the date  furnished,  any  material  misstatement  of  fact  or  omits  to  state  any  material  fact  necessary  to  make  the  statements therein not materially misleading in light of the circumstances under which such statements were made.  To the Obligors’ knowledge, there is no fact or circumstance that any Obligor has failed to disclose to Agent in writing that could reasonably be expected to have a Material Adverse Effect.

Section 10.COVENANTS AND CONTINUING AGREEMENTS.

10.1Affirmative Covenants

. As long as any Commitment or Obligations are outstanding, each Obligor shall, and shall (other than in the case of the covenants set forth in Sections 10.1.1, 10.1.2 and 10.1.3) cause each Subsidiary to:

10.1.1Inspections; Appraisals.

(a)Permit Agent from time to time, subject (unless a Default or Event of Default exists) to reasonable notice and normal business hours and Obligors’ COVID-19 protocols, to visit and inspect the Properties of any Obligor (other than Vessels), inspect, audit and make extracts from any Obligor’s books and records, and discuss with its officers, employees, agents, advisors and independent accountants such Obligor’s business, financial condition, assets, prospects and results of operations. Lenders may participate in any such visit or inspection, at their own expense. Secured Parties shall have no duty to any Obligor to make any inspection, nor to share any results of any inspection, appraisal or report with any Obligor. Obligors acknowledge that all inspections, appraisals and reports are prepared by Agent and Lenders for their purposes, and Obligors shall not be entitled to rely upon them.

(b)Reimburse Agent for all its reasonable and documented charges, costs and expenses in connection with examinations of Obligors’ books and records or any other financial or Collateral matters as it deems appropriate, up to one time per calendar year; provided, that if (i)

an Examination Trigger Period occurred during such year, Obligors shall reimburse Agent for all reasonable and documented charges, costs and expenses associated with two examinations in such year and (ii) an examination is initiated during an Event of Default, all charges, costs and expenses relating thereto shall be reimbursed by Obligors without regard to such limits. Obligors shall pay Agent’s then standard charges for such examination activities, including charges for its internal examination group, as well as the charges of any third party used for such purposes. No Borrowing Base calculation shall include Collateral acquired in a Permitted Acquisition or otherwise outside the Ordinary Course of Business until completion of applicable field examinations (which shall not be included in the limits provided above) reasonably satisfactory to Agent.

10.1.2Financial and Other Information. Keep adequate records and books of account with respect to its business activities, in which proper entries are made in accordance with GAAP reflecting all material financial transactions; and furnish to Agent and Lenders:

(a)not later than 90 days after the close of each Fiscal Year, balance sheets as of the end of such Fiscal Year and the related statements of income, cash flow and shareholders equity for such Fiscal Year, on consolidated and consolidating bases for Obligors and Subsidiaries, which consolidated statements shall be audited and certified (without qualification, other than a going concern qualification in the final year of this Agreement, solely to the extent based on the maturity of this Agreement as a result of its stated maturity date) by a firm of independent certified public accountants of recognized standing selected by U.S. Borrower Agent and reasonably acceptable to Agent, and shall set forth in comparative form corresponding figures for the preceding Fiscal Year and other information reasonably acceptable to Agent;

(b)not later than 45 days after the end of each Fiscal Quarter, unaudited balance sheets as of the end of such Fiscal Quarter and the related statements of income and cash flow for such Fiscal Quarter and for the portion of the Fiscal Year then elapsed, on a consolidated basis for Obligors and Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year and certified by the chief financial officer of U.S. Borrower Agent as prepared in accordance with GAAP and fairly presenting in all material respects the financial position and results of operations for such Fiscal Quarter and period, subject to normal year-end adjustments and the absence of footnotes;

(c)while a Financial Statement Reporting Trigger is in effect, not later than 30 days after the end of each month, unaudited balance sheets as of the end of such month and the related statements of income and cash flow for such month and for the portion of the Fiscal Year then elapsed, on a consolidated basis for Obligors and Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year and certified by the chief financial officer of U.S. Borrower Agent as prepared in accordance with GAAP and fairly presenting in all material respects the financial position and results of operations for such month and period, subject to normal year-end adjustments and the absence of footnotes;

(d)concurrently with delivery of financial statements under clauses (a) through (c) above, a Compliance Certificate executed by the chief financial officer or other senior financial officer of U.S. Borrower Agent (which shall calculate the Fixed Charge Coverage Ratio whether or not a Covenant Trigger Period is in effect);

(e)promptly after request by the Agent, concurrently with delivery of financial statements under clause (a) above, copies of all management letters and other material reports submitted to the board of directors of Helix (or audit committee of such board) by their accountants in connection with such financial statements;

(f)not later than 60 days after the end of each Fiscal Year, projections of Obligors’ income statements and Availability for the current Fiscal Year, month by month;

(g)by the 25th day of each month, a listing of each Obligor’s trade payables as of the end of the previous month, specifying the trade creditor and balance due, and a detailed trade payable aging, all in form reasonably satisfactory to Agent;

(h)on Tuesday of each week during (i) each 91-day period prior to the maturity of each of the Senior Notes and (ii) if any portion of the Subject Payment will be paid in cash, the period from January 1, 2024 until satisfaction of the Subject Payment in full, weekly liquidity reports in form and substance reasonably satisfactory to Agent with details for the calculations evidencing compliance with Section 10.3.2(a) and (b), as applicable;

(i)promptly upon Agent’s reasonable request therefor, copies of any proxy statements, financial statements or reports that any Obligor has made generally available to its shareholders; copies of any regular, periodic and special reports or registration statements or prospectuses that any Obligor files with the Securities and Exchange Commission or any other Governmental Authority, or any securities exchange; and copies of any press releases or other statements made available by an Obligor to the public concerning material changes to or developments in the business of such Obligor;

(j)promptly after the sending or filing thereof, copies of any annual report to be filed in connection with each Plan or Foreign Plan; ~~and~~

(k)such other reports and information (financial or otherwise) as Agent or any Lender acting through the Agent may reasonably request from time to time in connection with any Collateral or any Borrower’s, Subsidiary’s or other Obligor’s financial condition, ownership or business; and

(l)on or before January 1, 2024, an estimate of the Subject Earnout amount.

10.1.3Notices. Notify Agent and Lenders in writing, promptly (and in any event within five Business Days) after an Obligor’s knowledge thereof, of any of the following affecting an Obligor or Subsidiary: (a) commencement of any proceeding or investigation, whether or not covered by insurance, which could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; (b) a pending or threatened labor dispute, strike, walkout or expiration of a material labor contract which could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; (c) a material default under, or termination of (other than expiration in accordance with its terms), a Material Contract; (d) existence of a Default or Event of Default; (e) a judgment in an amount exceeding $25,000,000; (f) assertion of any Intellectual Property Claim that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; (g) violation or asserted violation of any Applicable Law (including ERISA, OSHA, FLSA or any Environmental Law) that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; (h) an Environmental Release by an Obligor or on any Property owned, leased or occupied by an Obligor; or receipt of an Environmental Notice, in each case, that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; (i) occurrence of an ERISA Event; (j) a material change in any accounting or financial reporting practice that affects calculation of the Borrowing Base, any Reserve or any covenant hereunder; (k) a change in any information contained in a Beneficial Ownership Certificate delivered to Agent or any Lender; (l) Helix opening or moving its headquarters location; (m) any event materially and adversely affecting the value or operation of a Vessel, or its continued ability to generate Accounts and earnings under any contract, including any casualty, seizure or arrest of a Vessel; (n) the closing of any financing, whether or not constituting Permitted Debt, secured by any Vessel or its earnings; (o) the filing of any pleadings in respect of, or any order entered for, garnishment or attachment with respect to any Property of an Obligor; or (p) any default by an Obligor under its charter of a Vessel resulting in termination thereof.

10.1.4[Reserved].

10.1.5Compliance with Laws. Comply with all Applicable Laws, including ERISA, Environmental Laws, FLSA, OSHA, Anti-Terrorism Laws, and laws regarding collection and payment of Taxes, and maintain all Governmental Approvals necessary to the ownership of its Properties and to enable it to perform its obligations under the Loan Documents or conduct of its business, unless failure to comply (other than failure to comply with Anti-Terrorism Laws) or maintain could not reasonably be expected to have a Material Adverse Effect. Each Obligor and Subsidiary shall maintain policies and procedures designed to promote and achieve compliance with applicable Anti-Corruption Laws and Sanctions.

10.1.6Taxes. Pay and discharge all Taxes prior to the date on which they become delinquent or penalties attach, unless (a) such Taxes are being Properly Contested or (b) such Taxes do not exceed $2,000,000 in the aggregate at any time.

10.1.7Insurance.  Maintain with financially sound and reputable insurance companies that are not Affiliates of Helix insurance with respect to their properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons (including fire and usual marine risks (including hull and machinery and excess risks), war risks and protection and indemnity for each Vessel to the extent required by any contract) and providing for not less than 30 days’ prior notice (10 days in the case of non-payment) to the Agent of termination, lapse or cancellation of such insurance. Each Obligor shall provide Agent with certificates of insurance for its then current insurance coverage and cause Agent to be named as a lender loss payee thereunder for each business interruption policy that such Obligor maintains under this Section, if any. If any Obligor fails to provide and pay for any insurance required hereunder, Agent may, in its Permitted Discretion, procure the insurance and charge Obligors therefor. Obligors may settle, adjust or compromise any insurance claim relating to Collateral; provided, however that while an Event of Default exists, Agent, or Obligors with consent of Agent, may settle, adjust or compromise an insurance claim relating to Collateral.  Any proceeds of insurance with respect to Collateral shall be paid to a Dominion Account.

10.1.8Licenses. Keep each material License affecting any Collateral of Obligors in full force and effect.

10.1.9Future Subsidiaries. Promptly (and in any event within 30 days) notify Agent if any Person becomes a Subsidiary (other than an Excluded Subsidiary) or any Subsidiary ceases to be an Excluded Subsidiary, and deliver any know-your customer or other background diligence information requested by Agent or any Lender with respect to such Subsidiary; and within such 30 day period (or such later date as Agent may agree in its sole discretion), cause it to become a “Borrower” or “Guarantor” under this Agreement and to guaranty and grant Liens securing the Obligations, in each case in a manner reasonably satisfactory to Agent, and to execute and deliver such documents, instruments and agreements and to take such other actions as Agent shall require to evidence and perfect a Lien in favor of Agent on all assets of such Person of a type intended to constitute Collateral under the Loan Documents, including, if requested by Agent, delivery of legal opinions in form and substance reasonably satisfactory to Agent.  Notwithstanding the foregoing, (a) only Subsidiaries organized under the laws of the U.S. or the U.K. may become Borrowers hereunder, and any other Subsidiary that is required to become an Obligor hereunder shall join as a Guarantor, and (b) no Subsidiary may be joined as a Borrower until completion of Agent’s due diligence to its reasonable satisfaction and of Agent’s and each Lender’s compliance procedures for applicable “know your customer” and anti-money laundering rules.

10.1.10 UK Pensions.

(a)[Intentionally Reserved];

(b)Ensure that no U.K. Domiciled Obligor is an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004 (UK)) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pension Schemes Act 1993 (UK)) or "connected" with or an "associate" of (as those terms are defined in sections 38 or 43 of the Pensions Act 2004 (UK)) such an employer;

(c)Deliver to Agent: (i) at such times as those reports are prepared in order to comply with the then current statutory or auditing requirements (as applicable either to the trustees of any relevant schemes or to the U.K. Domiciled Obligors); and (ii) at any other time if Agent reasonably believes that any relevant statutory or auditing requirements are not being complied with, actuarial reports in relation to all pension schemes mentioned in clause (a) above; and

(d)Promptly notify Agent of any material change in the rate of contributions to any pension scheme mentioned in clause (a) above paid or recommended to be paid (whether by the scheme actuary or otherwise) or required (by law or otherwise).

10.1.11 Centre of Main Interests. In relation to any U.K. Domiciled Obligor, maintain  its “centre of main interests” in its jurisdiction of incorporation for the purposes of the Insolvency Regulation.

10.1.12 People with Significant Control Regime. (a) Within the relevant timeframe, comply with any notice it receives pursuant to Part 21A of the Companies Act 2006 (UK) from any company incorporated in the United Kingdom whose shares are the subject of a Lien in favor of the Agent, and (b) promptly provide the Agent with a copy of that notice.

10.1.13 Post-Closing Obligations. Each Obligor will complete each of the actions that is described in Schedule 10.1.13 as soon as commercially reasonable following the Closing Date, but in any event no later than the date set forth in Schedule 10.1.13 with respect to such action, or such later date as Agent may agree in its sole discretion.

10.2Negative Covenants

. As long as any Commitment or Obligations are outstanding, each Obligor shall not, and shall cause each Subsidiary not to:

10.2.1Permitted Debt. Create, incur, guarantee or suffer to exist any Debt, except (collectively, “Permitted Debt”):

(a)the Obligations;

(b)Permitted Purchase Money Debt;

(c)Borrowed Money existing on the Closing Date and not satisfied with the initial Loan proceeds, to the extent set forth on Schedule 10.2.1 hereto (and, without duplication of the dollar limitation thereon, Refinancing Debt in respect thereof as long as each Refinancing Condition is satisfied);

(d)Debt with respect to Bank Products incurred in the Ordinary Course of Business;

(e)Debt that is in existence when a Person becomes a Subsidiary or that is secured by an asset (other than Accounts) when acquired by an Obligor or Subsidiary, as long as such Debt was not incurred in contemplation of such Person becoming a Subsidiary or such acquisition, and does not exceed $20,000,000 in the aggregate at any time (and, without duplication of the dollar limitation thereon, Refinancing Debt in respect thereof as long as each Refinancing Condition is satisfied);

(f)Contingent Obligations in respect of Debt otherwise permitted to be incurred under this Section 10.2.1, subject to compliance with Section 10.2.4 with respect to any Contingent Obligation of an Obligor in respect of any Debt of a Person that is not an Obligor;

(g)Debt incurred in connection with the financing of insurance premiums in the Ordinary Course of Business;

(h)intercompany Debt among the Obligors and their Subsidiaries permitted under Section 10.2.4; provided, that any such Debt owing by an Obligor to a non-Obligor must constitute Subordinated Debt;

(i)Debt constituting contingent reimbursement obligations under performance and warranty bonds and importation bonds issued in the Ordinary Course of Business up to

$100,000,000 in the aggregate at any time; provided, that such bonds do not encumber any Accounts included in the Borrowing Base;

(j)Debt constituting contingent reimbursement obligations under decommissioning bonds issued in the Ordinary Course of Business up to $300,000,000 in the aggregate at any time; provided, that such bonds do not encumber any Accounts included in the Borrowing Base;

(k)the Senior Notes (and, without duplication of the dollar limitation thereon, Refinancing Debt in respect thereof as long as each Refinancing Condition is satisfied);

(l)the MARAD Debt (and, without duplication of the dollar limitation thereon, Refinancing Debt in respect thereof as long as each Refinancing Condition is satisfied);

(m)letters of credit and bank guarantees in an aggregate stated amount not to exceed $25,000,000;

(n)to the extent constituting Debt, the deferred purchase price of property (including earnouts) in connection with Permitted Acquisitions not to exceed $~~25,000,000~~50,000,000 in the aggregate at any time; and

(o)other Debt up to $150,000,000 in the aggregate at any time and that matures at least 91 days following the Maturity Date; provided, that such Debt (i) is not “moratorium debt” as such term is defined in the Insolvency Act 1986 (UK) unless such moratorium debt is incurred with the prior written consent of Agent and Required Lenders and (ii) is not secured by any Collateral (other than Collateral released pursuant to Section 8.2.5).

10.2.2Permitted Liens. Create or suffer to exist any Lien upon any of its Property, except the following (collectively, “Permitted Liens”):

(a)Liens in favor of Agent;

(b)Purchase Money Liens securing Permitted Purchase Money Debt;

(c)Liens for Taxes not yet delinquent or that are being Properly Contested;

(d)Liens constituting Permitted Maritime Liens and other carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s, repairmen’s and mechanics’ Liens, in each case arising in the Ordinary Course of Business, but only if (i) payment of the obligations secured thereby is not due or is being Properly Contested and (ii) such Liens do not materially impair the value or use of the Property or materially impair operation of the business of any Obligor or Subsidiary (including any Vessel);

(e)Deposits made in the Ordinary Course of Business to secure the performance of tenders, bids, trade contracts and leases (in each case, other than Borrowed Money), statutory obligations (including customs or importation bonds), surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the Ordinary Course of Business;

(f)Liens arising by virtue of a judgment or judicial order against any Obligor or Subsidiary, or any Property of an Obligor or Subsidiary, and not otherwise arising to an Event of Default as long as such Liens are (i)  being Properly Contested and (ii) not superior to Agent’s Liens;

(g)easements, rights-of-way, restrictions, covenants or other agreements of record, and other similar charges or encumbrances on Real Estate, that do not secure any monetary obligation and do not interfere with the Ordinary Course of Business;

(h)normal and customary rights of setoff upon deposits in favor of depository institutions (not securing Borrowed Money), and Liens of a collecting bank on Payment Items in the course of collection;

(i)Liens on assets (other than Collateral) that are acquired in a Permitted Acquisition, securing Debt permitted by Section 10.2.1(e);

(j)Liens (other than Liens securing Debt) arising from precautionary UCC financing statements regarding specifically described assets that are the subject of an operating lease;

(k)Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(l)Liens in favor of the U.S. Maritime Administration covering the whole of the Vessel Q4000 securing Debt permitted by Section 10.2.1(l);

(m)Liens on cash deposits in favor of the applicable issuing bank securing Debt permitted by Section 10.2.1(m);

(n)Liens securing Debt permitted by Section 10.2.1(o) in an aggregate amount secured not to exceed $150,000,000 at any time on assets that do not constitute Collateral; provided that such Liens shall not encumber the Vessel Q5000 or Vessel Well Enhancer; and

(o)Liens existing on the Closing Date and shown on Schedule 10.2.2.

10.2.3Distributions; Upstream Payments.

(a)Declare or make any Distributions, except Obligors and Subsidiaries may make:

(i)Upstream Payments;

(ii)in respect of Helix, (A) Distributions with respect to its Equity Interests payable solely in additional shares of its Equity Interests that do not constitute Disqualified Equity Interests and (B) deemed repurchases of Equity Interests upon the cashless exercise of stock options;

(iii)so long as both no Default or Event of Default and no Dominion Trigger Period exists or would result therefrom, repurchases, redemptions or other acquisitions of any Equity Interests that are not Disqualified Equity Interests of Helix (A) held by officers, directors or employees (or their transferees, estates or beneficiaries under their estates) of any Obligor, upon their death, disability, retirement, severance or termination of employment or service or (B) otherwise issued in connection with employee stock option agreements, stock awards, stock-based award agreements, severance agreements, employee benefit or long term-incentive plans (or similar arrangements); provided, that the aggregate cash consideration paid for all such repurchases, redemptions, acquisitions and other payments shall not exceed $15,000,000 during any calendar year; and

(iv)Helix may make other cash Distributions so long as the Payment Conditions are satisfied both immediately before and after giving effect thereto; and

(v)to the extent constituting a Distribution, Helix may pay, repay, repurchase or redeem the Senior Notes on or within 90 days of their scheduled maturity date or the Subject Earnout on or within 20 Business Days of the Subject Payment Due Date (with any of the foregoing prior to such date(s), to the extent constituting a Distribution, governed by clause (iv) above) and may make customary payments in cash in lieu of fractional shares in connection with the conversion to or exchange thereof for Equity Interests, provided, that, in each case, the total amount of such cash payments shall not exceed the aggregate remaining principal amount, accrued interest, fees and expenses for the applicable Senior Notes or the Subject Earnout (and, other than in the case of customary payments made in lieu of fractional shares, any amount in excess thereof must be otherwise permitted under clause (iv) above).

(b)create or suffer to exist any encumbrance or restriction on the ability of a Subsidiary to make an Upstream Payment, except for restrictions (i) under the Loan Documents, (ii) under Applicable Law, and (iii) in effect on the Closing Date as shown on Schedule 9.1.15.

For the avoidance of doubt, nothing contained in this Section 10.2.3 or otherwise in this Agreement or any other Loan Document is intended to prohibit any Subject Payment to the extent paid in Equity Interests in Helix that are not Disqualified Equity Interests so long as the same does not result in a Change of Control.

10.2.4Investments. Make any Investment, other than:

(a)(i) Investments in Subsidiaries to the extent existing on the Closing Date and (ii) Investments existing on the Closing Date and set forth on Schedule 10.2.4, in each case for this clause (a), excluding increases thereof following the Closing Date;

(b)cash and Cash Equivalents;

(c)[reserved];

(d)intercompany Investments (i) solely among Obligors and (ii) by a Subsidiary that is not an Obligor in any other Subsidiary that is not an Obligor or an Obligor;

provided, that any Investment in the form of a loan or advance by an Obligor shall be evidenced by an intercompany note and pledged by such Obligor as Collateral pursuant to the Security Documents;

(e)the grant of trade credit in the Ordinary Course of Business and payable or dischargeable in accordance with customary trade terms, and Investments received in the Ordinary Course of Business in satisfaction or partial satisfaction thereof from financially troubled Account Debtors to the extent reasonably necessary in order to prevent or limit loss;

(f)Investments consisting of lease, utility and other similar deposits in the Ordinary Course of Business;

(g)Permitted Acquisitions;

(h)Investments consisting of loans or advances to officers, directors and employees of Helix and its Subsidiaries in an aggregate amount not to exceed $3,000,000 at any time outstanding, for ordinary business purposes;

(i)Swaps entered into in accordance with Section 10.2.13;

(j)Investments in an aggregate amount not to exceed $3,000,000 in any Fiscal Year; and

(k)other Investments (including guarantees of customer contracts but excluding Acquisitions) so long as the Payment Conditions are satisfied before and after giving effect thereto.

10.2.5Disposition of Assets. Make any Disposition, except Dispositions constituting:

(a)so long as no Default or Event of Default exists or would result therefrom and all Net Proceeds of Collateral are remitted to a Dominion Account, Dispositions of Property (other than Accounts, Payment Intangibles and Deposit Accounts) in an amount up to a fair market or book value (whichever is more) not to exceed 5.0% of Helix’s consolidated tangible assets in the aggregate during the term of this Agreement;

(b)the termination of a lease of real or personal Property not necessary for the Obligors’ Ordinary Course of Business, which could not reasonably be expected to have a Material Adverse Effect;

(c)a transfer of Property by a Subsidiary or Obligor to another Obligor or solely among Subsidiaries that are not Obligors;

(d)a transfer by a U.K. Domiciled Obligor of title to Equipment constituting a remote operated vehicle, subsea intervention lubricator, intervention riser system or trencher (and related equipment systems) to any other Subsidiary (but excluding any Accounts, Payment Intangibles and Deposit Accounts relating thereto); provided, that (i) the U.K. Borrower Agent shall have delivered a pro forma Borrowing Base Report removing any Accounts relating to such transferred assets from the Borrowing Base, if any and (ii) the Payment Conditions are satisfied before and after giving effect to such transfer (including based on such pro forma Borrowing Base Report);

(e)to the extent constituting a Disposition, Distributions permitted under Section 10.2.3 and Liens permitted under Section 10.2.2;

(f)Dispositions of oil and gas reserves by Deepwater in the Ordinary Course of Business;

(g)[Reserved];

(h)to the extent constituting a Disposition, (i) dispositions of inventory and Cash Equivalents, and leases of equipment (other than Vessels), in each case in the Ordinary Course of Business, including the transfer of operational responsibility for the topsides production equipment on the HP1 to Energy Resource Technology GOM, Inc., and (ii) the grant in the Ordinary Course of Business of any non-exclusive license of patents, trademarks, registrations therefor and other similar intellectual property;

(i)the exchange of any Vessel for any other Vessel of equivalent value (including any cash or Cash Equivalents necessary in order to achieve an exchange of equivalent value so long as constituting a Permitted Acquisition);

(j)any Disposition of assets pursuant to (i) a condemnation, appropriation, seizure or similar taking or proceeding by a Governmental Authority or (ii) the requirement of, or at the direction of, a Governmental Authority;

(k)so long as (i) no Default or Event of Default exists or would result therefrom and (ii) no work has commenced thereunder including mobilization of a Vessel or equipment, the assignment of a contract or contract right in the Ordinary Course of Business either (A) solely among Obligors or (B) from a Subsidiary that is not an Obligor to any other Subsidiary that is not an Obligor or to an Obligor (but on an arms’ length basis);

(l)a disposition approved in writing by Agent and Required Lenders; and

(m)the disposition of the Vessel Seawell.

Notwithstanding the foregoing, the Obligors shall not Dispose of the Vessels Q4000, Q5000, Well Enhancer and HP1; provided, that, for the avoidance of doubt, the same shall not prohibit Liens permitted under Section 10.2.2.

10.2.6Restrictions on Payment of Certain Debt. Make any payments (whether voluntary or mandatory, or a prepayment, redemption, retirement, defeasance or acquisition) with respect to any (a) Subordinated Debt, except regularly scheduled payments of interest and fees and any Refinancing Debt permitted under Section 10.2.1, in each case but only to the extent permitted under any subordination agreement relating to such Debt and, if applicable, any other payments expressly permitted under such subordination agreement entered into with Agent in respect of such Debt; provided, that in the case of payments of intercompany Debt by Obligors to non-Obligors, the Payment Conditions are satisfied at the time of and after giving effect to such payment; (b) the Senior Notes, the MARAD Debt, any portion of the Subject Earnout in cash or any Debt permitted under Section 10.2.1(o), except (i) regularly scheduled payments of principal and interest (including, for the avoidance of doubt, at scheduled maturity) as required pursuant to the financing documentation therefor as of the date hereof (or in the case of the Subject Earnout and Debt under Section 10.2.1(o), the Alliance Purchase Agreement or documentation therefor when such Debt is incurred, respectively), (ii) with respect to the MARAD Debt, any mandatory prepayments with the proceeds from the Vessel Q4000, (iii) with respect to the Senior Notes and the Subject Earnout, the conversion of any portion thereof to Equity Interests that are not Disqualified Equity Interests, (iv) with Refinancing Debt in respect thereof as long as each Refinancing Condition is satisfied, (v) with respect to the Senior Notes and the Subject Earnout, repayments, repurchases or redemptions thereof on or within (A) in the case of the Senior Notes, 90 days of their scheduled maturity dates ~~(~~and (B) in the case of the Subject Earnout, 20 Business Days of the Subject Payment Due Date (in each case with any of the foregoing prior to such ~~90-day period~~periods governed by clause (vi) below), and (vi) voluntary and other prepayments so long as at the time of and after giving effect to any such payment the Payment Conditions are satisfied; or (c) Borrowed Money of a type not described above (excluding the Obligations) prior to its due date under the agreements evidencing such Debt, except (i) regularly scheduled payments of principal and interest, (ii) in connection with any Refinancing Debt permitted under this Agreement, and (iii) other payments so long as at the time of and after giving effect to any such payment the Payment Conditions are satisfied. Notwithstanding the foregoing, any cash payment on the Senior Notes and the Subject Earnout in excess of the principal and accrued interest and fees thereon shall also be subject to compliance with Section 10.2.3(a)(iv).

10.2.7Fundamental Changes. (a) Change its name or conduct business under any fictitious name; change its tax, charter or other organizational identification number; or change its form or state of formation or organization, in each case, without giving Agent at least 10 days prior written notice (or such lesser period as Agent may agree in its sole discretion) and taking such actions as Agent may reasonably request with respect thereto in order to maintain the existence or perfection of any Lien required hereunder and ratify the Loan Documents; (b) liquidate, wind up its affairs or dissolve itself; (c) consummate or unwind a Division; (d) effect a Disposition of substantially all its assets; or (e) merge, combine or consolidate with any Person; in each case, whether in a single transaction or series of related transactions, except for (i) mergers or consolidations of a wholly-owned Obligor or Subsidiary with another wholly-owned Obligor or Subsidiary, provided, that (A) with respect to any merger or consolidation involving a Borrower, a Borrower is the surviving person in such merger or consolidation and (B) with respect to any merger or consolidation involving a Guarantor (unless clause (A) also applies, in which case such clause shall govern), such Guarantor is the surviving person in such merger or consolidation or (ii) Permitted Acquisitions.

10.2.8[Reserved].

10.2.9Organic Documents. Amend, modify or otherwise change any of its Organic Documents in a manner adverse to Agent or any Lender in any material respect.

10.2.10Tax Consolidation. File or consent to the filing of any consolidated income tax return with any Person other than Obligors and Subsidiaries.

10.2.11Accounting Changes. Make any material change in accounting treatment or reporting practices, except in accordance with Section 1.2; or change its Fiscal Year.

10.2.12Restrictive Agreements. Become a party to any Restrictive Agreement, except a Restrictive Agreement (a) in effect on the Closing Date and set forth on Schedule 9.1.15; (b) relating to secured Debt permitted hereunder, as long as the restrictions apply only to collateral for such Debt (other than Accounts); (c) constituting customary restrictions on assignment in leases and other contracts; (d) constituting customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under this Agreement pending the consummation of such sale; (e) as required by Applicable Law; and (f) constituting restrictions on cash or other deposits or net worth imposed by suppliers or landlords under contracts entered into in the Ordinary Course of Business.

10.2.13Swaps. Enter into any Swap, except to hedge risks arising in the Ordinary Course of Business and not for speculative purposes.

10.2.14Conduct of Business. Engage in any material line of business substantially different from any of those lines of business conducted by Helix and its Subsidiaries on the Closing Date or any business(es) or other activities that are reasonably similar, ancillary, incidental, complimentary or related to, or a reasonable extension, development or expansion of, the business conducted or proposed to be conducted by Helix and its Subsidiaries on the Closing Date.

10.2.15Affiliate Transactions. Enter into or be party to any transaction with an Affiliate in which such Obligor or Subsidiary may reasonably be expected to pay $1,000,000 or more in the aggregate for all such transactions, arrangements and contracts during any Fiscal Year, except (a) transactions otherwise expressly permitted by the Loan Documents; (b) payment of reasonable compensation to officers and employees for services actually rendered, and payment of customary directors’ fees and indemnities; (c) transactions solely among Obligors or transactions solely among Subsidiaries that are not Obligors; (d) transactions with Affiliates consummated prior to the Closing Date, as shown on Schedule 10.2.15; and (e) transactions with Affiliates in the Ordinary Course of Business, upon terms no less favorable (taken as a whole) to any Obligor than would be obtained in a comparable arm’s-length transaction with a non-Affiliate.

10.2.16Plans. Become party to any Multiemployer Plan or Foreign Plan, other than any in existence on the Closing Date.

10.2.17Amendments to Certain Debt. Amend, supplement or otherwise modify any document, instrument or agreement relating to the Senior Notes, the Subject Earnout, the MARAD Debt or any Debt permitted by Section 10.2.1(o), if such modification (i) increases the principal balance of such Debt beyond the amount permitted by Section 10.2.1; (ii) adds any additional redemption, put or prepayment provisions which would be effective prior to the date that is 91 days after the Maturity Date; (iii) shortens the final maturity date or otherwise accelerates amortization; or (iv) results in the Obligations or Agent’s Liens not being fully permitted thereunder.

10.3Financial Covenants

. Obligors shall:

10.3.1Fixed Charge Coverage Ratio. Maintain a Fixed Charge Coverage Ratio as of the end of each month for each 12 month period then ended of at least 1.0 to 1.0 while a Covenant Trigger Period is in effect, measured for the most recent period for which financial statements were delivered hereunder prior to the Covenant Trigger Period and each period ending thereafter until the Covenant Trigger Period is no longer in effect; provided, that if the most recent financial statements delivered under this Agreement prior to commencement of a Covenant Trigger Period were the quarterly financial statements delivered under Section 10.1.2(b), then the Fixed Charge Coverage Ratio shall initially be tested based on the most recent period of four Fiscal Quarters reported in such financial statements.

10.3.2Minimum Liquidity.

(a)During the 91-day periods prior to the scheduled maturity dates of each of the Senior Notes (to the extent that any of the relevant Senior Notes remain outstanding), maintain at all times the following: (i) Global Availability of at least $~~16,000,000~~20,000,000 plus (ii) a combination of Global Availability (other than Global Availability utilized for purposes of satisfying clause (i)) and unrestricted cash and Cash Equivalents contained in Deposit Accounts subject to Deposit Account Control Agreements or Securities Accounts subject to Securities Account Control Agreements in favor of Agent (it being understood that cash and Cash Equivalents subject to a control agreement in favor of any Person other than the Agent shall be deemed “restricted”, and cash and Cash Equivalents subject to a control agreement in favor of the Agent shall be deemed not “restricted” for purposes of this Section 10.3.2(a) unless constituting Cash Collateral or U.S. Eligible Pledged Cash) in an amount not less than the outstanding principal balance of the applicable Senior Notes scheduled to mature; provided, that for purposes of calculating compliance with the foregoing clause (ii), at least 75% of such cash and Cash Equivalents must be located in the U.S. (other than during the last 30 days of the applicable 91-day period, in which case 100% of such cash and Cash Equivalents must be located in the U.S.).

(b)If any portion of the Subject Payment will be paid in cash, during the 91-day period prior to the Subject Payment Due Date, maintain at all times the following: (i) Global Availability of at least $20,000,000 plus (ii) a combination of Global Availability (other than Global Availability utilized for purposes of satisfying clause (i)) and unrestricted cash and Cash Equivalents contained in Deposit Accounts subject to Deposit Account Control Agreements or Securities Accounts subject to Securities Account Control Agreements in favor of Agent (it being understood that cash and Cash Equivalents subject to a control agreement in favor of any Person other than the Agent shall be deemed “restricted”, and cash and Cash Equivalents subject to a control agreement in favor of the Agent shall be deemed not “restricted” for purposes of this Section 10.3.2(b) unless constituting Cash Collateral or U.S. Eligible Pledged Cash) in an amount not less than the amount of such Subject Payment that will be paid in cash (instead of Equity Interests); provided, that for purposes of calculating compliance with the foregoing clause (ii), at least 75% of such cash and Cash Equivalents must be located in the U.S. (other than during the last 30 days of such 91-day period, in which case 100% of such cash and Cash Equivalents must be located in the U.S.).

(c)To the extent there is any overlap in the time periods described in clauses (a) and (b) above, during such overlapping period, the liquidity requirements set forth in sub-

clauses (ii) above shall be calculated on an aggregate basis (i.e., the minimum liquidity amounts for compliance with sub-clauses (ii) shall be added together during such period).

Section 11.EVENTS OF DEFAULT; REMEDIES ON DEFAULT.

11.1Events of Default

. Each of the following shall be an “Event of Default” if it occurs for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:

(a)Any Borrower fails to pay (i) its Obligations under the Loan Documents constituting the principal of any Loan, reimbursement of any LC Obligation or provision of any Cash Collateral when due (whether at stated maturity, on demand, upon acceleration or otherwise) or (ii) any of its other Obligations under the Loan Documents, including any interest, fees and expenses, when due (whether at stated maturity, on demand, upon acceleration or otherwise) and, so long as no Dominion Trigger Period exists, such failure continues for three Business Days in the case of clause (ii);

(b)Any representation, warranty or other written statement of an Obligor made in connection with any Loan Documents or transactions contemplated thereby is incorrect or misleading in any material respect when given;

(c)An Obligor or Subsidiary breaches or fails to perform any covenant contained in Section 2.1.3, 7.3, 7.5 (if such breach or failure continues for more than five Business Days), 8.1, 8.2.1, 8.2.4, 8.2.6, 8.3, 10.1.1, 10.1.2 (provided that, in the case of clauses (e), (f), (i), (j) and (k) thereunder, such breach or failure continues for more than three Business Days), 10.1.3, 10.1.9, 10.1.13, 10.2 or 10.3;

(d)An Obligor or Subsidiary breaches or fails to perform any other covenant contained in any Loan Documents, and such breach or failure is not cured within 30 days after a Senior Officer of such Obligor or Subsidiary has knowledge thereof or receives notice thereof from Agent, whichever is sooner; provided, that such notice and opportunity to cure shall not apply if the breach or failure to perform is not capable of being cured within such period or is a breach in bad faith by an Obligor or Subsidiary;

(e)A Guarantor repudiates, revokes or attempts to revoke its Guaranty; an Obligor or third party denies or contests the validity or enforceability of any Loan Documents or Obligations, or the perfection or priority of any Lien granted to Agent; it is unlawful for an Obligor to perform any of its obligations under a Loan Document; or any Loan Document ceases to be in full force or effect for any reason (other than a waiver or release by Agent and Lenders);

(f)Any breach or default of an Obligor or Subsidiary occurs under, or any other event occurs under, (i) any Swap or (ii) any instrument or agreement to which it is a party or by which it or any of its Properties is bound, relating to the Senior Notes, the MARAD Debt or any other Debt (other than the Obligations) in excess of $25,000,000, if the maturity of or any payment with respect to any such Debt could be accelerated or demanded (including by repurchase or redemption or offers with respect thereto) due to such breach or other event (whether or not any applicable grace period or notice has been satisfied);

(g)Any judgment or order for the payment of money is entered against an Obligor or Subsidiary in an amount that exceeds, individually or cumulatively with all unsatisfied judgments or orders against all Obligors and Subsidiaries, $25,000,000 (net of insurance coverage therefor that has not been denied by the insurer), unless a stay of enforcement of such judgment or order is in effect;

(h)A loss, theft, damage or destruction occurs with respect to any Collateral, or any casualty or maritime accident occurs or claim in admiralty is made by a third party, in each case if the amount not covered by insurance exceeds $25,000,000;

(i)(i) An Obligor is directly enjoined, restrained or prevented by any Governmental Authority from conducting any material part of its business; (ii) an Obligor suffers the loss, revocation or termination of any license, permit, lease or agreement necessary to its business and the same could reasonably be expected (individually or in the aggregate) to result in a Material Adverse Effect; (iii) there is a cessation of any part of an Obligor’s business for a material period of time and the same could reasonably be expected (individually or in the aggregate) to result in a Material Adverse Effect; (iv) any material Collateral or Property of an Obligor (including any Vessel, Account or Deposit Account) is taken or impaired through condemnation, seizure, arrest, attachment or garnishment and (A) in the case of a seizure or an arrest of a Vessel, such Vessel is not released within ten Business Days or (B) in the case of any of the foregoing pertaining to an Account or Deposit Account, it is not released through dismissal or posting of appropriate security to the reasonable satisfaction of Agent within five Business Days; (v) an Obligor agrees to or commences any liquidation, dissolution or winding up of its affairs; or (vi) the Obligors are not Solvent;

(j)(i) An Insolvency Proceeding is commenced by an Obligor or Subsidiary; (ii) any expropriation, attachment, sequestration, distress, arrestment, inhibition or execution or any analogous process in any jurisdiction affects any asset or assets of an Obligor; (iii) an Obligor or Subsidiary makes an offer of settlement, extension or composition to its unsecured creditors generally; (iv) a trustee is appointed to take possession of any substantial Property of or to operate any of the business of an Obligor or Subsidiary; or (v) an Insolvency Proceeding is commenced against an Obligor or Subsidiary and: (A) the Obligor or Subsidiary consents to institution of the proceeding, (B) the petition commencing the proceeding is not timely contested by the Obligor or Subsidiary, (C) other than in relation to a U.K. Domiciled Obligor, the petition is not dismissed within 60 days after filing and, in relation to a U.K. Domiciled Obligor is not discharged, stayed or dismissed within 14 calendar days of commencement or, if later, prior to its publication, or (D) an order for relief is entered in the proceeding;

(k)An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in liability of an Obligor to a Pension Plan, Multiemployer Plan or PBGC, or that constitutes grounds for appointment of a trustee for or termination by the PBGC of any Pension Plan or Multiemployer Plan; an Obligor or ERISA Affiliate fails to pay when due any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan; or any event similar to the foregoing occurs or exists with respect to a Foreign Plan, in each case which could result in liability of any Obligor or Subsidiary exceeding $25,000,000;

(l)An Obligor, Subsidiary or any of their Senior Officers is criminally indicted or convicted for (i) a felony committed in the conduct of its business, or (ii) violating any state or federal law (including the Controlled Substances Act, Money Laundering Control Act of 1986 and Illegal Exportation of War Materials Act) that could lead to forfeiture of any material Property or any Collateral;

(m)A Change of Control occurs; or

(n)In the case of a U.K. Domiciled Obligor, a moratorium is declared in respect of any Debt of such U.K. Domiciled Obligor (and if such a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium).

11.2Remedies upon Default

. If an Event of Default described in Section 11.1(j) occurs with respect to any Obligor, then to the extent permitted by Applicable Law, all Obligations (including Secured Bank Product Obligations only to the extent provided in applicable agreements) shall become automatically due and payable and all Commitments shall terminate, without any action by Agent or notice of any kind. In addition, or if any other Event of Default exists, Agent may in its discretion (and shall upon written direction of Required Lenders) do any one or more of the following from time to time:

(a)declare any Obligations (other than Secured Bank Product Obligations) immediately due and payable, whereupon they shall be due and payable without diligence, presentment, demand, protest or notice of any kind, all of which are hereby waived by Obligors to the fullest extent permitted by law;

(b)terminate, reduce or condition any Commitment or adjust the Borrowing Base;

(c)require Obligors to Cash Collateralize LC Obligations, Secured Bank Product Obligations and other Obligations that are contingent or not yet due and payable, and if Obligors fail to deposit such Cash Collateral, Agent may (and shall upon the direction of Required Lenders) advance the required Cash Collateral as Loans (whether or not an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied); and

(d)exercise any other rights or remedies afforded under any agreement, by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC or other similar foreign statutes. Such rights and remedies include the rights to (i) take possession of any Collateral; (ii) require Obligors to assemble Collateral, at Obligors’ expense, and make it available to Agent at a place designated by Agent; (iii) enter any premises where Collateral is located and store Collateral on such premises until sold (and if the premises are owned or leased by an Obligor, Obligors agree not to charge for such storage); and (iv) sell or otherwise dispose of any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale, with such notice as may be required by Applicable Law, in lots or in bulk, at such locations, all as Agent, in its discretion, deems advisable. Each Obligor agrees that 10 days’ notice of any proposed sale or other disposition of Collateral by Agent shall be reasonable, and that any sale conducted on the internet or to a licensor of Intellectual Property shall be commercially reasonable.

Agent may conduct sales on any Obligor’s premises, without charge, and any sale may be adjourned from time to time in accordance with Applicable Law. With the consent of the Required Lenders, Agent shall have the right to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and Agent may purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may credit bid and set off the amount of such price against the Obligations.

11.3License

. Agent is hereby granted an irrevocable, non-exclusive license or other right to use, license or sub-license (without payment of royalty or other compensation to any Person) any or all Intellectual Property of Obligors, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other Property, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral. Each Obligor’s rights and interests under Intellectual Property shall inure to Agent’s benefit.

11.4Setoff

. At any time during an Event of Default, Agent, Issuing Bank, Lenders, and any of their Affiliates are authorized, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Agent, Issuing Bank, such Lender or such Affiliate to or for the credit or the account of an Obligor against the Obligations, whether or not Agent, Issuing Bank, such Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or are owed to a branch or office of Agent, Issuing Bank, such Lender or such Affiliate different from the branch or office holding such deposit or obligated on such indebtedness. The rights of Agent, Issuing Bank, each Lender and each such Affiliate under this Section are in addition to other rights and remedies (including other rights of setoff) that such Person may have.

11.5Remedies Cumulative; No Waiver.

11.5.1Cumulative Rights. All agreements, warranties, guaranties, indemnities and other undertakings of Obligors under the Loan Documents are cumulative and not in derogation of each other. The rights and remedies of Agent, Issuing Bank and Lenders under the Loan Documents are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and are not exclusive of any other rights or remedies available by agreement, by law, at equity or otherwise. All such rights and remedies shall continue in full force and effect until Full Payment of all Obligations.

11.5.2Waivers. No waiver or course of dealing shall be established by (a) the failure or delay of Agent, Issuing Bank or any Lender to require strict performance by any Obligor under any Loan Document, or to exercise any rights or remedies with respect to Collateral or otherwise; (b) the making of any Loan or issuance of any Letter of Credit during a Default, Event of Default or other failure to satisfy any conditions precedent; or (c) acceptance by Agent, Issuing

Bank or any Lender of any payment or performance by an Obligor under any Loan Documents in a manner other than that specified therein. Any failure to satisfy a financial covenant on a measurement date shall not be cured or remedied by satisfaction of such covenant on a subsequent date.

Section 12.AGENT.

12.1Appointment, Authority and Duties of Agent.

12.1.1Appointment and Authority. Each Secured Party appoints and designates Bank of America as Agent under all Loan Documents. Agent may, and each Secured Party authorizes Agent to, enter into all Loan Documents to which Agent is intended to be a party and accept all Security Documents. Any action taken by Agent in accordance with the provisions of the Loan Documents, and the exercise by Agent of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized by and binding upon all Secured Parties. Without limiting the generality of the foregoing, Agent shall have the sole and exclusive authority to (a) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection with the Loan Documents; (b) execute and deliver as Agent each Loan Document, including any intercreditor or subordination agreement, and accept delivery of each Loan Document; (c) act as collateral agent for Secured Parties for purposes of perfecting and administering Liens under the Loan Documents, and for all other purposes stated therein; (d) manage, supervise or otherwise deal with Collateral; and (e) take any Enforcement Action or otherwise exercise any rights or remedies with respect to any Collateral or under any Loan Documents, Applicable Law or otherwise. Agent alone is authorized to determine eligibility and applicable advance rates under the Borrowing Base, whether to impose or release any reserve, or whether any conditions to funding or issuance of a Letter of Credit have been satisfied, which determinations and judgments, if exercised in good faith, shall exonerate Agent from liability to any Secured Party or other Person for any error in judgment.

12.1.2Duties. The title of “Agent” is used solely as a matter of market custom and the duties of Agent are administrative in nature only. Agent has no duties except those expressly set forth in the Loan Documents, and in no event does Agent have any agency, fiduciary or implied duty to or relationship with any Secured Party or other Person by reason of any Loan Document or related transaction, even if a Default exists. The conferral upon Agent of any right shall not imply a duty to exercise such right, unless instructed to do so by Lenders in accordance with this Agreement.

12.1.3Agent Professionals. Agent may perform its duties through employees and agents. Agent may consult with and employ Agent Professionals, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by an Agent Professional. Agent shall not be responsible for the negligence or misconduct of any agents, employees or Agent Professionals selected by it with reasonable care.

12.1.4Instructions of Required Lenders. The rights and remedies conferred upon Agent under the Loan Documents may be exercised without the necessity of joining any other party, unless required by Applicable Law. In determining compliance with a condition for any action hereunder, including satisfaction of any condition in Section 6, Agent may presume that the condition is satisfactory to a Secured Party unless Agent has received notice to the contrary from such Secured Party before Agent takes the action. Agent may request instructions from Required Lenders or other Secured Parties with respect to any act (including the failure to act) in connection with any Loan Documents or Collateral, and may seek assurances to its satisfaction from Secured Parties of their indemnification obligations against Claims that could be incurred by Agent. Agent may refrain from any act until it has received such instructions or assurances, and shall not incur liability to any Person by reason of so refraining. Instructions of Required Lenders shall be binding upon all Secured Parties, and no Secured Party shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting pursuant to instructions of Required Lenders. Notwithstanding the foregoing, instructions by and consent of specific parties shall be required to the extent provided in Section 14.1.1. In no event shall Agent be required to take any action that it determines in its discretion is contrary to Applicable Law or any Loan Documents or could expose any Agent Indemnitee to potential liability.

12.2Agreements Regarding Collateral and Borrower Materials

12.2.1Lien Releases; Care of Collateral. Secured Parties authorize Agent to release any Lien with respect to any Collateral (a) upon Full Payment of the Obligations; (b) that is the subject of a disposition or Lien that Borrower Agent certifies in writing is a Permitted Disposition or a Permitted Lien entitled to priority over Agent’s Liens (and Agent may rely conclusively on such certificate without further inquiry); (c) that does not constitute a material part of the Collateral; (d) pursuant to a release requested under Section 8.2.5; or (e) subject to Section 14.1, with the consent of Required Lenders. Secured Parties authorize Agent to subordinate its Liens to any Purchase Money Lien or other Lien entitled to priority hereunder. Agent has no obligation to assure that any Collateral exists or is owned by an Obligor, or is cared for, protected or insured, nor to assure that Agent’s Liens have been properly created, perfected or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any Collateral. To the extent required under the laws of any foreign jurisdiction, each Secured Party hereby grants to Agent any required power of attorney to take any action with respect to Collateral or to execute any Loan Document on the Secured Party’s behalf.

12.2.2Possession of Collateral. Agent and Secured Parties appoint each Secured Party as agent (for the benefit of Secured Parties) for the purpose of perfecting Liens in Collateral held or controlled by it, to the extent such Liens are perfected by possession or control. If a Secured Party obtains possession or control of any Collateral, it shall notify Agent thereof and, promptly upon Agent’s request, deliver such Collateral to Agent or otherwise deal with it in accordance with Agent’s instructions.

12.2.3Reports. Agent shall promptly provide to Lenders, when complete, any field examination, audit, appraisal or consultant report prepared for Agent with respect to any Obligor or Collateral (“Report”). Reports and other Borrower Materials may be made available to Lenders by posting them on the Platform, but Agent shall not be responsible for system failures or access issues that may occur from time to time. Each Lender agrees (a) that Reports are not intended to be comprehensive audits or examinations, and that Agent or any other Person performing an audit or examination will inspect only limited information and will rely significantly upon Borrowers’ books, records and representations; (b) that Agent makes no representation or warranty as to the accuracy or completeness of any Borrower Materials and shall not be liable for any information contained in or omitted from any Borrower Materials; and (c) to keep all Borrower Materials confidential and strictly for such Lender’s internal use, not to distribute any Report or other Borrower Materials (or contents thereof) to any Person (except to such Lender’s Participants, attorneys and accountants), and to use all Borrower Materials solely for administration of the Obligations. Each Lender shall indemnify and hold harmless Agent and any other Person preparing a Report from any action such Lender may take as a result of or any conclusion it may draw from any Borrower Materials, as well as from any Claims arising as a direct or indirect result of Agent furnishing same to such Lender, via the Platform or otherwise.

12.3Reliance By Agent

. Agent shall be entitled to rely, and shall be fully protected in relying, upon any Communication (including those by telephone, telex, telegram, telecopy, e-mail or other electronic means) believed by it to be genuine and correct and to have been signed, sent or made by the proper Person. Agent shall have a reasonable and practicable amount of time to act on any Communication and shall not be liable for any delay in acting.

12.4Action Upon Default

. Agent shall not be deemed to have knowledge of any Default or Event of Default, or of any failure to satisfy any conditions in Section 6, unless it has received written notice from a Borrower or Required Lenders specifying the occurrence and nature thereof. If a Lender acquires knowledge of a Default, Event of Default or failure of such conditions, it shall promptly notify Agent and the other Lenders thereof in writing. Each Secured Party agrees that, except as otherwise provided in any Loan Documents or with the written consent of Agent and Required Lenders, it will not take any Enforcement Action, accelerate Obligations (other than Secured Bank Product Obligations) or assert any rights relating to any Collateral. Agent is hereby authorized to file a proof of claim and vote claims for the Obligations in any proceeding under the Bankruptcy Code. At any foreclosure or other realization event with respect to the Collateral (including any 363 sale pursuant to the Bankruptcy Code), Agent shall be entitled to credit bid the Obligations and establish vehicles and procedures therefor.

12.5Ratable Sharing

. If any Secured Party obtains any payment or reduction of any Obligation, whether through set-off or otherwise, in excess of its ratable share of such Obligation, such Secured Party shall forthwith purchase from the other Secured Parties participations in the affected Obligation as are necessary to share the excess payment or reduction on a Pro Rata basis or in accordance with Section 5.5.2, as applicable. If any of such payment or reduction is thereafter recovered from the purchasing Secured Party, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. Notwithstanding the foregoing, if a Defaulting Lender obtains a payment or reduction of any Obligation, it shall immediately turn over the full amount thereof to Agent for application under Section 4.2.2 and it shall provide a written statement to Agent describing the Obligation affected by such payment or reduction. No Lender shall set off against a Deposit Account without Agent’s prior consent.

12.6Indemnification

. EACH SECURED PARTY SHALL INDEMNIFY AND HOLD HARMLESS AGENT INDEMNITEES AND ISSUING BANK INDEMNITEES, TO THE EXTENT NOT REIMBURSED BY OBLIGORS, ON A PRO RATA BASIS, AGAINST ALL CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY SUCH INDEMNITEE, PROVIDED THAT ANY CLAIM AGAINST AN AGENT INDEMNITEE RELATES TO OR ARISES FROM ITS ACTING AS OR FOR AGENT (IN THE CAPACITY OF AGENT). In Agent’s discretion, it may reserve for any Claims made against an Agent Indemnitee or Issuing Bank Indemnitee, and may satisfy any judgment, order or settlement relating thereto, from proceeds of Collateral prior to making any distribution of Collateral proceeds to Secured Parties. If Agent is sued by any receiver, trustee or other Person for any alleged preference or fraudulent transfer, then any monies paid by Agent in settlement or satisfaction of such proceeding, together with all interest, costs and expenses (including attorneys’ fees) incurred in the defense of same, shall be promptly reimbursed to Agent by each Secured Party to the extent of its Pro Rata share.

12.7Limitation on Responsibilities of Agent

. Agent shall not be liable to any Secured Party for any action taken or omitted to be taken under the Loan Documents, except for losses directly and solely caused by Agent’s gross negligence or willful misconduct. Agent does not assume any responsibility for any failure or delay in performance or any breach by any Obligor, Lender or other Secured Party of any obligations under the Loan Documents. Agent does not make any express or implied representation, warranty or guarantee to Secured Parties with respect to any Obligations, Collateral, Liens, Loan Documents or Obligor. No Agent Indemnitee shall be responsible to Secured Parties for any recitals, statements, information, representations or warranties contained in any Loan Documents or Borrower Materials; the execution, validity, genuineness, effectiveness or enforceability of any Loan Documents; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor or Account Debtor. No Agent Indemnitee shall have any obligation to any Secured Party to ascertain or inquire into the existence of any Default or Event of Default, the observance by any Obligor of any terms of the Loan Documents, or the satisfaction of any conditions precedent contained in any Loan Documents.

12.8Successor Agent and Co-Agents.

12.8.1Resignation; Successor Agent. Agent may resign at any time by giving at least 30 days written notice thereof to Lenders and Borrower Agent. Required Lenders may appoint a successor that is (a) a Lender or Affiliate of a Lender; or (b) a financial institution reasonably acceptable to Required Lenders and (provided no Default or Event of Default exists) Borrower Agent. If no successor is appointed by the effective date of Agent’s resignation, then on such date, Agent may appoint a successor acceptable to it in its discretion (which shall be a Lender unless no Lender accepts the role) or, in the absence of such appointment, Required Lenders shall automatically assume all rights and duties of Agent. The successor Agent shall (upon acceptance) thereupon succeed to and become vested with all the powers and duties of the retiring Agent without further act. The retiring Agent shall be discharged from its duties hereunder on the effective date of its resignation, but shall continue to have all rights and protections available to Agent under the Loan Documents with respect to actions, omissions, circumstances or Claims relating to or arising while it was acting or transferring responsibilities as Agent or holding any Collateral on behalf of Secured Parties, including indemnification under Sections 12.6 and 14.2, and all rights and protections under this Section 12. Any successor to Bank of America by merger or acquisition of stock or this loan shall continue to be Agent hereunder without further act on the part of any Secured Party or Obligor.

12.8.2Co-Collateral Agent. If appropriate under Applicable Law, Agent may appoint a Person to serve as a co-collateral agent or separate collateral agent under any Loan Document. Each right, remedy and protection intended to be available to Agent under the Loan Documents shall also be vested in such agent. Secured Parties shall execute and deliver any instrument or agreement that Agent may request to effect such appointment. If any such agent shall die, dissolve, become incapable of acting, resign or be removed, then all the rights and remedies of the agent, to the extent permitted by Applicable Law, shall vest in and be exercised by Agent until appointment of a new agent.

12.9Due Diligence and Non-Reliance

. Each Lender acknowledges and agrees that it has, independently and without reliance upon Agent or any other Lenders, and based upon such documents, information and analyses as it has deemed appropriate, made its own credit analysis of each Obligor and its own decision to enter into this Agreement and to fund Loans and participate in LC Obligations hereunder. Each Secured Party has made such inquiries as it feels necessary concerning the Loan Documents, Collateral and Obligors. Each Secured Party acknowledges and agrees that the other Secured Parties have made no representations or warranties concerning any Obligor, any Collateral or the legality, validity, sufficiency or enforceability of any Loan Documents or Obligations. No act by Agent, including any consent, amendment, acceptance of assignment or due diligence by Agent, shall be deemed to constitute a representation by Agent to any Secured Party as to any matter, including whether Agent has disclosed material information in its possession. Each Secured Party will, independently and without reliance upon any other Secured Party, and based upon such financial statements, documents and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making Loans and participating in LC Obligations, and in taking or refraining from any action under any Loan Documents. Except for notices, reports and other information expressly requested by a Lender, Agent shall have no duty or responsibility to provide any Secured Party with any notices, reports or certificates furnished to Agent by any Obligor or any credit or other information concerning the affairs, financial condition, business or Properties of any Obligor (or any of its Affiliates) which may come into possession of Agent or its Affiliates. Each Lender represents and warrants that (a) the Loan Documents set forth the terms of a commercial lending facility, and (b) it is engaged in making, acquiring or holding commercial loans in the ordinary course, is sophisticated with respect to making such decisions and holding such loans, and is entering into this Agreement for the purpose of making, acquiring or holding commercial loans and providing other facilities as set forth herein, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument. Each Lender agrees not to assert any claim in contravention of the foregoing.

12.10Remittance of Payments and Collections.

12.10.1Remittances Generally. Payments by any Secured Party to Agent shall be made by the time and date provided herein, in immediately available funds. If no time for payment is specified or if payment is due on demand and request for payment is made by Agent by 1:00 p.m. (Local Time) on a Business Day, then payment shall be made by the Secured Party by 3:00 p.m. (Local Time) on such day, and if request is made after 1:00 p.m. (Local Time), then payment shall be made by 11:00 a.m. (Local Time) on the next Business Day. Payment by Agent to any Secured Party shall be made by wire transfer, in the type of funds received by Agent. Any such payment shall be subject to Agent’s right of offset for any amounts due from such payee under the Loan Documents.

12.10.2Recovery of Erroneous Payments. Without limitation of any other provision herein, if at any time Agent makes a payment hereunder in error to any Secured Party, whether or not in respect of an Obligation due and owing by Borrowers at such time, where such payment is a Rescindable Amount, then in any such event each Secured Party receiving a Rescindable Amount severally agrees to repay to Agent forthwith on demand the Rescindable Amount received by such Secured Party in immediately available funds in the currency so received, with interest thereon for each day from and including the date such Rescindable Amount is received by it to but excluding the date of repayment to Agent, at the greater of the Federal Funds Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation. Each Secured Party irrevocably waives any and all defenses, including any defense of discharge for value (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. Agent shall inform each Secured Party promptly upon determining that any payment made to such Secured Party was comprised, in whole or in part, of a Rescindable Amount.

12.10.3Distributions. If Agent determines that an amount received by it must be returned or paid to an Obligor or other Person pursuant to Applicable Law or otherwise, then Agent shall not be required to distribute such amount to any Secured Party.

12.10.4Recovery of Payments. If Agent pays an amount to a Secured Party in the expectation that a related payment will be received by Agent from an Obligor and such related payment is not received, then Agent may recover such amount from the Secured Party. If Agent determines that an amount received by it must be returned or paid to an Obligor or other Person pursuant to Applicable Law or otherwise, then Agent shall not be required to distribute such amount to any Secured Party. If Agent is required to return any amounts applied by it to Obligations held by a Secured Party, such Secured Party shall pay to Agent, on demand, its share of the amounts required to be returned.

12.11Individual Capacities

. As a Lender, Bank of America shall have the same rights and remedies under the Loan Documents as any other Lender, and the terms “Lenders,” “Required Lenders” or any similar term shall include Bank of America in its capacity as a Lender. Agent, Lenders and their Affiliates may accept deposits from, lend money to, provide Bank Products to, act as financial or other advisor to, and generally engage in any kind of business with, Obligors and their Affiliates, as if they were not

Agent or Lenders hereunder, without any duty to account therefor to any Secured Party. In their individual capacities, Agent, Lenders and their Affiliates may receive information regarding Obligors, their Affiliates and their Account Debtors (including information subject to confidentiality obligations), and shall have no obligation to provide such information to any Secured Party.

12.12Titles

. Each Lender, other than Bank of America, that is designated in connection with this credit facility as an “Arranger,” “Bookrunner” or “Agent” of any kind shall have no right or duty under any Loan Documents other than those applicable to all Lenders, and shall in no event have any fiduciary duty to any Secured Party.

12.13Certain ERISA Matters.

12.13.1Lender Representations. Each Lender represents and warrants, as of the date it became a Lender party hereto, and covenants, from the date it became a Lender party hereto to the date it ceases being a Lender party hereto, for the benefit of, Agent and not, for the avoidance of doubt, to or for the benefit of Obligors, that at least one of the following is and will be true: (a) Lender is not using “plan assets” (within the meaning of ERISA Section 3(42) or otherwise) of one or more Benefit Plans with respect to Lender’s entrance into, participation in, administration of and performance of the Loans, Letters of Credit, Commitments or Loan Documents; (b) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to Lender’s entrance into, participation in, administration of and performance of the Loans, Letters of Credit, Commitments and Loan Documents; (c)(i) Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (ii) such Qualified Professional Asset Manager made the investment decision on behalf of Lender to enter into, participate in, administer and perform the Loans, Letters of Credit, Commitments and Loan Documents, (iii) the entrance into, participation in, administration of and performance of the Loans, Letters of Credit, Commitments and Loan Documents satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14, and (iv) to the best knowledge of Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to Lender’s entrance into, participation in, administration of and performance of the Loans, Letters of Credit, Commitments and Loan Documents; or (d) such other representation, warranty and covenant as may be agreed in writing between Agent, in its Permitted Discretion, and Lender.

12.13.2Further Lender Representation. Unless Section 12.13.1(a) or (d) is true with respect to a Lender, such Lender further represents and warrants, as of the date it became a Lender hereunder, and covenants, from the date it became a Lender to the date it ceases to be a Lender hereunder, for the benefit of, Agent and not, for the avoidance of doubt, to or for the benefit of any Obligor, that Agent is not a fiduciary with respect to the assets of such Lender involved in its entrance into, participation in, administration of and performance of the Loans, Letters of Credit, Commitments and Loan Documents (including in connection with the reservation or exercise of any rights by Agent under any Loan Document).

12.14Bank Product Providers

. Each Secured Bank Product Provider, by delivery of a notice to Agent of a Bank Product, agrees to be bound by the Loan Documents, including Sections 5.5, Section 12, 14.3.3 and 14.16, and agrees to indemnify and hold harmless Agent Indemnitees, to the extent not reimbursed by Obligors, against all Claims that may be incurred by or asserted against any Agent Indemnitee in connection with such provider’s Secured Bank Product Obligations.

12.15No Third Party Beneficiaries

. This Section 12 is an agreement solely among Secured Parties and Agent, and shall survive Full Payment of the Obligations. This Section 12 does not confer any rights or benefits upon Obligors or any other Person. As between Obligors and Agent, any action that Agent may take under any Loan Documents or with respect to any Obligations shall be conclusively presumed to have been authorized and directed by Secured Parties.

12.16Appointment of Agent as Security Trustee

. For the purposes of any Liens created under a U.K. Security Document, the following additional provisions shall apply, in addition to the provisions set out in this Section 12.16 or otherwise hereunder.

(a)In this Section 12.16, the following expressions have the following meanings:

“Appointee” means any receiver, administrator or other insolvency officer appointed in respect of any Obligor or its assets.

“Charged Property” means the assets of an Obligor subject to a security interest under a U.K. Security Document.

“Delegate” means any delegate, agent, attorney or co-trustee appointed by the Agent (in its capacity as security trustee).

(b)The U.K. Facility Secured Parties appoint the Agent to hold the security interests constituted by the U.K. Security Documents on trust for the U.K. Facility Secured Parties on the terms of the Loan Documents and the Agent accepts that appointment.

(c)The Agent, its subsidiaries and associated companies may each retain for its own account and benefit any fee, remuneration and profits paid to it in connection with (i) its activities under the Loan Documents; and (ii) its engagement in any kind of banking or other business with any Obligor.

(d)Nothing in this Agreement constitutes the Agent as a trustee or fiduciary of, nor shall the Agent have any duty or responsibility to, any Obligor.

(e)The Agent shall have no duties or obligations to any other Person except for those which are expressly specified in the Loan Documents or mandatorily required by applicable law.

(f)The Agent may appoint one or more Delegates on such terms (which may include the power to sub-delegate) and subject to such conditions as it thinks fit, to exercise and perform all or any of the duties, rights, powers and discretions vested in it by the U.K. Security Documents and shall not be obliged to supervise any Delegate or be responsible to any person for any loss incurred by reason of any act, omission, misconduct or default on the part of any Delegate (other than as a result of negligence or gross misconduct).

(g)The Agent may (whether for the purpose of complying with any law or regulation of any overseas jurisdiction, or for any other reason) appoint (and subsequently remove) any Person to act jointly with the Agent either as a separate trustee or as a co-trustee on such terms and subject to such conditions as the Agent thinks fit and with such of the duties, rights, powers and discretions vested in the Agent by the U.K. Security Documents as may be conferred by the instrument of appointment of that Person.

(h)The Agent shall notify the U.K. Facility Secured Parties of the appointment of each Appointee (other than a Delegate).

(i)The Agent may pay reasonable remuneration to any Delegate or Appointee, together with any costs and expenses (including legal fees) reasonably and properly incurred by the Delegate or Appointee in connection with its appointment. All such remuneration, costs and expenses shall be treated, for the purposes of this Agreement, as paid or incurred by the Agent.

(j)Each Delegate and each Appointee shall have every benefit, right, power and discretion and the benefit of every exculpation (together “Rights”) of the Agent (in its capacity as security trustee) under the U.K. Security Documents, and each reference to the Agent (where the context requires that such reference is to the Agent in its capacity as security trustee) in the provisions of the U.K. Security Documents which confer Rights shall be deemed to include a reference to each Delegate and each Appointee.

(k)Each U.K. Facility Secured Party confirms its approval of the U.K. Security Documents and authorizes and instructs the Agent: (i) to execute and deliver the U.K. Security Documents; (ii) to exercise the rights, powers and discretions given to the Agent (in its capacity as security trustee) under or in connection with the U.K. Security Documents together with any other incidental rights, powers and discretions; and (iii) to give any authorizations and confirmations to be given by the Agent (in its capacity as security trustee) on behalf of the U.K. Facility Secured Parties under the U.K. Security Documents.

(l)The Agent may accept without inquiry the title (if any) which any Person may have to the Charged Property.

(m)Each U.K. Facility Secured Party confirms that it does not wish to be registered as a joint proprietor of any security interest constituted by a U.K. Security Documents and accordingly authorizes: (a) the Agent to hold such security interest in its sole name (or in the name of any Delegate) as trustee for the U.K. Facility Secured Parties; and (b) the Land Registry (or other relevant registry) to register the Agent (or any Delegate or Appointee) as a sole proprietor of such security interest.

(n)Except to the extent that a U.K. Security Document otherwise requires, any moneys which the Agent receives under or pursuant to a U.K. Security Document may be: (a) invested in any investments which the Agent selects and which are authorized by applicable law; or (b) placed on deposit at any bank or institution (including the Agent) on terms that the Agent thinks fit, in each case in the name or under the control of the Agent, and the Agent shall hold those moneys, together with any accrued income (net of any applicable Taxes) to the order of the U.K. Facility Secured Parties, and shall pay them to the U.K. Facility Secured Parties on demand.

(o)On a disposal of any of the Charged Property which is permitted under the Loan Documents, the Agent shall (at the reasonable cost of the Obligors) execute any release of the U.K. Security Documents or other claim over that Charged Property and issue any certificates of non-crystallisation of floating charges that may be required or take any other action that the Agent considers desirable.

(p)The Agent shall not be liable for:

(i)any defect in or failure of the title (if any) which any Person may have to any assets over which security is intended to be created by a U.K. Security Document;

(ii)any loss resulting from the investment or deposit at any bank of moneys which it invests or deposits in a manner permitted by a U.K. Security Document;

(iii)the exercise of, or the failure to exercise, any right, power or discretion given to it by or in connection with any Loan Document or any other agreement, arrangement or document entered into, or executed in anticipation of, under or in connection with, any Loan Document; or

(iv)any shortfall which arises on enforcing a U.K. Security Documents.

(q)The Agent shall not be obligated to:

(i)obtain any authorization or environmental permit in respect of any of the Charged Property or a U.K. Security Documents;

(ii)hold in its own possession a U.K. Security Document, title deed or other document relating to the Charged Property or a U.K. Security Document;

(iii)perfect, protect, register, make any filing or give any notice in respect of a U.K. Security Document (or the order of ranking of a U.K. Security

Document), unless that failure arises directly from its own gross negligence or wilful misconduct; or

(iv)require any further assurances in relation to a U.K. Security Document.

(r)In respect of any U.K. Security Document, the Agent shall not be obligated to: (i) insure, or require any other person to insure, the Charged Property; or (ii) make any enquiry or conduct any investigation into the legality, validity, effectiveness, adequacy or enforceability of any insurance existing over such Charged Property.

(s)In respect of any U.K. Security Documents, the Agent shall not have any obligation or duty to any Person for any loss suffered as a result of: (i) the lack or inadequacy of any insurance; or (ii) the failure of the Agent to notify the insurers of any material fact relating to the risk assumed by them, or of any other information of any kind, unless Required Lenders have requested it to do so in writing and the Agent has failed to do so within fourteen (14) days after receipt of that request.

(t)Every appointment of a successor Agent under a U.K. Security Document shall be by deed.

(u)Section 1 of the Trustee Act 2000 shall not apply to the duty of the Agent in relation to the trusts constituted by this Agreement.

(v)In the case of any conflict between the provisions of this Agreement and those of the Trustee Act 1925 or the Trustee Act 2000, the provisions of this Agreement shall prevail to the extent allowed by law, and shall constitute a restriction or exclusion for the purposes of the Trustee Act 2000.

(w)The perpetuity period under the rule against perpetuities if applicable to this Agreement and any U.K. Security Document shall be 80 years from the date of this Agreement.

Section 13.BENEFIT OF AGREEMENT; ASSIGNMENTS.

13.1Successors and Assigns

. This Agreement shall be binding upon and inure to the benefit of Obligors, Agent, Lenders, Secured Parties, and their respective successors and assigns, except that (a) no Obligor may assign or delegate its rights or obligations under any Loan Documents; and (b) any assignment by a Lender must be made in compliance with Section 13.3. Agent may treat the Person which made any Loan as the owner thereof for all purposes until such Person makes an assignment in accordance with Section 13.3. Any authorization or consent of a Lender shall be conclusive and binding on any subsequent transferee or assignee of such Lender.

13.2Participations.

13.2.1Permitted Participants; Effect. Subject to Section 13.3.3, any Lender may sell to a financial institution (“Participant”) a participating interest in the rights and obligations of such Lender under any Loan Documents. Despite any sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, it shall remain solely responsible to the other parties hereto for performance of such obligations, it shall remain the holder of its Loans and Commitments for all purposes, all amounts payable by the applicable Borrower Group shall be determined as if it had not sold such participating interests, and Borrowers and Agent shall continue to deal solely and directly with such Lender in connection with the Loan Documents. Each Lender shall be solely responsible for notifying its Participants of any matters under the Loan Documents, and Agent and the other Lenders shall not have any obligation or liability to any such Participant. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.8 unless Borrowers agree otherwise in writing.

13.2.2Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, waiver or other modification of a Loan Document other than that which forgives principal, interest or fees, reduces the stated interest rate or fees payable with respect to any Loan or Commitment in which such Participant has an interest, postpones the U.S. Commitment Termination Date or the U.K. Commitment Termination Date, as applicable, or any date fixed for any regularly scheduled payment of principal, interest or fees on such Loan or Commitment, or releases any Borrower, Guarantor or substantially all Collateral.

13.2.3Participant Register. Each Lender that sells a participation shall, acting as a non-fiduciary agent of Borrowers (solely for tax purposes), maintain a register in which it enters the Participant’s name, address and interest in Commitments, Loans (and stated interest) and LC Obligations. Entries in the register shall be conclusive, absent manifest error, and such Lender shall treat each Person recorded in the register as the owner of the participation for all purposes, notwithstanding any notice to the contrary. No Lender shall have an obligation to disclose any information in such register except to the extent necessary to establish that a Participant’s interest is in registered form under the Code.

13.2.4Benefit of Setoff. Each Participant shall have a right of set-off in respect of its participating interest to the same extent as if such interest were owing directly to a Lender, and each Lender shall also retain the right of set-off with respect to any participating interests sold by it. By exercising any right of set-off, a Participant agrees to share with Lenders all amounts received through its set-off, in accordance with Section 12.5 as if such Participant were a Lender.

13.3Assignments.

13.3.1Permitted Assignments. A Lender may assign to an Eligible Assignee any of its rights and obligations under the Loan Documents, as long as (a) each assignment is of a constant, and not a varying, percentage of the transferor Lender’s rights and obligations under the Loan Documents and, in the case of a partial assignment, is in a minimum principal amount of $5,000,000 (unless otherwise agreed by Agent in its discretion and, if no Event of Default exists which is continuing at such time, U.S. Borrower Agent) and integral multiples of $1,000,000 in excess of that amount; (b) except in the case of an assignment in whole of a Lender’s rights and obligations, the aggregate amount of the Commitments retained by the transferor Lender is at least $5,000,000 (unless otherwise agreed by Agent in its discretion, and if no Event of Default exists which is continuing at such time, U.S. Borrower Agent); and (c) the parties to each such assignment shall execute and deliver an Assignment to Agent for acceptance and recording. Nothing herein shall limit the right of a Lender to pledge or assign any rights under the Loan Documents to secure obligations of such Lender, including a pledge or assignment to a Federal Reserve Bank; provided, that no such pledge or assignment shall release the Lender from its obligations hereunder nor substitute the pledgee or assignee for such Lender as a party hereto.

13.3.2Effect; Effective Date. Upon delivery to Agent of a fully executed and completed Assignment accompanied by a processing fee of $3,500 (unless otherwise agreed by Agent in its discretion), the assignment specified therein shall be effective as provided in the Assignment as long as it complies with this Section 13.3. From such effective date, the Eligible Assignee shall for all purposes be a Lender under the Loan Documents, and shall have all rights and obligations of a Lender thereunder. Upon consummation of an assignment, the transferor Lender, Agent and Borrowers shall make appropriate arrangements for issuance of replacement and/or new notes, if applicable. The transferee Lender shall comply with Section 5.9 and deliver, upon request, an administrative questionnaire reasonably satisfactory to Agent.

13.3.3Certain Assignees. No assignment or participation may be made to an Obligor, an Affiliate of an Obligor, a Defaulting Lender or a natural person (or a holding company, investment vehicle or trust for, owned and operated for the primary benefit of a natural person). Agent shall have no obligation to determine whether any assignment is permitted under the Loan Documents. Any assignment by a Defaulting Lender must be accompanied by satisfaction of its outstanding obligations under the Loan Documents in a manner reasonably satisfactory to Agent, including payment by the Defaulting Lender or Eligible Assignee of an amount sufficient upon distribution (through direct payment, purchases of participations or other methods acceptable to Agent in its discretion) to satisfy all funding and payment liabilities of the Defaulting Lender. If any assignment by a Defaulting Lender (by operation of law or otherwise) does not comply with the foregoing, the assignee shall be deemed a Defaulting Lender for all purposes until compliance occurs.

13.3.4Register. Agent, acting as a non-fiduciary agent of Borrowers (solely for tax purposes), shall maintain (a) a copy (or electronic equivalent) of each Assignment and Acceptance delivered to it, and (b) a register for recordation of the names, addresses and Commitments of, and the Loans, interest and LC Obligations owing to, each Lender. Entries in the register shall be conclusive, absent manifest error, and Borrowers, Agent and Lenders shall treat each Person recorded in such register as a Lender for all purposes under the Loan Documents, notwithstanding any notice to the contrary. Agent may choose to show only one Borrower as the borrower in the register, without any effect on the liability of any Obligor with respect to the Obligations. The register shall be available for inspection by Borrowers or any Lender, from time to time upon reasonable notice.

13.4Replacement of Certain Lenders

. If a Lender (a) within the last 120 days failed to give its consent to any amendment, waiver or action for which consent of all Lenders was required and Required Lenders consented, (b) is a Defaulting Lender, or (c) within the last 120 days gave a notice under Section 3.5 or requested payment or compensation under Section 3.7 or 5.8 (and has not designated a different Lending Office pursuant to Section 3.8), then Agent or Borrower Agent may, upon 10 days’ notice to such

Lender, require it to assign its rights and obligations under the Loan Documents to Eligible Assignee(s), pursuant to appropriate Assignment(s), within 20 days after the notice. Agent is irrevocably appointed as attorney-in-fact to execute any such Assignment if the Lender fails to execute it. Such Lender shall be entitled to receive, in cash, concurrently with such assignment, all amounts owed to it under the Loan Documents through the date of assignment.

13.5Lender Loss Sharing Agreement.

(a)The provisions of this Section 13.5 are established for the purposes of allocating risks between and among the Lenders. Each of the Lenders are providing the financing arrangements contemplated by this Agreement in reliance upon each other Lender and Agent agreeing to the terms of this Section 13.5.

(b)On the CAM Exchange Date:

(i)the U.S. Commitments and the U.K. Commitments shall be deemed to have terminated in accordance with Section 11.2;

(ii)each U.S. Lender shall fund its participation in any outstanding U.S. Swingline Loans and U.S. Protective Advances in accordance with Sections 2.1.6 and 4.1.3 and each U.K. Lender shall fund its participation in any outstanding U.K. Swingline Loans and U.K. Protective Advances in accordance with Sections 2.1.6 and 4.1.3;

(iii)each U.S. Lender shall fund its participation in any unreimbursed drawings made under the U.S. Letters of Credit pursuant to Section 2.2.2(b) and each U.K. Lender shall fund its participation in any unreimbursed drawings made under the U.K. Letters of Credit pursuant to Section 2.3.2(b);

(iv)the Lenders shall purchase in Dollars at par interests in the Dollar Equivalent of the Designated Obligations under each of the U.S. and U.K. facilities (and shall make payments to Agent for reallocation to other Lenders to the extent necessary to give effect to such purchases) and shall assume the obligations to reimburse any Issuing Bank for unreimbursed drawings under outstanding Letters of Credit under such facility such that, in lieu of the interests of each Lender in the Designated Obligations under the U.S. Commitments and the U.K. Commitments in which it shall participate immediately prior to the CAM Exchange Date, such Lender shall own an interest equal to such Lender’s CAM Percentage in each component of the Designated Obligations immediately following the CAM Exchange.

(c)Each Lender and each Person acquiring a participation from any Lender as contemplated by this Section 13.5 hereby consents and agrees to the CAM Exchange.

(d)As a result of the CAM Exchange, from and after the CAM Exchange Date, each payment received by Agent pursuant to any Loan Document in respect of any of the Designated Obligations shall be distributed to the Lenders, pro rata in accordance with their respective CAM Percentages.

(e)In the event that on or after the CAM Exchange Date, the aggregate amount of the Designated Obligations shall change as a result of the making of a disbursement under a Letter of Credit by an Issuing Bank that is not reimbursed by the Obligors, then each Lender shall promptly reimburse the Issuing Bank for its CAM Percentage of such unreimbursed payment.

(f)Notwithstanding any other provision of this Section 13.5, Agent and each Lender agree that if Agent or a Lender is required under Applicable Law to withhold or deduct any taxes or other amounts from payments made by it hereunder or as a result hereof, such Person shall be entitled to withhold or deduct such amounts and pay over such taxes or other amounts to the applicable Governmental Authority imposing such tax without any obligation to indemnify Agent or any Lender with respect to such amounts and without any other obligation of gross up or offset with respect thereto and there shall be no recourse whatsoever by Agent or any Lender subject to such withholding to Agent or any other Lender making such withholding and paying over such amounts, but without diminution of the rights of Agent or such Lender subject to such withholding as against Borrowers and the other Obligors to the extent (if any) provided in this Agreement and the other Loan Documents. Any amounts so withheld or deducted shall be treated as, for the purpose of this Agreement, having been paid to Agent or such Lender with respect to which such withholding or deduction was made.

(g)This Section 13.5 is solely for the benefit of Agent and Lenders and is not enforceable by, and may be amended without the consent of, any of the Obligors.

(h)As used in this Section, the term “Designated Obligations” means all Obligations of Borrowers with respect to (i) principal and interest under the Loans, (ii) unreimbursed drawings under Letters of Credit and interest hereon, and (iii) fees under Section 3.2.

Section 14.MISCELLANEOUS.

14.1Consents, Amendments and Waivers

14.1.1Amendment. No modification of a Loan Document shall be effective without the prior written agreement of Agent (with the consent of Required Lenders) and each Obligor party to such Loan Document; provided, that:

(a)without the prior written consent of Agent, no modification shall alter any provision in a Loan Document that relates to any rights, duties or discretion of Agent;

(b)without the prior written consent of Issuing Bank, no modification shall alter Section 2.2, 2.3 or any other provision in a Loan Document that relates to Letters of Credit or any rights, duties or discretion of Issuing Bank;

(c)without the prior written consent of each affected Lender, including a Defaulting Lender, no modification shall (i) increase the Commitment of such Lender; (ii) reduce the amount of, or waive or delay payment of, any principal, interest or fees payable to such Lender (except as provided in Section 4.2 and excluding (A) any waiver of the Default Rate of interest~~)~~ and (B) any ESG-Related Pricing Adjustment constituting a reduction not to exceed 0.05% with respect to the Applicable Margin or 0.01% with respect to each of the U.S. Unused Line Fee Rate and U.K. Unused Line Fee Rate; (iii) extend the Maturity Date, U.S. Commitment Termination Date or U.K. Commitment Termination Date, applicable, to such Lender’s Obligations; or (iv) amend this clause (c); and

(d)without the prior written consent of all Lenders (except any Defaulting Lender), no modification shall (i) alter Section 5.5.2 or any other provision hereof in a manner that would have the effect of altering the ratable reduction of Commitments or the pro rata sharing of payments otherwise required hereunder; (ii) alter this Section 14.1.1; (iii) amend the definition of (A) Pro Rata, (B) Required Lenders, or (C) U.K. Borrowing Base, U.S. Borrowing Base, U.K. Unbilled Accounts Formula Amount, U.S. Unbilled Accounts Formula Amount, U.K. Billed Accounts Formula Amount or U.S. Billed Accounts Formula Amount (or any defined term used in such definitions) if the effect of such amendment is to increase borrowing availability; (iv) subordinate, or have the effect of subordinating, all or substantially all of the Obligations hereunder to any other Debt or other obligation; (v) subordinate, or have the effect of subordinating, all or substantially all of the Liens securing the Obligations to Liens securing any other Debt or other obligation; (vi) release all or substantially all Collateral; (vii) except in connection with a merger, disposition or similar transaction expressly permitted hereby, release any Obligor from liability for any Obligations; or (viii) change any Loan Document provision requiring consent or action by all Lenders.

14.1.2Limitations. Notwithstanding anything in any Loan Document to the contrary, Agent may make or adopt ~~Alternative Currency Conforming Changes and Benchmark Replacement~~ Conforming Changes from time to time and any amendment or notice implementing such changes will become effective without further action or consent of any other party; provided, that Agent shall post or otherwise provide same to Borrowers and Lenders reasonably promptly after it becomes effective. No agreement of any Obligor shall be required for any Modification of a Loan Document that deals solely with the rights and duties of Lenders, Issuing Bank and/or Agent as among themselves. Only the consent of the parties to any agreement relating to fees or a Bank Product shall be required for Modification of such agreement, and no Bank Product provider (in such capacity) shall have any right to consent to Modification of any Loan Document. Any waiver or consent granted by Agent, Issuing Bank or Lenders hereunder shall be effective only if in writing and only for the matter specified.

14.1.3Corrections. Without action or consent by any other party to this Agreement, (a) Agent and Borrower Agent may amend a Loan Document to cure an ambiguity, omission, mistake, typographical error, or other defect in any provision, schedule or exhibit thereof; and (b) Agent may revise Schedule 1.1 to reflect changes in Commitments from time to time.

14.2Indemnity

. EACH OBLIGOR SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES AGAINST ANY CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE, INCLUDING CLAIMS ASSERTED BY ANY OBLIGOR OR OTHER PERSON OR ARISING FROM THE NEGLIGENCE OF AN INDEMNITEE. Notwithstanding the foregoing, in no event shall any Obligor party to a Loan Document have any obligation thereunder to indemnify or hold harmless an Indemnitee with respect to a Claim that (a)

is determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence or willful misconduct of such Indemnitee, (b) results from a claim brought by any Obligor against an Indemnitee for material breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Obligor has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction, or (c) results from a claim solely among Indemnitees (other than (i) claims against an Indemnitee in its capacity or fulfilling its role as an Agent, Issuing Bank, Swingline Lender or an arranger or a similar role and (ii) claims resulting directly or indirectly from acts or omissions of any Obligor or Subsidiary); provided, that the Obligors’ obligation to indemnify the Indemnitees with respect to fees and expenses of legal counsel shall be limited to the reasonable and documented or invoiced out-of-pocket legal fees and expenses of one firm of counsel for all such Indemnitees, taken as a whole, and, if necessary, of a single firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such Indemnitees, taken as a whole, and, solely in the case of an actual or reasonably perceived conflict of interest where the Indemnitee affected by such conflict notifies Borrower Agent of the existence of such conflict and thereafter retains its own counsel, by such other one firm of counsel for such affected Indemnitee.

14.3Notices and Communications

14.3.1Notice Address. Subject to Section 14.3.2, all Communications by or to a party hereto shall be in writing and shall be given to any Obligor, at Borrower Agent’s address shown on the signature pages hereof, and to any other Person at its address shown on the signature pages hereof (or, in the case of a Person who becomes a Lender after the Closing Date, at the address shown on its Assignment), or at such other address as a party may hereafter specify by notice in accordance with this Section 14.3. In addition, a Communication from Agent to Lenders or Borrowers may, to the extent permitted by law, be delivered electronically (i) by transmitting the Communication to the electronic address specified to Agent in writing by the applicable Lender or Borrower Agent from time to time, or (ii) by posting the Communication on a website and sending the Lender or Borrower Agent notice (electronically or otherwise) that the Communication has been posted and providing instructions (at such time or prior to delivery of such Communication) for viewing it. Each Communication shall be effective only (a) if given by facsimile transmission, when transmitted to the applicable facsimile number, if confirmation of receipt is received; (b) if given by mail, three Business Days after deposit in the U.S. mail, with first-class postage pre-paid, addressed to the applicable address; (c) if given by personal delivery, when duly delivered to the notice address with receipt acknowledged; or (d) if provided electronically by Agent to Lenders or Borrowers, when the Communication (or notice advising of its posting to a website) is sent to the Lender’s or Borrower Agent’s electronic address. Notwithstanding the foregoing, no notice to Agent pursuant to Section 2.1.4, 2.2, 2.3, 3.1.2 or 4.1.1 shall be effective until actually received by the individual to whose attention at Agent such notice is required to be sent. Any written Communication not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party. Any notice received by Borrower Agent shall be deemed received by all Obligors.

14.3.2Communications. Electronic and telephonic Communications (including e-mail, messaging, voice mail and websites) may be used only in a manner acceptable to Agent.

Agent makes no assurance as to the privacy or security of electronic or telephonic Communications. E-mail and voice mail shall not be effective notices under the Loan Documents.

14.3.3Platform. Borrower Materials shall be delivered pursuant to procedures approved by Agent, including electronic delivery (if requested by Agent) to an electronic system maintained by it (“Platform”). Borrower Agent shall notify Agent of each posting of Borrower Materials on the Platform and the materials shall be deemed received by Agent only upon its receipt of such notice. Communications and other information relating to this credit facility may be made available to Secured Parties on the Platform. The Platform is provided “as is” and “as available.” Agent does not warrant the accuracy or completeness of any information on the Platform nor the adequacy or functioning of the Platform, and expressly disclaims liability for any errors or omissions in the Borrower Materials or any issues involving the Platform. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS, OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY AGENT WITH RESPECT TO BORROWER MATERIALS OR THE PLATFORM. No Agent Indemnitee shall have any liability to Obligors, Secured Parties or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) relating to use by any Person of the Platform, including any unintended recipient, nor for delivery of Borrower Materials and other information via the Platform, internet, e-mail, or any other electronic platform or messaging system. Agent may, but is not obligated to, make Communications available to Obligors and Lenders by posting them on IntraLinksTM, DebtDomain, SyndTrak, ClearPar or other electronic platform.

14.3.4Public Information. Obligors and Secured Parties acknowledge that “public” information may not be segregated from material non-public information on the Platform. Secured Parties acknowledge that Borrower Materials may include Obligors’ material non-public information, which should not be made available to personnel who do not wish to receive such information or may be engaged in trading, investment or other market-related activities with respect to an Obligor’s securities.

14.3.5Non-Conforming Communications. Agent and Lenders may rely on any Communication purportedly given by or on behalf of an Obligor even if it was not made in a manner specified herein, incomplete or not confirmed, or if the terms thereof, as understood by the recipient, varied from an earlier Communication or later confirmation. Each Obligor shall indemnify and hold harmless each Indemnitee from any liabilities, losses, costs and expenses arising from any electronic or telephonic Communication purportedly given by or on behalf of any Obligor.

14.3.6Reliance on Communications. No Secured Party shall be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with an Electronic Signature transmitted by telecopy, emailed .pdf or other electronic means). Secured Parties may rely on, and shall incur no liability under or in respect of any Loan Document by acting on, any Communication (which may be a fax, electronic message, internet or intranet website posting, or other distribution, or signed by an Electronic Signature) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof). Agent shall be entitled to rely on the e-mail addresses and telephone numbers provided by Obligors, Lenders and their authorized representatives. Each Obligor hereby waives (a) any argument, defense or right to contest the legal effect, validity or enforceability of any Loan Document or other Communication based solely on the lack of a paper original copy thereof, and (b) waives any claim against any Indemnitee for liabilities arising from its reliance on or use of Electronic Signatures, including liabilities relating to an Obligor’s failure to use a security measure in connection with execution, delivery or transmission of an Electronic Signature.

14.4Performance of Obligors’ Obligations

. Agent may, in its discretion at any time and from time to time, at Obligors’ expense, pay any amount or do any act required of an Obligor under any Loan Documents or otherwise lawfully requested by Agent to (a) enforce any Loan Documents or collect any Obligations; (b) protect, insure, maintain or realize upon any Collateral; or (c) defend or maintain the validity or priority of Agent’s Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien. All payments, costs and expenses (including Extraordinary Expenses) of Agent under this Section shall be reimbursed to Agent by Obligors, on demand, with interest from the date incurred until paid in full, at the Default Rate applicable to U.S. Base Rate Loans. Any payment made or action taken by Agent under this Section shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.

14.5Credit Inquiries

. Agent and Lenders may (but shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning any Obligor or Subsidiary.

14.6Severability

. Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under Applicable Law. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect.

14.7Cumulative Effect; Conflict of Terms

. The provisions of the Loan Documents are cumulative. The parties acknowledge that the Loan Documents may use several limitations or measurements to regulate similar matters, and they agree that these are cumulative and that each must be performed as provided. Except as otherwise provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document, the provision herein shall govern and control.

14.8Execution

; Electronic Records. Any Loan Document, including any required to be in writing, may (if agreed by Agent) be in the form of an Electronic Record and may be executed using Electronic Signatures. An Electronic Signature on or associated with any Communication shall be valid and binding on each Obligor and other party thereto to the same extent as a manual, original signature, and any Communication entered into by Electronic Signature shall constitute the legal, valid and binding obligation of each party, enforceable to the same extent as if a manually executed original signature were delivered. A Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. The parties may use or accept manually signed paper Communications converted into electronic form (such as scanned into pdf), or electronically signed Communications converted into other formats, for transmission, delivery and/or retention. Agent and Lenders may, at their option, create one or more copies of a Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of the Person’s business, and may destroy the original paper document. Any Communication in the form or format of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything herein, (a) Agent is under no obligation to accept an Electronic Signature in any form unless expressly agreed by it pursuant to procedures approved by it; (b) each Secured Party shall be entitled to rely on any Electronic Signature purportedly given by or on behalf of an Obligor without further verification and regardless of the appearance or form of such Electronic Signature; and (c) upon request by Agent, any Loan Document using an Electronic Signature shall be promptly followed by a manually executed original counterpart.

14.9Entire Agreement

. This Agreement shall be effective when executed by Agent and when Agent has received counterparts hereof that, taken together, bear the signature of each other party hereto. Time is of the essence with respect to all Loan Documents and Obligations. The Loan Documents constitute the entire agreement, and supersede all prior understandings and agreements, among the parties relating to the subject matter thereof.

14.10Relationship with Lenders

. The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or Commitments of any other Lender. Amounts payable hereunder to each Lender shall be a separate and independent debt. It shall not be necessary for Agent or any other Lender to be joined as an additional party in any proceeding for such purposes. Nothing in this Agreement and no action of Agent, Lenders or any other Secured Party pursuant to the Loan Documents or otherwise shall be deemed to constitute Agent and any Secured Party to be a partnership, joint venture or similar arrangement, nor to constitute control of any Obligor.

14.11No Advisory or Fiduciary Responsibility

. In connection with all aspects of each transaction contemplated by any Loan Document, Obligors acknowledge and agree that (a)(i) this credit facility and any arranging or other services by Agent, any Lender, any of their Affiliates or any arranger are arm’s-length commercial transactions between Obligors and their Affiliates, on one hand, and Agent, any Lender, any of their Affiliates or any arranger, on the other hand; (ii) Obligors have consulted their own legal, accounting, regulatory, tax and other advisors to the extent they have deemed appropriate; and (iii) Obligors are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated by the Loan Documents; (b) each of Agent, Lenders, their Affiliates and any arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Obligors, their Affiliates or any other Person, and has no obligation with respect to the transactions contemplated by the Loan Documents except as expressly set forth therein; and (c) Agent, Lenders, their Affiliates and any arranger may be engaged in a broad range of transactions that involve interests that differ from those of Obligors and their Affiliates, and have no obligation to disclose any of such interests to Obligors or their Affiliates. To the fullest extent permitted by Applicable Law, each Obligor hereby waives and releases any claims that it may have against Agent, Lenders, their Affiliates and any arranger with respect to any breach of agency or fiduciary duty in connection with any transaction contemplated by a Loan Document.

14.12Confidentiality

. Each of Agent, Lenders and Issuing Bank shall maintain the confidentiality of all Information (as defined below), except that Information may be disclosed (a) to its Affiliates, and to its and their partners, directors, officers, employees, agents, auditors, advisors, attorneys, consultants, service providers and other representatives (provided they are informed of the confidential nature of the Information and instructed to keep it confidential); (b) to the extent requested by any governmental, regulatory or self-regulatory authority purporting to have jurisdiction over it or its Affiliates (in which case Agent, the applicable Lender or the Issuing Bank, as applicable, will endeavor to inform Borrower Agent promptly thereof to the extent not prohibited by Applicable Law); (c) to the extent required by Applicable Law or by any subpoena or other legal process (in which case Agent, the applicable Lender or the Issuing Bank, as applicable, will endeavor to inform Borrower Agent promptly thereof to the extent not prohibited by Applicable Law or such subpoena or legal process); (d) to any other party hereto; (e) in connection with any action or proceeding relating to any Loan Documents or Obligations; (f) subject to an agreement containing provisions substantially the same as this Section, to any Transferee or any actual or prospective party (or its advisors) to any Bank Product or to any swap, derivative or other transaction under which payments are to be made by reference to an Obligor or Obligor’s obligations; (g) to the extent such Information is (i) publicly available other than as a result of a breach of this Section, (ii) available to Agent, any Lender, Issuing Bank or any of their Affiliates on a nonconfidential basis from a source other than Obligors or any Subsidiary and such source is not known by Agent, such Lender or Issuing Bank to be bound by confidentiality provisions with Obligors, or (iii) independently discovered or developed by a party hereto without utilizing any Information or violating this Section; (h) on a confidential basis to a provider of a Platform; or (i) with the consent of Borrower Agent. Obligors consent to the publication by Agent and Lenders of customary advertising material relating to transactions contemplated hereby, using the names, product photographs, logos or trademarks of Obligors and Subsidiaries. Agent and Lenders may disclose information regarding this Agreement and the credit facility hereunder to market data collectors, similar service providers to the lending industry, and service providers to Agent and Lenders in connection with the Loan Documents and Commitments. As used herein, “Information” means information received from an Obligor or Subsidiary relating to it or its business that is identified as confidential when delivered. A Person required to maintain confidentiality of Information pursuant to this Section shall be deemed to have complied if it exercises the same degree of care that accorded its own confidential information. Each of Agent, Lenders and Issuing Bank acknowledges that (i) Information may include material non-public information; (ii) it has developed compliance procedures regarding the use of such information; and (iii) it will handle the material non-public information in accordance with Applicable Law.

14.13GOVERNING LAW

. UNLESS EXPRESSLY PROVIDED IN ANY LOAN DOCUMENT, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ALL CLAIMS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES EXCEPT FEDERAL LAWS RELATING TO NATIONAL BANKS.

14.14Consent to Forum

14.14.1Forum. EACH OBLIGOR HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE COURT SITTING IN NEW YORK COUNTY, NEW YORK, OR THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, IN ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT. EACH OBLIGOR IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING ANY SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 14.3.1. A final judgment in any proceeding of any such court shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or any other manner provided by Applicable Law.

14.14.2Other Jurisdictions. Nothing herein shall limit the right of Agent or any Lender to bring proceedings against any Obligor in any other court, nor limit the right of any party to serve process in any other manner permitted by Applicable Law. Nothing in this Agreement shall be deemed to preclude enforcement by Agent of any judgment or order obtained in any forum or jurisdiction.

14.14.3Process Agent. Without prejudice to any other mode of service allowed under any relevant law, U.K. Domiciled Obligors and each other Obligor organized outside the United States (a) irrevocably appoints Helix as its agent for service of process in relation to any action or proceeding arising out of or relating to any Loan Documents, and (b) agrees that failure by a process agent to notify such Obligor of any process will not invalidate the proceedings concerned. For purposes of clarity, nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

14.15Waivers by Obligors

. To the fullest extent permitted by Applicable Law, each Obligor waives (a) the right to trial by jury (which each Secured Party hereby also waives) in any proceeding or dispute of any kind relating in any way to any Loan Documents, Obligations or Collateral; (b) presentment, demand, protest, notice of presentment, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any commercial paper, accounts, documents, instruments, chattel paper and guaranties at any time held by Agent on which a Obligor may in any way be liable, and hereby ratifies anything Agent may do in this regard; (c) notice prior to taking possession or control of any Collateral; (d) any bond or security that might be required by a court prior to allowing Agent to exercise any rights or remedies; (e) the benefit of all valuation, appraisement and exemption laws; (f) any claim against an Indemnitee on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any Enforcement Action, Obligations, Loan Documents or transactions relating thereto; and (g) notice of acceptance hereof. Each Obligor acknowledges that the foregoing waivers are a material inducement to Agent, Issuing Bank and Lenders entering into this Agreement and that they are relying upon the foregoing in their dealings with Obligors. Each Obligor has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

14.16Acknowledgement Regarding Supported QFCs

. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

14.16.1Covered Party. If a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regimes if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. If a Covered Party or BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regimes if the Supported QFC and Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

14.16.2Definitions. As used in this Section, (a) ”BHC Act Affiliate” means an “affiliate,” as defined in and interpreted in accordance with 12 U.S.C. §1841(k); (b) ”Default Right” has the meaning assigned in and interpreted in accordance with 12 C.F.R. §§252.81, 47.2 or 382.1, as applicable; and (c) ”QFC” means a “qualified financial contract,” as defined in and interpreted in accordance with 12 U.S.C. §5390(c)(8)(D).

14.17Acknowledgement and Consent to Bail-In of Affected Financial Institutions

. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the parties, each party hereto (including each Secured Party) acknowledges that, with respect to any Secured Party that is an Affected Financial Institution, any liability of such Secured Party arising under a Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority, and each party hereto agrees and consents to, and acknowledges and agrees to be bound by, (a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liability which may be payable to it by such Secured Party; and (b) the effects of any Bail-in Action on any such liability, including (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under any Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of any Write-Down and Conversion Powers.

14.18Patriot Act Notice

. Agent and Lenders hereby notify Obligors that pursuant to the Patriot Act, Agent and Lenders are required to obtain, verify and record information that identifies each Obligor, including its legal name, address, tax ID number and other information that will allow Agent and Lenders to identify it in accordance with the Patriot Act. Agent and Lenders will also require information regarding any personal guarantor and may require information regarding Obligors’ management and owners, such as legal name, address, social security number and date of birth. Obligors shall, promptly upon request, provide all documentation and other information as Agent, Issuing Bank or any Lender may request from time to time for purposes of complying with any “know your customer,” anti-money laundering or other requirements of Applicable Law, including the Patriot Act and Beneficial Ownership Regulation.

14.19UK “know your customer” requirements.

14.19.1If (a) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement; (b) any change in the status of a U.K. Domiciled Obligor after the date of this Agreement; (c) a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer; or (d) any law, regulation, applicable market guidance or internal policy in relation to the period review and/or updating of customer information obliges the Agent or any Lender (or, in the case of paragraph (c) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each U.K. Domiciled Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (c) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (c) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Loan Documents.

14.19.2Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Loan Documents.

14.20NO ORAL AGREEMENT

. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN THE PARTIES.

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